PROSPECTUS



                         720,000 SHARES OF COMMON STOCK


                        OFFERING PRICE $10.00 PER SHARE


                              (1ST COLONIAL LOGO)

     1st Colonial Bancorp, Inc. is the holding company for 1st Colonial National Bank, Collingswood, New Jersey, a nationally chartered commercial bank that opened for business in June 2000.


     We are offering for sale 720,000 shares of our common stock in an underwritten public offering. The offering price is $10.00 per share.



     Our common stock is currently traded on the OTC Bulletin Board under the symbol "FCOB." However, the trading market is not active. The last reported sale price for our common stock was $10.25 per share on April 14, 2004. As of April 20, 2004, the bid and asked prices for our common stock were $10.25 and $11.25 per share, respectively.


     The shares covered by this prospectus have been registered under the Securities Act of 1933. Concurrently with that registration, we have also registered, on behalf of selling shareholders, 97,024 shares of common stock issuable by us upon the exercise of outstanding warrants. We have agreed to bear all expenses of registration of these shares under federal and state securities laws. The holders of these warrants have agreed not to sell or otherwise dispose of, for a period of 180 days from the conclusion of this offering, any shares of our common stock that they own or acquire. Please also see the Risk Factor pertaining to these shares on page 10.

     INVESTING IN THE COMMON STOCK INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE INFORMATION CONTAINED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 7 BEFORE MAKING YOUR INVESTMENT DECISION.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SECURITIES OFFERED BY THIS PROSPECTUS ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.


                                                              PER SHARE     TOTAL
                                                              ---------   ----------
Public offering price.......................................   $10.00     $7,200,000
Underwriting commissions we will pay........................   $  .69     $  494,000
Net proceeds to 1st Colonial Bancorp, Inc., before our
  expenses..................................................   $ 9.31     $6,706,000



     This is a firm commitment underwriting. We will pay underwriting commissions for the sale of the shares of common stock to the public. The underwriting commission assumes all shares are sold to the public; however, we will pay a reduced commission on shares sold to our officers and directors. The underwriter has been granted a 30-day option to purchase up to an additional 108,000 shares to cover over-allotments, if any. See "Underwriting."


                                RYAN BECK & CO.


                                 April 20, 2004

                                                      (COLONIAL LOGO)

                                                                           (MAP)

                                    SUMMARY

     The following summary contains all of the material terms of the offering, but is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the financial statements (including the notes thereto) appearing in this prospectus. In this prospectus, the term "1st Colonial" refers to 1st Colonial Bancorp, Inc., the term the "bank" refers to 1st Colonial National Bank, and the terms "us," "we" and "our" refer to 1st Colonial or the bank, as the context may require.

                           1ST COLONIAL BANCORP, INC.

WHO WE ARE

     1st Colonial Bancorp, Inc. is a bank holding company headquartered in Collingswood, New Jersey, and the parent company of 1st Colonial National Bank. We became the holding company for the bank on June 30, 2002. The bank is a national bank that opened for business on June 30, 2000, and provides a wide range of business and consumer financial services through its main office located in Collingswood, New Jersey and a branch office located in Westville, New Jersey.

     Emphasizing customer service, access to decision makers and responsive turnaround time on credit applications, we have grown quickly, achieving profitability during our seventh month of existence. At December 31, 2003, we had $118.1 million in assets, $66.6 million in loans, and $104.3 million in deposits. These amounts reflect increases of $19.8 million or 20.1%, $12.4 million or 22.8% and $21.4 million or 25.8%, respectively, from our assets, loans and deposits of $98.3 million, $54.2 million and $82.9 million, respectively, at December 31, 2002. For the year ended December 31, 2003, we had net income of $500,000, or $0.35 per share.

     Our goal is to further increase our assets, deposits and net income by continuing to stress customer service and our identity as a locally operated community bank. We compete with many existing and larger financial institutions in our geographic market by emphasizing personalized service and responsive decision making. We strive to maintain a stable employee base, which leads to customer loyalty and retention. Our management team is led by Gerard M. Banmiller, our president and chief executive officer, and James E. Strangfeld, our executive vice president and senior loan officer. Each of these gentlemen has over 30 years of banking experience, most of which has been in the markets that we serve.

     As a bank holding company registered under the Bank Holding Company Act of 1956, we are subject to the supervision and regulation of the Board of Governors of the Federal Reserve System. The bank is chartered as a national bank by Office of the Comptroller of the Currency (OCC), and its deposits are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation (FDIC). The bank's operations are subject to supervision and regulation by the FDIC and the OCC. For more information, please see the section of this prospectus entitled "Supervision and Regulation."

     Since opening in June 2000, we have accomplished the following:

     - Reported 12 consecutive quarters of profitability after becoming profitable in the first quarter of 2001, our third quarter of operations, and achieved earnings of $500,000 for the year ended December 31, 2003;

     - Implemented a strong credit culture which has resulted in no non-performing loans and no non-performing assets as of December 31, 2003;

     - Assembled a management and lending team of six people who collectively have more than 215 years of banking experience;

     - Opened our second full service banking office in Westville, New Jersey;

     - Established our local identity in the communities we serve through an extensive marketing campaign that includes sponsoring a wide variety of civic and charitable events; and

     - Assembled a board of directors consisting of recognized local business people and civic leaders.

     Our principal executive offices are located at 1040 Haddon Avenue, Collingswood, NJ 08108, and our telephone number is (856) 858-1100.

OUR MARKET AREA

     We are located in the southwestern part of New Jersey, approximately five miles east of the City of Philadelphia, Pennsylvania, which is the fifth largest city in the United States. Our market area consists of the greater Cherry Hill, New Jersey area and the Borough of Westville, New Jersey. Our target market includes the towns of Collingswood, Cherry Hill, Haddonfield and Westville.

BUSINESS STRATEGY

     Our mission is to become the leading community bank in our market area by meeting the credit needs of local businesses and residents, providing relationship banking and customer service that is superior to the larger banks in our market area, and offering products and services responsive to local needs. We intend to increase our market share and presence by opening additional branch offices at convenient and strategic locations and through growth at our existing offices.

     We target small and mid-sized businesses as well as professional practices such as lawyers, medical doctors and accountants in our market area. In addition, we have had success marketing our deposit account services to local government entities such as municipalities, school districts and public authorities. This success is largely due to the experience and reputation of our management in serving municipal and local government entities in our marketplace. These deposit relationships are typically operating accounts and longer-term certificates of deposit, which we believe are a stable source of funding for us.

     We actively pursue business relationships with our targeted clientele through diligent calling efforts and by capitalizing on our knowledge of the market and pre-existing business relationships. Our goal is to establish deposit and lending relationships that are based on service, will result in long-standing relationships and will lead to referrals from our satisfied customers.

     As an added convenience for our government and business customers, we began offering courier pick-up and delivery services to these customers in 2003. We also are planning to add up to two full-service branches by the first quarter of 2006, although we have no definitive arrangements to establish any branches at this time.

     An important element of our strategy is to capitalize on the prior experience of our management team in our market, as well as their pre-existing business relationships. Prior to organizing the bank, our president, Gerard M. Banmiller, helped organize Community National Bank of New Jersey located in Camden County, New Jersey, and served as its president from 1987 until its sale in 1998. James E. Strangfeld, the bank's executive vice president, directed various business and consumer banking operations for the southern New Jersey divisions of two large regional banks from 1986 to 2000. Many of the bank's customers, including governmental entities and local businesses, were customers of Mr. Banmiller and Mr. Strangfeld in their prior positions. It is a fundamental belief of management that having knowledge of our local markets facilitates a bank's deposit gathering capabilities and its ability to make sound credit decisions. This extensive knowledge of our local markets has allowed us to develop and implement a highly focused and disciplined approach to deposit and lending relationships with the customers in our market area.

     We believe that our knowledge of the local banking market and our emphasis on service, when combined with the application of sound lending practices, will create value for our shareholders.

                                  THE OFFERING


Common stock offered for
sale..........................   720,000 shares



Shares of common stock
outstanding after the
offering(1)...................   2,138,540 shares



Offering price................   $10.00 per share


Market for the common stock...   The common stock is not listed on any
                                 securities exchange or on the NASDAQ National or SmallCap Markets. The common stock is traded on the OTC Bulletin Board under the symbol
                                 "FCOB" and we believe that it will continue to trade on the OTC Bulletin Board after the completion of the offering.

Dividend policy...............   We have not paid cash dividends in the past,
                                 and we do not intend to pay cash dividends for the foreseeable future. We paid a 10% stock dividend in December 2001, a 5% stock dividend in April 2003, and a 5% stock dividend on April
                                 15, 2004. We will review whether to pay
                                 additional stock dividends in the future.

Use of proceeds...............   We will contribute most of the proceeds to the
                                 bank to enable it to continue to grow its loan portfolio and deposits while complying with its regulatory capital requirements. The bank may use a portion of these proceeds to finance the establishment of additional branches if we find locations that we believe will be successful and will provide growth opportunities for the bank.


Purchases by directors and
officers......................   Certain officers and directors have indicated
                                 an intent to participate in the offering through the purchase of approximately 62,600 total shares of common stock. See
                                 "Underwriting."


Risk factors..................   An investment in 1st Colonial and the common
                                 stock involves certain risks. Prospective
                                 purchasers of the common stock should consider
                                 the information discussed under the heading
                                 "Risk Factors."
---------------

(1) Does not include or reflect the following:


     - up to 108,000 shares that may be purchased by the underwriter from us to cover over-allotments;


     - 127,638 shares of common stock issuable upon the exercise of outstanding stock options;

     - 369,752 shares of common stock issuable upon the exercise of outstanding warrants; and

     - an aggregate of 75,075 shares of common stock reserved for future issuance upon the exercise of additional stock options that may be granted under our stock option plans.

                        SUMMARY FINANCIAL AND OTHER DATA

     The summary financial data presented below is derived from, and should be read in conjunction with, our audited financial statements for the years ended December 31, 2003, 2002 and 2001, including the related notes, included in this prospectus beginning on page F-1. The selected financial data for the periods ended December 31, 2003, 2002, 2001 and 2000 were derived from our audited consolidated financial statements for the respective periods. Effective June 30, 2002, the bank became a wholly owned subsidiary of 1st Colonial which has no material operations other than ownership of the bank. Therefore, the financial statements of 1st Colonial prior to June 30, 2002 are the historical statements of the bank. All per share data has been restated for the effect of the 10% stock dividend paid on January 15, 2002 to shareholders of record as of January 2, 2002, the 5% stock dividend paid on April 15, 2003 to shareholders of record as of April 1, 2003 and the 5% stock dividend paid on April 15, 2004 to shareholders of record as of April 1, 2004.

                             SUMMARY OF OPERATIONS

                                              FOR THE YEARS ENDED      FOR THE PERIOD FROM
                                                  DECEMBER 31,            JUNE 30, 2000
                                            ------------------------     (INCEPTION) TO
                                             2003     2002     2001     DECEMBER 31, 2000
                                            ------   ------   ------   -------------------
                                                        (DOLLARS IN THOUSANDS)
Interest income...........................  $4,764   $4,085   $3,188          $ 757
Interest expense..........................   1,244    1,165    1,264            262
                                            ------   ------   ------          -----
Net interest income.......................   3,520    2,920    1,924            495
Provision for loan losses.................     225      275      225            110
                                            ------   ------   ------          -----
Net interest income after provision for
  loan losses.............................   3,295    2,645    1,699            385
Other income..............................     299      202      169             13
Other expense.............................   2,759    2,023    1,601            995
                                            ------   ------   ------          -----
Income (loss) before income taxes.........     835      824      267           (597)
Income tax expense (benefit)..............     335      329      (94)            --
                                            ------   ------   ------          -----
Net income (loss).........................  $  500   $  495   $  361          $(597)
                                            ======   ======   ======          =====

                                 PER SHARE DATA

                                          FOR THE YEARS ENDED            FOR THE PERIOD FROM
                                              DECEMBER 31,                  JUNE 30, 2000
                                  ------------------------------------     (INCEPTION) TO
                                     2003         2002         2001       DECEMBER 31, 2000
                                  ----------   ----------   ----------   -------------------
Net income (loss)
  Basic.........................  $     0.35   $     0.44   $     0.35        $  (0.61)
  Diluted.......................        0.35         0.43         0.35        $  (0.61)
Book value......................  $     6.75   $     6.52   $     5.99        $   5.39
Actual period end shares
  outstanding...................   1,414,487    1,410,770    1,129,607         984,086

                               BALANCE SHEET DATA

                                                              AT DECEMBER 31,
                                                --------------------------------------------
                                                  2003        2002         2001       2000
                                                --------   ----------   ----------   -------
                                                           (DOLLARS IN THOUSANDS)
Total Assets..................................  $118,072    $98,320      $79,773     $30,728
Investment securities(1)......................    33,793     31,154       18,413       9,964
Total loans(2)................................    66,831     54,261       36,778      14,293
Allowance for loan losses.....................      (768)      (576)        (335)       (110)
Deposits......................................   104,323     82,948       67,265      23,294
Shareholders' equity..........................  $  9,551    $ 9,202      $ 6,769     $ 5,302

                               PERFORMANCE RATIOS

                                                                      FOR THE PERIOD FROM
                                                FOR THE YEARS            JUNE 30, 2000
                                              ENDED DECEMBER 31,        (INCEPTION) TO
                                           ------------------------      DECEMBER 31,
                                            2003     2002     2001           2000
                                           ------   ------   ------   -------------------
Return on average assets.................   0.48%    0.64%    0.68%         (5.32)%
Return on average shareholders' equity...   5.39%    7.16%    6.37%        (22.34)%
Net interest spread(3)...................   3.18%    3.45%    3.10%          3.28%
Net interest margin(4)...................   3.55%    3.97%    3.85%          4.79%
Other income as a percentage of total
  revenue(5).............................   7.83%    6.47%    8.07%          2.56%
Other income as a percentage of average
  assets.................................   0.28%    0.26%    0.32%          0.12%
Other expense to average assets..........   2.62%    2.61%    3.03%          8.87%
Efficiency ratio(6)......................  72.24%   64.80%   76.49%        195.87%

                               ASSET QUALITY DATA

                                                                               AT OR FOR THE
                                                                                PERIOD FROM
                                                 AT OR FOR THE YEARS ENDED     JUNE 30, 2000
                                                        DECEMBER 31            (INCEPTION) TO
                                                ---------------------------     DECEMBER 31,
                                                 2003      2002      2001           2000
                                                -------   -------   -------   ----------------
Nonperforming loans...........................       0         0         0             0
Nonperforming assets..........................       0         0         0             0
Allowance for loan losses to period-end
  loans(2)....................................   1.15%     1.06%     0.91%         0.77%
Net loan charge-offs to average total loans...   0.05%     0.07%     0.00%         0.00%

                           SELECTED CAPITAL RATIOS(7)

                                                            AT DECEMBER 31,
                                                   ---------------------------------
                                                    2003     2002     2001     2000
                                                   ------   ------   ------   ------
Total risk-based capital.........................  14.60%   16.38%   15.76%   33.08%
Total tier 1 risk-based capital..................  13.52%   15.40%   15.00%   32.36%
Leverage ratio...................................   8.73%   10.18%    9.84%   18.74%
Equity to assets ratio(8)........................   8.09%    9.36%    8.49%   17.25%

---------------

(1) Includes securities held to maturity and securities available for sale.

(2) Includes mortgage loans held for sale.

(3) Net interest spread is the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities.

(4) The net interest margin is calculated by dividing net interest income by average interest earning assets.

(5) Total revenue consists of net interest income and total other income.

(6) Efficiency ratio is total other expense divided by the sum of net interest income and total other income.

(7) The ratios in this table are the capital ratios of the bank. The bank's capital ratios must meet the minimum requirements of the OCC. As long as the consolidated assets of 1st Colonial are less than $150 million, its sole business is serving as the holding company for the bank, and it has no publicly held debt, 1st Colonial is exempt from the consolidated capital requirements of the Federal Reserve Board.

(8) Equity to assets ratio is period-end total equity to period-end total assets.

                                  RISK FACTORS

     You should review and consider carefully the following factors, together with the other information contained in this prospectus, in deciding whether you should make an investment in our common stock.

RISKS RELATED TO OUR BUSINESS

  ESTABLISHING NEW BRANCHES INVOLVES START UP COSTS THAT WILL DECREASE NET INCOME IN THE SHORT TERM.

     We are planning to establish up to two new breaches by the first quarter of 2006, and we may establish additional branch offices in 2006 and beyond. Growth through the establishment of new branches involves certain risks and costs that might not be incurred if we acquired an existing branch along with its associated deposits and loans. A bank must fund the majority of a branch's start up costs prior to the time the branch opens for business and attracts deposits. In our experience, it typically takes at least 12 months for a branch to contribute to a bank's profitability, and a branch may never become profitable. Moreover, in establishing new branches, we are required to enter into a market which may already be served by existing institutions and compete without the benefit of existing customer relationships. Notwithstanding our plans, we currently do not have any definitive arrangements to establish additional branches.

  A LARGE PERCENTAGE OF OUR DEPOSITS ARE ATTRIBUTABLE TO A RELATIVELY SMALL NUMBER OF CUSTOMERS, AND THE LOSS OF EVEN A FEW OF THESE CUSTOMERS MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS.

     At December 31, 2003, 36.3% of our deposits were attributable to our 10 largest depositors. Although we believe that we have adequate liquidity to manage the loss of one or more of these customers, we would need to raise deposit rates to attract new deposits, sell investment securities, purchase federal funds, or borrow funds on a short term basis to replace such deposits. All of these actions would decrease our net interest income and our net income.

  OUR LOAN PORTFOLIO IS UNSEASONED.

     All of our loans have been originated since we commenced operations in June 2000. Although we believe we have underwriting standards to manage normal lending risks, it is difficult to assess the future performance of our loan portfolio due to the recent origination of most of our loans. Although as of December 31, 2003, we did not have any non-performing loans, we can give you no assurance that this absence of non-performing loans will continue or that future non-performing or delinquent loans will not adversely affect our future performance.

  WE MAY NOT BE ABLE TO CONTINUE TO GROW.

     We have experienced significant growth, and our future business strategy is to continue to expand. Our ability to continue to grow depends, in part, upon our ability to expand our market share, successfully attract core deposits, and identify loan and investment opportunities as well as opportunities to generate fee-based income. Our ability to manage growth successfully will also depend on whether we can continue to efficiently fund asset growth and maintain asset quality and cost controls, as well as on factors beyond our control, such as economic conditions and interest rate trends. The growth of our loans and deposits has been the principal factor in our increase in net interest income. In the event that we are unable to execute our business strategy of continued growth, our earnings could be adversely impacted.

  WE MAY HAVE DIFFICULTY MANAGING OUR GROWTH.

     We expect to continue to experience significant growth in the number of our employees and customers and the scope of our operations. This growth may place a significant strain on our management and operations. Our ability to manage this growth will depend upon our ability to continue to attract, hire and retain skilled employees. Our success will also depend on the ability of our officers and key employees to continue to implement and improve our operational and other systems, to manage multiple, concurrent customer relationships and to hire, train and manage our employees.

  WE DEPEND ON OUR EXECUTIVE OFFICERS AND KEY PERSONNEL TO IMPLEMENT OUR BUSINESS STRATEGY AND COULD BE HARMED BY THE LOSS OF THEIR SERVICES.

     We believe that our growth and future success will depend in large part upon the skills of our management team, Gerard M. Banmiller, the President and Chief Executive Officer, James E. Strangfeld, the Executive Vice President and Senior Loan Officer, and Robert Faix, the Chief Financial Officer. The competition for qualified personnel in the financial services industry is intense, and the loss of our key personnel or an inability to continue to attract, retain and motivate key personnel could adversely affect our business. We cannot assure you that we will be able to retain our existing key personnel or to attract additional qualified personnel. Although we have obtained key man life insurance on our president and chief executive officer and have employment agreements with all of our executive officers which contain noncompete provisions, the loss of the services of one or more of our executive officers could impair our ability to continue to develop our business strategy.

  OUR FUTURE SUCCESS WILL DEPEND, IN PART, ON OUR ABILITY TO ADAPT TO TECHNOLOGICAL CHANGES AND USE TECHNOLOGY TO PROVIDE PRODUCTS AND SERVICES THAT ARE DESIRED BY CUSTOMERS.

     Many of the bank's competitors have substantially greater resources to invest in technological improvements and have more experience in managing technological change. Adoption of rapid technological changes by the banking industry or the bank's customers could put the bank at a competitive disadvantage if we do not have the capital or personnel necessary to implement such changes.

     We anticipate that we will begin to offer Internet banking services to our customers commencing in the third quarter of 2004. We will incur significant expense in doing so, and customer acceptance of these services is uncertain. Therefore, our total other expenses will increase and there may not be a corresponding increase in revenue. Further, if our Internet banking system does not function in the manner we expect, we could incur claims and liabilities related to customer privacy and security issues, account errors and other malfunctions, in addition to a resulting loss of business.

  SETTLEMENT AGREEMENT MAY LIMIT OUR ABILITY TO BRANCH AND MAY DISSUADE OTHERS FROM MAKING AN OFFER TO ACQUIRE US IN THE FUTURE.

     In February 2000, Colonial Bank, a federal mutual savings bank located in Gloucester County, New Jersey, filed an action in the Superior Court of New Jersey, Chancery Division, Gloucester County against us alleging that our use of the name "1st Colonial National Bank" constituted a violation of Colonial Bank's rights to its name, unfair competition, a violation of New Jersey trademark law and tortious interference with its business. In October 2001, this litigation was settled by written agreement between us and Colonial Bank.

     Under terms of the settlement agreement, Colonial Bank released us from all claims relating to this matter, and the litigation was dismissed with prejudice. In exchange, we agreed that, with the exception of any branch we open in the Borough of Westville, New Jersey, we would not open a branch in any other part of Gloucester County, New Jersey under a name that included the word "Colonial." The agreement does not prohibit us from opening a branch in any other area of Gloucester County, as long as the name of that branch does not include the word "Colonial." In addition, we are not precluded from conducting business in any other area of Gloucester County under the name "1st Colonial National Bank," as long as we do not do so from a branch in that area that is operated under a name that includes the word "Colonial."

     Although federal banking regulations permit the bank, under certain conditions, to operate a branch under a name other than "1st Colonial National Bank," the regulatory requirements relating to operations, signage, and documentation, in addition to the lack of name recognition by customers and the increased marketing costs related to such a branch may cause us to refrain from branching into areas of Gloucester County, other than Westville. This may impact our growth, as Gloucester County is one of the fastest growing counties in New Jersey.

     The settlement agreement also provides that, in the event we enter into a transaction pursuant to which we are acquired by another organization, we will require, as a material term of such acquisition, that the name "1st Colonial National Bank" not be utilized by the successor organization. This provision may cause prospective acquirers to refrain from pursuing an acquisition of us that you may deem to be in your best interest as a shareholder. In a sale situation, this provision could limit the number of bidders for us, which could adversely affect the price offered. It could also cause bidders to offer less because the prospective acquirer would be unable to use the goodwill generated by our name.

RISKS RELATED TO THE OFFERING

  THERE IS A LIMITED TRADING MARKET FOR OUR COMMON STOCK.

     Our common stock trades from time to time on the OTC Bulletin Board and we believe that it will continue to do so after the completion of the offering. However, whether or not a stock trades on the OTC Bulletin Board is within the sole discretion of the market makers for the stock, and we cannot assure that the common stock will continue to trade on the OTC Bulletin Board. Further, the OTC Bulletin Board does not provide a liquid market for trading, and it may be more difficult for shareholders to sell large blocks of the common stock. There is no assurance that you will be able to resell your common stock for an aggregate amount per share that is equal to or more than the price in the offering should you need to liquidate your investment. Before purchasing, you should consider the limited trading market for the shares and be financially prepared and able to hold your shares for an indefinite period. See "Market for Our Common Stock" on page 13.

  WE DO NOT INTEND TO PAY CASH DIVIDENDS ON THE COMMON STOCK FOR THE FORESEEABLE FUTURE.

     We intend to retain all earnings within 1st Colonial and the bank to provide capital for future growth. Accordingly, we do not intend to pay cash dividends on the common stock in the foreseeable future. Moreover, we are a legal entity separate and distinct from the bank. We have no material assets other than our ownership of the bank. 1st Colonial's earnings are wholly dependent on the earnings of the bank, as we have no significant operations of our own. Accordingly, 1st Colonial's earnings and our ability to pay dividends are dependent on our receipt of the earnings of the bank in the form of dividends. Any restriction on the ability of the bank to pay dividends would significantly and adversely affect our ability to pay dividends on our common stock.

     The bank's ability to pay dividends or make other capital distributions to us is governed by regulations imposed by the FDIC and the OCC, the bank's primary regulators. See "Supervision and Regulation."

  IN THE FUTURE, WE MAY NEED TO ISSUE ADDITIONAL SHARES OF COMMON STOCK OR SECURITIES CONVERTIBLE INTO COMMON STOCK TO RAISE ADDITIONAL CAPITAL. IF WE ARE ABLE TO SELL SUCH SHARES, THEY MAY BE ISSUED AT A PRICE THAT DILUTES THE BOOK VALUE OF SHARES OUTSTANDING AT THAT TIME.

     Although this offering will increase the book value per share of our outstanding common stock, future offerings may be at a price that dilutes the book value of shares outstanding at that time. Any need to raise additional capital would most likely be caused by our regulatory capital requirements. Our future capital requirements will depend on many factors including:

     - the growth in the bank's interest-earning assets;

     - loan quality;

     - the cost of deposits and any necessary borrowings; and

     - the costs associated with our growth, such as increased salaries and employee benefits expense and office and occupancy costs.

     If these or other factors cause the bank's capital levels to fall below the minimum regulatory requirements, or if the bank's existing sources of cash from operations are insufficient to fund its activities or future growth plans, we may need to raise additional capital. If such needs arises and we are unable to raise capital, we may not be able to our continue our growth strategy and management will be required to reorient its long term strategy for 1st Colonial. There can be no assurance that we will be able to generate or attract additional capital in the future on favorable terms. In addition, future issuances of stock may cause dilution in our earnings per share and will dilute your ownership interest.

  OUR STOCK IS THINLY TRADED, AND FUTURE SALES BY OUR CURRENT SHAREHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE.

     As of April 1, 2004, there were warrants outstanding to purchase 369,752 shares of our common stock, including warrants to purchase the 97,024 shares registered with the Securities and Exchange Commission concurrently with the shares covered by this prospectus. In addition, stock options to purchase 127,638 shares were outstanding. The sale of the common stock issued upon the exercise of these warrants and stock options, as well as future sales of common stock by us or by existing shareholders, or the perception that sales could occur, could adversely affect the market price of our common stock.

  MANAGEMENT HAS DISCRETIONARY USE OF THE PROCEEDS OF THIS OFFERING.

     Management will have broad discretion with respect to the expenditures of the net proceeds of this offering and, accordingly, there is no assurance that you will agree with the uses that we choose to make of these funds. See "Use of Proceeds."

  PROVISIONS UNDER PENNSYLVANIA LAW, IN OUR CHARTER DOCUMENTS AND OTHER LAWS AND REGULATIONS APPLICABLE TO US MAY MAKE IT HARDER FOR OTHERS TO OBTAIN CONTROL OF 1ST COLONIAL EVEN THOUGH SOME SHAREHOLDERS MIGHT CONSIDER SUCH A DEVELOPMENT FAVORABLE.

     Provisions of our articles of incorporation and applicable provisions of Pennsylvania law and federal law may delay, inhibit or prevent someone from gaining control of 1st Colonial through a tender offer, business combination, proxy contest or some other method even though some of our shareholders might believe a change in control is desirable. See "Description of Our Securities" on page 60.

     Our articles of incorporation and bylaws contain provisions that may discourage a change in control of 1st Colonial. These provisions include:

     - the prohibition of ownership and voting of shares having in excess of 10% of the total voting power of the outstanding stock of 1st Colonial;

     - a classified board of directors divided into three classes serving for successive terms of three years each;

     - the prohibition of cumulative voting in the election of directors;

     - the requirement that nominations for the election of directors made by shareholders and any shareholder proposals for the agenda at any annual meeting generally must be made by notice (in writing) delivered or mailed to us not less than 90 days prior to the meeting;

     - the requirement that any merger, consolidation, sale of assets or similar transaction involving 1st Colonial requires the affirmative vote of shareholders entitled to cast at least 80% of the votes which all shareholders are entitled to cast, unless the transaction is approved in advance by 66 2/3% of the members of the board of directors;

     - the requirement that a person must be a shareholder of 1st Colonial or the bank for at least three years before he or she can be elected to the board of directors;

     - the requirement that any person or entity that acquires shares of our stock having a combined voting power of 25% or more of the total voting power of our outstanding capital stock, must offer to purchase, for cash, all outstanding shares of our voting stock at a price equal to the highest price paid for that stock within the preceding twelve months by that person or entity;

     - the prohibition of shareholder action without a meeting and the prohibition of shareholders being able to call a special meeting;

     - the provision that certain provisions of our articles of incorporation can only be amended by an affirmative vote of shareholders entitled to cast at least 80% of all votes which shareholders are entitled to cast, unless approved by an affirmative vote of at least 80% of the members of our board of directors; and

     - the provision that certain sections of our bylaws can only be amended by an affirmative vote of shareholders entitled to cast at least 66 2/3% or 80% of all votes that shareholders are entitled to cast, unless approved by affirmative vote of at least 80% of the members of our board of directors.

     These provisions may serve to entrench management and may discourage a takeover attempt that you may consider to be in your best interest or in which you would receive a substantial premium over the current market price. These provisions may make it extremely difficult for any one person or group of affiliated persons to acquire voting control of 1st Colonial, with the result that it may be extremely difficult to bring about a change in the board of directors or management. Some of these provisions also may tend to perpetuate present management because of the additional time required to cause a change in the control of the board. Other provisions render it difficult for shareholders owning less than a majority of the voting stock to be able to elect even a single director. See "Description of Our Securities -- Certain Restrictions on Acquisition of 1st Colonial" on page 62.

RISKS RELATED TO THE BANKING INDUSTRY

  WE FACE SUBSTANTIAL COMPETITION FOR CUSTOMERS, AND MANY OF OUR COMPETITORS HAVE MUCH GREATER RESOURCES IN TERMS OF CAPITAL AND PRODUCTS.

     The banking business in southern New Jersey is extremely competitive. The region has experienced a large number of bank mergers and acquisitions in the last several years and the resulting institutions have significant resources. The bank currently operates from only two branches and competes for customers with New Jersey-based and out-of-state financial institutions that have longer operating histories, more capital, extensive branch and automated teller machine networks and established customer bases. In addition, the bank's market area may be served in the future by new, locally-based institutions. The bank's competition also includes Internet-based banks, securities firms, insurance companies, credit unions, mortgage companies, mutual funds and other entities, in addition to traditional banking institutions such as savings and loan associations, savings banks, and commercial banks. Most of the bank's competitors are larger than the bank and, accordingly, have higher lending limits and resources. Banks compete for customers based on the convenience of customer access, interest rates paid on deposits and charged on loans, the level of bank fees and other factors. As a bank with only two branches, we are at a competitive disadvantage to many of our competitors that have more than two branches. The bank is not currently able to offer certain products and services that its competitors provide, such as trust and certain investment and insurance products and services, and may not be able to develop those services in the future.

  IF WE EXPERIENCE GREATER LOAN LOSSES THAN ANTICIPATED, IT WILL HAVE AN ADVERSE EFFECT ON OUR NET INCOME AND OUR ABILITY TO FUND OUR GROWTH STRATEGY.

     The risk of nonpayment of loans is inherent in banking. If we experience greater nonpayment levels than anticipated, our earnings and overall financial condition, as well as the value of our common stock, could be adversely affected.

     We cannot assure you that our monitoring, procedures and policies will reduce certain lending risks or that our allowance for loan losses will be adequate to cover actual losses. Loan losses can cause insolvency and failure of a financial institution and, in such an event, our shareholders could lose their entire investment. In addition, future provisions for loan losses could materially and adversely affect our results of operations. Any loan losses will reduce the loan loss reserve. A reduction in the loan loss reserve will be restored by an increase in our provision for loan losses. This will cause our earnings to be reduced and reduced earnings could have an adverse effect on our stock price.

  OUR NET INCOME IS DIRECTLY AFFECTED BY CHANGES IN MONETARY POLICY AND INTEREST RATES OVER WHICH WE HAVE NO CONTROL.

     Our operating results may be significantly affected (favorably or unfavorably) by market rates of interest which, in turn, are affected by prevailing economic conditions, by the fiscal and monetary policies of the United States Government and by the policies of various regulatory agencies. Our earnings depend primarily upon the difference between income earned on our loans and investments and the interest paid on our deposits and borrowings. Like many financial institutions, we may be subject to the risk of fluctuations in interest rates, which, if significant, may have a material adverse effect on our net income. See "Supervision and Regulation" commencing on page 44.

  THE LAWS AND REGULATIONS GOVERNING OUR BUSINESS ARE SUBJECT TO CHANGE AT ANY TIME.

     The Federal and state laws and regulations applicable to us give regulatory authorities extensive discretion in connection with their supervisory and enforcement responsibilities, and generally have been promulgated to protect depositors and the deposit insurance funds and not for the purpose of protecting shareholders. These laws and regulations can materially affect our future business. Laws and regulations may be changed at any time, and the interpretation of such laws and regulations by bank regulatory authorities is also subject to change. We can give no assurance that future changes in laws and regulations or changes in their interpretation will not adversely affect our business. See "Supervision and Regulation" commencing on page 44.

  RECENT LEGISLATION TO ADDRESS CORPORATE ACCOUNTING IRREGULARITIES COULD CAUSE US TO INCUR SIGNIFICANT EXPENSE.

     In response to highly publicized accounting restatements and alleged improprieties by some corporate officers of certain large publicly-held companies, in July 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002. Additional regulations have been promulgated by the Securities and Exchange Commission (SEC) and were effective beginning August 29, 2002. Under this law and the regulations adopted by the SEC to implement various provisions of the law, publicly-traded companies are subject to significant additional and accelerated reporting regulations and disclosure. These regulations also impose significant new responsibilities on officers, auditors, boards of directors and in particular, audit committees. Compliance with the new laws and regulations has begun to increase our expenses; this could have a material adverse effect on our financial results in the future. See "Supervision and Regulation -- Sarbanes-Oxley Act" on page 45.

                                USE OF PROCEEDS


     The net proceeds from the sale of the common stock in the offering are estimated to be approximately $6.3 million, after deducting offering expenses and assuming that the underwriter does not purchase any additional shares from us to cover over-allotments. We intend to contribute $5.5 million, or 87.3%, of these net proceeds to the bank to fund its ongoing expansion. 1st Colonial will retain the remainder of the proceeds for general corporate purposes.


     The ability of any bank to accept deposits and otherwise increase its asset size is limited by regulatory requirements mandating that the bank maintain certain minimum amounts and types of capital when compared to the amounts and types of its assets. The bank will use a portion of the proceeds to enable it to increase its legal lending limit and to provide the capital necessary, in light of such regulatory requirements, to support the bank's growth. A portion of the proceeds also may be used to fund the establishment or acquisition of additional branches, if we find locations that we believe will be successful and will provide growth opportunities for the bank. Although we desire to open two additional branches by the first quarter of 2006, we currently have no definitive plans or arrangements to establish or acquire any branches.

                          MARKET FOR OUR COMMON STOCK


     Our common stock is traded on the OTC Bulletin Board under the symbol FCOB and we believe that it will continue to be traded on the OTC Bulletin Board after the completion of the offering. An active trading market does not currently exist for our common stock. As of April 20, 2004, the bid price for the common stock was $10.25, and the asked price was $11.25. The following table sets forth the high and low last sale information, as reported by the OTC Bulletin Board, as of the most recent practicable date and for the periods indicated.


                    SALE PRICE INFORMATION FOR COMMON STOCK


                                                               SALE PRICE(1)
                                                              ---------------
                                                               HIGH     LOW
                                                              ------   ------
                                                                   2002
First Quarter...............................................  $ 9.30   $ 8.39
Second Quarter..............................................    8.85     8.16
Third Quarter...............................................    8.62     6.57
Fourth Quarter..............................................    8.17     6.14
                                                                   2003
First Quarter...............................................  $ 9.34   $ 7.49
Second Quarter..............................................   10.48     8.30
Third Quarter...............................................   10.48     9.52
Fourth Quarter..............................................   10.57     9.57
                                                                   2004
First Quarter...............................................  $10.71   $ 9.80
Second Quarter (Through 4/20/04)............................   10.25    10.25


---------------

(1) Prices are adjusted to reflect the 5% stock dividend paid by 1st Colonial on April 15, 2003 to shareholders of record as of April 1, 2003 and the 5% stock dividend paid by 1st Colonial on April 15, 2004 to shareholders of record as of April 1, 2004.

     As of April 1, 2004, there were options outstanding to purchase 127,638 shares of common stock and warrants outstanding to purchase 369,752 shares of common stock. These amounts reflect the 5% stock dividend paid on April 15, 2004 to shareholders of record as of April 1, 2004.

     As of April 1, 2004, there were 296 holders of record of our common stock.

     Ryan Beck & Co.; Midwest Research Securities Corp., a subsidiary of First Tennessee National Bank; and Janney Montgomery Scott, LLC make a market in our common stock. Ryan Beck has advised us that it intends to make a market in the common stock following the completion of the offering and to encourage other securities firms to do so, but it has no obligation to do so. Making a market involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those prices, subject to securities laws and regulatory constraints. Additionally, the development of a liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within our control. An active and liquid market may not develop for the common stock.

     StockTrans, Inc. serves as transfer agent and registrar for our common stock.

                                DIVIDEND POLICY

     Since our inception in June 2000, we have not paid a cash dividend, and we do not intend to pay cash dividends for the foreseeable future. We desire to retain our net income to support the growth of the bank. Any payment of cash dividends to our shareholders would be dependent on the payment of a cash dividend from the bank to us. The payment of cash dividends by the bank to us is limited under federal banking law. See "Supervision and Regulation -- Limits on Dividends" and "Description of Capital Stock -- Common Stock -- Dividends."

     On January 15, 2002, we effected a 10% stock split in the form of a stock dividend to shareholders of record on January 2, 2002. On April 15, 2003, we paid a 5% stock dividend to shareholders of record on April 1, 2003. On April 15, 2004, we paid a 5% stock dividend to shareholders of record on April 1, 2004. We will continually review whether to pay additional stock dividends in the future.

                                 CAPITALIZATION


     The following table sets forth our capitalization as of December 31, 2003, and as adjusted to give effect to this offering. As adjusted numbers assume net proceeds of approximately $6.3 million from the sale of the common stock offered by this prospectus (not including the over allotment option), after deducting estimated offering expenses.



                                                               AT DECEMBER 31, 2003
                                                              ----------------------
                                                              ACTUAL    AS ADJUSTED
                                                              -------   ------------
                                                              (DOLLARS IN THOUSANDS)
Shareholders' equity:(1)
  Common stock, no par value 5,000,000 shares authorized,
     1,414,487 shares issued and 2,134,487 shares issued as
     adjusted...............................................  $   --      $    --
  Preferred stock, 1,000,000 shares authorized; no shares
     issued.................................................      --           --
Additional paid in capital..................................   9,238       15,579
Retained earnings...........................................     386          386
Accumulated other comprehensive (loss) income...............     (73)         (73)
                                                              ------      -------
  Total shareholders' equity................................  $9,551      $15,892
                                                              ======      =======
Book value per share........................................  $ 6.75      $  7.45


---------------

(1) Does not include a total of 453,419 shares of common stock reserved for issuance under options and warrants to purchase common stock outstanding at December 31, 2003. Does include the shares issuable pursuant to the 5% stock dividend paid on April 15, 2004 to shareholders of record as of April 1, 2004.

     The bank is subject to minimum capital requirements of the OCC, our primary regulator. See "Supervision and Regulation -- Capital Requirements." The tables below reflect the capital ratios of the bank at December 31, 2003, and as adjusted to give effect to the proceeds of the offering and the contribution of a portion of the proceeds to the bank. The ratios in this table are the capital ratios of the bank. As long as 1st Colonial's consolidated assets are less than $150 million, its sole business is serving as the holding company for the bank, and it has no publicly held debt, 1st Colonial is exempt from the consolidated capital requirements of the Federal Reserve Board.


                                                              AT DECEMBER 31, 2003
                                                     ---------------------------------------
                                                                               REGULATORY
                                                                             MINIMUM TO BE
                                                     ACTUAL   AS ADJUSTED   WELL CAPITALIZED
                                                     ------   -----------   ----------------
Risk based capital:
  Total Capital....................................  14.60%      21.63%          8.00%
  Tier 1 capital...................................  13.52%      20.63%          8.00%
Leverage ratio.....................................   8.73%      13.72%          4.00%


               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements. You can find many of these statements before and after words such as "may," "could," "should," "will," "would," "believe," "expect," "anticipate," "estimate," "project," "intend," "plan," "seek," "assume" or similar expressions.

     These forward-looking statements, implicitly and explicitly, include the assumptions underlying the statements and other information with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates, intentions, financial condition, results of operations, future performance and business, including our

     - plans for the use of the proceeds of this offering;

     - expectations for continued acceptance and success in the banking and business communities in our market area;

     - expectations as to the amount, mix, yield and other characteristics of the deposits and loans we expect to acquire and make; and

     - expectations and estimates with respect to our revenues, expenses, earnings, return on equity, return on assets, efficiency ratio, asset quality and other financial data and capital and performance ratios.

     Although we believe that the expectations reflected in our forward-looking statements are reasonable, these statements involve risks and uncertainties that are subject to change based on various important factors (some of which are beyond our control). The following factors, among others, could cause our financial performance to differ materially from our goals, plans, objectives, intentions, expectations, and other forward-looking statements:

     - the strength of the United States economy in general and the strength of the regional and local economies in which we conduct operations;

     - the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;

     - inflation, interest rate, market and monetary fluctuations;

     - our ability to raise the capital necessary on a timely basis to support our continued asset growth and geographic expansion;

     - our ability to maintain and continue to obtain the desired customers and employees;

     - our timely development of new products and services in a changing environment, including the features, pricing and quality compared to the products and services of our competitors;

     - the willingness of prospective customers to substitute our products and services for the bank products and services they currently use, and the impact of competition from banks, thrifts and others in our market;

     - changes in the timing and structure of our growth and related transactions and other changed facts and circumstances resulting from the passage of time;

     - the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies;

     - technological changes;

     - change in consumer spending and savings habits;

     - regulatory or judicial proceedings; and

     - the other risks set forth under "Risk Factors" beginning on page 7.

     If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this prospectus. Therefore, we caution you not to place undue reliance on our forward-looking information and statements.

     We do not intend to update our forward-looking information and statements, whether written or oral, to reflect change. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following presents management's discussion and analysis of our financial condition and results of operations and should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus beginning on page F-1. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ significantly from those anticipated in these forward-looking statements as a result of various factors, including those discussed in "Risk Factors" beginning on page 7 and "Special Note Regarding Forward-Looking Statements" beginning on page 15 in this prospectus.

OVERVIEW

     Effective June 30, 2002, the bank became a wholly owned subsidiary of 1st Colonial, which has no material operations other than ownership of the bank. Therefore, the financial statements of 1st Colonial prior to June 30, 2002 are the historical statements of the bank. All per share data has been restated for the effect of the 10% stock dividend paid on January 15, 2002 to shareholders of record as of January 2, 2002, the 5% stock dividend paid on April 15, 2003 to shareholders of record as of April 1, 2003 and the 5% stock dividend paid on April 15, 2004 to shareholders of record as of April 1, 2004.

     The bank conducts community banking activities by accepting deposits from the public and investing the proceeds in loans and investment securities. The bank's lending products include commercial loans and lines of credit, consumer and home equity loans, and multi-family residential and non-residential real estate loans. In order to manage its liquidity and interest rate risk, the bank maintains an investment portfolio consisting of municipal, U.S. government and mortgage-backed securities, most of which are investment grade. The bank's loan and investment portfolios are funded with deposits as well as collateralized borrowings secured by the bank's investment securities.

     Our earnings are largely dependent upon net interest income (the difference between what we earn on our loans and investments and what we pay on deposits and borrowings). In addition to net interest income, our net income is impacted by our loan loss provision, other income (mostly deposit fees and income from sale of loans held for sale) and other expense (such as salaries and benefits, professional fees, occupancy cost and data processing expenses).

CRITICAL ACCOUNTING MATTERS

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the valuation of the deferred tax assets.

     The allowance for loan losses is established through a provision for loan losses charged to operations. The allowance is maintained at a level that management believes will be adequate to absorb estimated losses on existing loans based on the collectibility of the loans and prior loss experience. Management uses significant estimates to determine the allowance for loan losses. Management's evaluations consider such factors as changes in the nature and volume of the portfolio, overall portfolio quality, concentrations of credit risk, review of specific problem loans, current economic conditions and trends that may affect the borrowers' ability to pay, and prior loss experience within various categories of the portfolio. Loans are charged against the allowance when they are determined to be uncollectible.

     In addition, regulatory authorities, as an integral part of their examinations, periodically review the allowance for loan losses. They may require additions to the allowance based upon their judgments about information available to them at the time of examination.

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established against deferred tax assets when, in the judgment of management, it is more likely that not that such deferred tax assets will not become available.

     The realizability of deferred tax assets is dependent upon various factors, including the generation of future taxable income, the existence of taxes paid and recoverable, the reversal of deferred tax liabilities, and tax planning strategies. Based upon these and other factors, management determined during 2001 that it is more likely than not that the bank will realize the benefits of these deferred tax assets and, as a result, removed the previously established valuation allowance.

COMPARISON OF FINANCIAL CONDITION

  YEAR ENDED DECEMBER 31, 2003 VERSUS YEAR ENDED DECEMBER 31, 2002

     Our assets totaled $118.1 million at December 31, 2003, as compared to $98.3 million at December 31, 2002, an increase of $19.8 million or 20.1%. Our assets at December 31, 2003, consisted primarily of cash and cash equivalents, including federal funds sold, which totaled $16.5 million, investment securities, which totaled $33.8 million and loans, including loans held for sale, which totaled $66.8 million. Premises and equipment totaled $935,000 at December 31, 2003, and consisted primarily of our Westville branch and leasehold improvements. Our assets at December 31, 2002 consisted primarily of cash and cash equivalents, including federal funds sold of $12.2 million, investment securities of $31.2 million, and loans of $54.3 million. The $19.8 million increase in total assets was primarily due to an increase in loans of $12.4 million, an increase in investment securities of $2.6 million, and an increase in short-term investments, such as Federal Funds sold and interest bearing deposits of $4.2 million. This increase in assets was funded by an increase in deposits of $21.4 million, as partially offset by a decrease in short-term borrowings of $1.9 million. The increase in loans was due to general growth in our loan portfolio resulting from the continued execution of our business plan.

     Our deposits totaled $104.3 million at December 31, 2003, as compared to $82.9 million at December 31, 2002, an increase of $21.4 million or 25.8%. This increase was the direct result of the establishment of new business relationships with municipalities and other commercial accounts and the opening of our branch office in Westville, New Jersey on January 16, 2003. The Westville branch location was purchased in August 2002, renovated and equipped at a total cost of $480,000 at December 31, 2003.

     Non-interest bearing demand deposits totaled $20.4 million and interest-bearing demand deposits totaled $37.3 million at December 31, 2003, increases of 22.6% and 25.5% as compared to balances of $16.6 million and $29.7 million, respectively, at December 31, 2002. This increase in demand deposits was the result of the new Westville office and new relationships established with municipal entities and commercial accounts. Savings and money market deposits totaled $20.4 million and certificates of deposit totaled $26.2 million at December 31, 2003, increases of 3.6% and 55.2%, respectively, as compared to balances of $19.7 and $16.9 million, respectively, at December 31, 2002.

NET INTEREST INCOME

     The principal source of our revenue is net interest income. Net interest income is the difference between income earned on loans and securities and the interest paid on deposits and borrowed funds. Interest-earning assets are comprised primarily of loans and securities, while deposits represent the major portion of interest bearing liabilities. Changes in the volume and mix of interest-earning assets and interest-bearing liabilities, as well as their respective yields and rates, have a significant impact on the level of net interest income. Net interest margin is calculated as net interest income divided by average earning assets and represents our net yield on our earning assets.

     Interest on loans is included in interest income on the accrual method over the terms of the loans based upon the principal balances outstanding. During the fiscal years ended December 31, 2003, 2002 and 2001, average interest-earning assets were $99.9 million, $73.7 million and $50.2 million, respectively. During these same periods, our net yields on average interest-earning assets (net interest margin) were 3.55%, 3.97%, and 3.85%, respectively.

AVERAGE BALANCE, INTEREST INCOME AND EXPENSE, AVERAGE YIELD AND RATES

     The following table illustrates the average balances of total interest-earning assets and total interest-bearing liabilities for the periods indicated, showing the average distribution of assets, liabilities, shareholders' equity, and the related income, expense, and corresponding weighted average yields and costs. The average balances used for the purposes of these tables and other statistical disclosures were calculated by using the daily average balances. Non-accruing loans, if any, are included in the average balances of loans.

                                             YEAR ENDED                      YEAR ENDED                     YEAR ENDED
                                          DECEMBER 31, 2003              DECEMBER 31, 2002              DECEMBER 31, 2001
                                    -----------------------------   ----------------------------   ----------------------------
                                               INTEREST   AVERAGE             INTEREST   AVERAGE             INTEREST   AVERAGE
                                    AVERAGE    INCOME/    YIELD/    AVERAGE   INCOME/    YIELD/    AVERAGE   INCOME/    YIELD/
                                    BALANCE    EXPENSE     RATE     BALANCE   EXPENSE     RATE     BALANCE   EXPENSE     RATE
                                    --------   --------   -------   -------   --------   -------   -------   --------   -------
                                                                      (DOLLARS IN THOUSANDS)
ASSETS
Interest earning assets:
  Federal funds sold..............  $  6,953    $   78     1.12%    $11,006    $  176     1.60%    $11,776    $  418     3.55%
Investment Securities:
  Taxable(1)......................    28,945       870     3.01%     14,683       647     4.41%     12,977       810     6.24%
  Tax-exempt(2)...................     3,826        71     1.86%        604        17     2.81%        564        26     4.61%
                                    --------    ------              -------    ------              -------    ------
    Total Securities..............    32,771       941     2.87%     15,287       664     4.34%     13,541       836     6.17%
Loans, net of deferred
  fees/costs(3)...................    60,183     3,769     6.26%     47,430     3,251     6.85%     24,923     1,943     7.80%
                                    --------    ------              -------    ------              -------    ------
  Total interest earning assets...    99,907     4,788     4.79%     73,723     4,091     5.55%     50,240     3,197     6.36%
                                    --------    ------     ----     -------    ------     ----     -------    ------     ----
Non-interest earning assets:
  Cash and due from banks.........     4,258                          3,017                          2,036
  Other assets(4).................     1,629                          1,107                            770
  Less: allowance for loan
    losses........................      (681)                          (472)                          (194)
                                    --------                        -------                        -------
    Total non-interest earning
      assets......................     5,206                          3,652                          2,612
                                    --------                        -------                        -------
      Total assets................  $105,113                        $77,375                        $52,852
                                    ========                        =======                        =======

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities
  Deposits:
    Interest bearing demand.......  $ 31,344    $  531     1.69%    $19,772    $  427     2.16%    $ 9,460    $  278     2.94%
    Money market..................    15,109        97     0.64%     12,231       192     1.57%     13,883       403     2.90%
    Savings.......................     5,293        31     0.59%      3,873        38     0.98%      1,807        27     1.49%
    Time deposits.................    20,296       544     2.68%     14,342       425     2.96%      9,667       423     4.38%
                                    --------    ------              -------    ------              -------    ------
  Total interest bearing
    deposits......................    72,042     1,203     1.67%     50,218     1,082     2.15%     34,817     1,131     3.25%
    Short-term borrowings.........     5,284        41     0.78%      5,217        83     1.59%      3,908       133     3.40%
                                    --------    ------              -------    ------              -------    ------
  Total interest bearing
    liabilities...................    77,326     1,244     1.61%     55,435     1,165     2.10%     38,725     1,264     3.26%
                                    --------    ------     ----     -------    ------     ----     -------    ------     ----
Non-interest bearing liabilities:
  Demand deposits.................    18,320                         14,786                          8,327
  Other liabilities...............       186                            237                            129
                                    --------                        -------                        -------
Total non-interest bearing
  liabilities.....................    18,506                         15,023                          8,456
                                    --------                        -------                        -------
Total liabilities.................    95,832                         70,458                         47,181
                                    --------                        -------                        -------
Shareholders' equity..............     9,281                          6,917                          5,671
                                    --------                        -------                        -------
  Total liabilities and
    shareholders' equity..........  $105,113                        $77,375                        $52,852
                                    ========                        =======                        =======
Net interest spread...............                         3.18%                          3.45%                          3.10%
Net interest income/net interest
  margin..........................              $3,544     3.55%               $2,926     3.97%               $1,933     3.85%
                                                ======     ====                ======     ====                ======
Average interest earning assets as
  a percentage of interest bearing
  liabilities.....................    129.20%                        132.99%                        129.74%

---------------

(1) All taxable investment securities are classified as available for sale. The average balance for taxable securities excludes the SFAS 115 valuation allowance.

(2) All tax-exempt investment securities are classified as held to maturity. Interest income on tax-exempt investment securities is presented on a tax-equivalent basis. Tax exempt yields were adjusted to a tax-equivalent basis using a 34% rate.

(3) Includes average balance of loans held for sale of $382 in 2003, $156 in 2002 and $160 in 2001. Interest income on loans held for sale was $23 in 2003, $13 in 2002 and $14 in 2001.

(4) Excludes the average balance of deferred tax assets related to the SFAS 115 valuation allowance on investment securities available for sale.

RATE/VOLUME ANALYSIS

     Future net interest income will be affected by changes in both average interest rates and average volumes of interest-earning assets and interest-bearing liabilities. The following tables set forth certain information regarding changes in interest income and interest expense for the periods indicated for each category of interest-earning assets and interest-bearing liabilities. Information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by prior rate), (ii) changes in rate (changes in average rate multiplied by prior average volume), and (iii) total change. Changes due to the combination of rate and volume changes (change in average volume multiplied by change in average rate) have been allocated on a consistent basis between rate and volume variances based on the percentage of the rate or volume variance to the sum of the two absolute variances.

                                                              YEAR ENDED DECEMBER 31, 2003
                                                                         VERSUS
                                                              YEAR ENDED DECEMBER 31, 2002
                                                             ------------------------------
                                                             INCREASE (DECREASE)
                                                                   DUE TO
                                                             -------------------
                                                              VOLUME      RATE       TOTAL
                                                             --------    -------    -------
                                                                 (DOLLARS IN THOUSANDS)
Interest Income:
  Federal funds sold.......................................   $  (54)     $ (44)      $(98)
  Investment securities -- taxable.........................      478       (255)       223
  Investment securities -- tax exempt(1)...................       62         (8)        54
  Loans....................................................      817       (299)       518
                                                              ------      -----       ----
     Total change in interest income.......................   $1,303      $(606)      $697
                                                              ------      -----       ----
Interest Expense:
  Interest bearing checking................................   $  211      $(107)      $104
  Money market deposits....................................       37       (132)       (95)
  Savings deposits.........................................       11        (18)        (7)
  Time deposits............................................      163        (44)       119
  Short-term borrowings....................................        1        (43)       (42)
                                                              ------      -----       ----
     Total change in interest expense......................      423       (344)        79
                                                              ------      -----       ----
Total change in net interest income........................   $  880      $(262)      $618
                                                              ======      =====       ====

                                                             YEAR ENDED DECEMBER 31, 2002
                                                                        VERSUS
                                                             YEAR ENDED DECEMBER 31, 2001
                                                            ------------------------------
                                                            INCREASE (DECREASE)
                                                                  DUE TO
                                                            -------------------
                                                             VOLUME      RATE       TOTAL
                                                            --------    -------    -------
                                                                (DOLLARS IN THOUSANDS)
Interest Income:
  Federal funds sold......................................   $  (25)     $(217)     $(242)
  Investment securities -- taxable........................       96       (259)      (163)
  Investment securities -- tax exempt(1)..................        2        (11)        (9)
  Loans...................................................    1,568       (260)     1,308
                                                             ------      -----      -----
     Total change in interest income......................   $1,641      $(747)     $ 894
                                                             ------      -----      -----
Interest Expense:
  Interest bearing checking...............................   $  239      $ (90)     $ 149
  Money market deposits...................................      (43)      (168)      (211)
  Savings deposits........................................       22        (11)        11
  Time deposits...........................................      165       (163)         2
  Short-term borrowings...................................       36        (86)       (50)
                                                             ------      -----      -----
     Total change in interest expense.....................      419       (518)       (99)
                                                             ------      -----      -----
Total change in net interest income.......................   $1,222      $(229)     $ 993
                                                             ======      =====      =====

---------------

(1) Tax-exempt yields were adjusted to a tax-equivalent basis using a 34% rate.

COMPARISON OF RESULTS OF OPERATIONS

  YEAR ENDED DECEMBER 31, 2003 VERSUS YEAR ENDED DECEMBER 31, 2002

     General. Net income increased 1.0% to $500,000 for the year ended December 31, 2003, as compared to net income of $495,000 for the period ended December 31, 2002. This increase was due to a $697,000 increase in net interest and total other income, coupled with a $50,000 reduction in the provision for loan losses, which were only partially offset by a $736,000 increase in total other expense and a $6,000 increase in income tax expense.

     Basic earnings per share decreased to $0.35 for the year ended December 31, 2003 (basic and diluted) from $0.44 for the year ended December 31, 2002 ($0.43 on a fully diluted basis). This decrease was due to the issuance of additional shares of common stock in our public offering of units completed in December 2002, which shares had only a marginal effect on the weighted average number of shares outstanding for 2002. In the offering, we sold 254,399 units and each unit consisted of one share of common stock and one warrant to purchase an additional share of common stock. After giving effect to the 5% stock dividend paid in April 2003 and the 5% stock dividend paid in April 2004, the total number of shares of common stock issued in the unit offering was 280,475.

     Total interest income increased 16.6% to $4.8 million from $4.1 million primarily due to the growth and mix of earning assets. Total other income increased 48.0% or by $97,000 to $299,000 from $202,000, due to increased deposit fees, gains on sale of mortgage loans and other fees as partially offset by an 83.3% decline in gains on sale of investments to $4,000 from $24,000 in the previous year. Total other expenses increased 36.4% or $736,000 to $2.8 million from $2.0 million due to growth related expenses from staffing increases, new marketing initiatives, increased regulatory compliance costs and more customer volume and activity, as well as increased expenses related to the opening of our new Westville office.

     Net Interest Income. Interest income increased by $679,000 to $4.8 million from $4.1 million, primarily due to a $26.2 million increase in average earning assets. Interest and fees on loans increased by $518,000 for the year ended December 31, 2003, due to an increase in average loans and loans available for sale outstanding of $12.8 million or 26.9% from the prior period, which more than offset the decline in the average yield on the loan portfolio. The average yield on our loan portfolio declined from 6.85% in 2002 to 6.26% in 2003 due to the declining interest rate environment. Interest on federal funds sold decreased by $98,000 due to a decrease of $4.1 million in average balances and lower yields caused by market rate declines. Interest and dividends on investments increased by $259,000 for the period due to an increase of $17.5 million in average outstanding balances. The increase was partially offset by an overall decline in the yield on investment securities caused by a decline in market interest rates. The average yield on investment securities declined to 2.87% in 2003 from 4.34% in 2002.

     Total interest expense increased $79,000 from the prior period, due principally to a $21.9 million increase in average interest bearing liabilities. The increase in the average balance of deposits was ameliorated by the lower rates paid on deposit accounts and short term borrowings, as the cost of interest bearing liabilities declined from 2.10% in 2002 to 1.61% in 2003. Our net interest margin was 3.55% for the year ended December 31, 2003 as compared to 3.97% for the prior period ended December 31, 2002, as our interest earning assets repriced downward to a greater degree than our interest bearing liabilities.

     Provision for Loan Losses. The provision for loan losses decreased to $225,000 for year ended December 31, 2003 compared to $275,000 for the prior period. Factors such as changes in the nature and volume of the portfolio, overall portfolio quality, concentrations of credit risk, review of specific problem loans, current economic conditions and trends that may affect the ability of borrowers to pay, and prior loss experience within the various categories of the portfolio are considered when reviewing the risks in the portfolio. The allowance for loan losses was $768,000 at December 31, 2003, or 1.15% of total outstanding loans. See "Business -- Allowance for Loan Losses" for more information.

     The bank's loan portfolio is relatively unseasoned due to the fact that we commenced operations in 2000. Therefore, our historical charge-off and non-performing loan statistics may not be indicative of future trends.

     Total Other Income. Other income, primarily service charges on deposit accounts and gains on sale of mortgages held for sale, increased $97,000 to $299,000 for the year ended December 31, 2003. Fees from deposit account holders for the year ended December 31, 2003 were approximately $139,000 compared to $85,000 in the prior period. This 63.5% increase was principally due to deposit growth. For the year ended December 31, 2003, we recorded gains on the sale of residential mortgage loans held for sale of $103,000 compared to $62,000 in the prior period. This was primarily due to increased refinancing activity due to lower interest rates during the year. In general, we sell all newly originated fixed-rate residential mortgage loans into the secondary market on a servicing released basis. The increase of $22,000 to $53,000 in 2003 from $31,000 in 2002, in other fees and charges was primarily volume related. Gains on sale of investments available for sale for the year ended December 31, 2003 declined to $4,000 compared to $24,000 in the year ended December 31, 2002.

     Total Other Expense. Total other expenses for the year ended December 31, 2003 increased $736,000 or 36.4% to $2.8 million compared to $2.0 million in the prior period. Most of the increases were due to growth related factors:

     - Employee related expenses were $1.2 million for the year compared to $842,000 for the year ended December 31, 2002, reflecting additions to our staff as well as normal compensation increases.

     - Occupancy and equipment expenses increased $117,000 to $335,000 for the year ended December 31, 2003, compared to $218,000 in the prior period. The opening of our Westville branch office in January 2003 accounted for $72,000 of these increases.

     - Advertising expenses increased $70,000 to $145,000 for the year ended December 31, 2003 compared to $75,000 in the prior period. This was due to increased activity relating to our Westville opening and other marketing campaigns designed to increase community awareness of our presence, products and capabilities.

     - Due to increased business volume, data processing expenses increased 23.3% to $275,000 for the year ended December 31, 2003 compared to $223,000 for the year ended December 31, 2002.

     - Professional services, including audit, loan review, and legal expenses increased $27,000 to $222,000 during the year ended December 31, 2003 compared to $195,000 for the comparable prior period. This increase was primarily related to our growth.

     - Other operating expenses included postage, ATM charges, telephone expenses, business development costs and other miscellaneous expenses. These expenses also included a loss of $19,000 on the replacement of equipment during the year ended December 31, 2003. Due to growth and increased activity, other operating expenses increased $137,000 or 29.2% to $607,000 for the year ended December 31, 2003, compared to $470,000 for the year ended December 31, 2002.

     Income Taxes. Our recorded income tax expense for the year ended December 31, 2003 was $335,000 compared to $329,000 in the prior period. The increase in income tax expense is due to higher pre-tax income for the year ended December 31, 2003 as compared to the prior period. The effective rates for the year ended December 31, 2003 and 2002 were 40.1% and 39.9%, respectively.

  YEAR ENDED DECEMBER 31, 2002 VERSUS YEAR ENDED DECEMBER 31, 2001

     General. Net income increased 37.1% to $495,000 for the year ended December 31, 2002 as compared to net income of $361,000 for the period ended December 31, 2001. Basic earnings per share increased to $0.44 for the year ended December 31, 2002 ($0.43 on a diluted basis) from $0.35 (basic and diluted) for the year ended December 31, 2001. This increase in net income was due to a $1.0 million increase in net interest and other income, which was partially offset by a $423,000 increase in income tax expense, a $422,000 increase in total other expense, and a $50,000 increase in the provision for loan losses.

     Total interest income increased 28.1% to $4.1 million from $3.2 million primarily due to the growth and mix of earning assets. Total other income increased 19.5% or by $33,000 due to increased deposit fees, gains on sale of residential mortgage loans and other fees, as partially offset by a 63.1% decline in gains on sale of investments to $24,000 from $65,000 in the previous year. Total other expenses increased $422,000 to $2.0 million from $1.6 million, or 26.4%, due to increased staff, additional occupancy expenses and volume related charges.

     Net Interest Income. Total interest income increased 28.1% to $4.1 million from $3.2 million primarily due to the growth and mix of earning assets. Interest and fees on loans increased by $1.3 million for the year ended December 31, 2002, due to an increase in average loans and loans available for sale outstanding of $22.5 million or 90.3% from the prior period. Interest on federal funds sold decreased by $242,000 due to lower yields caused by market rate declines and a decrease of $770,000 in average balances. Interest and dividends on investments decreased by $169,000 for the period due to a general decline in market interest rates.

     Total interest expense decreased $99,000 from the prior period, due principally to a decrease in the average rate paid on deposits and short-term borrowings from 3.26% to 2.10%. Our net interest margin was 3.97% for the year ended December 31, 2002 as compared to 3.85% for the prior period ended December 31, 2001.

     Provision for Loan Losses. Our provision for loan losses for 2002 was $275,000, representing a $50,000, or 22.2%, increase over the $225,000 recorded for 2001. Provisions for loan losses are charged to income to bring the allowance for loan losses to a level deemed appropriate by management based on factors discussed under "Business -- Allowance for Loan Losses." The increase in the 2002 provision was principally due to the substantial growth in our loan portfolio combined with management's view of the appropriate level of reserves given the state of the economy in 2002. The allowance for loan losses was $576,000 at December 31, 2002, representing 1.06% of total outstanding loans. The allowance for loan losses at December 31, 2001 was $335,000 or 0.91% of total outstanding loans at that date.

     Total Other Income. We derive a significant portion of our other income from fees assessed on retail and business deposit account holders. Fees from deposit account holders for the year ended December 31,

2002 were approximately $85,000 compared to $47,000 for the year ended December 31, 2001. This increase is primarily the result of deposit growth. In addition, during 2002 we recorded income from the sale of residential mortgages held-for-sale in the amount of $62,000 and gains on the sale of available-for-sale securities in the amount of $24,000. For the year ended December 31, 2001, we recorded gains on sale of mortgages held-for-sale in the amount of $46,000 and gains on sale of available-for-sale securities of $65,000.

     Total Other Expenses. Total other expenses for the year ended December 31, 2002 increased 26.4% to $2.0 million as compared to $1.6 million for the year ended December 31, 2001. Most of the increases were due to the following growth related factors:

     - Salaries, wages and employee benefit expenses were $842,000 for the year ended December 31, 2002 as compared to $770,000 in the prior period, reflecting additions to our staff as well as normal compensation increases.

     - In the second quarter of 2002, the bank moved its accounting and operations department to a new location. This coupled with additional equipment for the added staff resulted in 29.8% increase in occupancy and equipment expenses to $218,000 from $168,000 in the prior year.

     - As the volume of our business increased due to our growth, data processing expenses for the year ended December 31, 2002 were $223,000, a 54.9% increase from the previous period.

     - Professional services increased $77,000 to $195,000 in 2002 from $118,000 in 2001, as audit and loan review fees increased 75.9% from $58,000 in 2001 to $102,000 in 2002. Legal expenses also increased during the period from $41,000 in 2001 to $68,000 in 2002.

     - Other operating expense increased $127,000 to $470,000 in 2002 from $343,000 in 2001, as the growth in deposits and assets caused FDIC/OCC premiums and assessments to increase from $25,000 in 2001 to $45,000 in 2002, an increase of 80.0%. In addition, during 2002 we increased our dependence on outside couriers used for pick-up and delivery services to our customers. (The bank's internal courier service did not commence operations until 2003.) As a result of this and general growth, postage and courier related expenses increased to $77,000 in 2002, a 108.1% increase from the prior period.

     Income Taxes. During 2002, we recorded an income tax expense of $329,000, compared to a net tax benefit of $94,000 for 2001. This net tax benefit was due to the reversal of the valuation allowance on our deferred tax assets in the amount of $194,000, which offset our current tax expense of $125,000. We have deferred tax assets because of differences that arise between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

LIQUIDITY

     Liquidity represents an institution's ability to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funding through liability management. Liquid assets include cash, interest-bearing deposits with banks, federal funds sold, securities classified as available-for-sale, and loans maturing within one year. As a result of our management of liquid assets and the ability to generate liquidity through additional deposits or borrowings, we are able to maintain overall liquidity sufficient to satisfy our deposit withdrawal requirements and meet our customers' borrowing needs.

     At December 31, 2003 cash, cash equivalents, securities classified as securities available for sale, and federal funds sold totaled $44.5 million and were 37.7% of total assets. However, we have pledged $26.1 of our securities available for sale as collateral for uninsured municipal deposits held by us and uninsured deposits that underlie retail repurchase agreements, which adversely impacts our liquidity position. Asset liquidity is also provided by managing loan maturities. At December 31, 2003, approximately $29.6 million or 44.3% of loans would mature or reprice within a one-year period. To the extent possible, loans are funded with deposits or other funding with coinciding maturity or repricing dates.

     Net cash provided by operating activities for the year ended December 31, 2003 was $721,000 compared to $838,000 for the previous period. The difference can be attributed to an increase in mortgage loans available for sale offset by increased accretion of discounts on securities. An increase in other assets also contributed to the change.

     Net cash used in investing activities was $15.8 million for the year ended December 31, 2003 compared with $30.8 million for the previous year. Proceeds from prepayments and redemptions of securities in excess of the prior year, as well as a slower pace of loan growth, accounted for the majority of this change.

     Cash provided by financing activities was $19.5 million in fiscal year 2003 compared with $18.2 million in fiscal year 2002. Deposit growth was partially offset by a decline in short-term borrowings. In addition, in December 2002, we completed a public offering of units of common stock and warrants. 1st Colonial raised net proceeds of $1.9 million in that offering, and these proceeds were included in cash provided by financing activities in fiscal year 2002.

CAPITAL RESOURCES

     The assessment of capital adequacy depends on a number of factors such as asset quality, liquidity, earnings performance, changing competitive conditions, economic forces and growth and expansion activities. We seek to maintain a capital base to support our growth and expansion activities, to provide stability to current operations and to promote public confidence.

     The bank's capital position exceeds regulatory minimums. The primary indicators relied on by the OCC and other bank regulators in measuring strength of capital position are the Tier 1 risk-based capital ratio, total risk-based capital ratio and leverage ratio. Tier 1 capital consists of common and qualifying preferred shareholders' equity less goodwill. Total capital consists of Tier 1 capital, qualifying subordinated debt and a portion of the allowance for possible loan losses. Risk-based capital ratios are calculated with reference to risk weighted assets, which consist of both on and off balance sheet risks (such as letters of credit, lines of credit and home equity lines).

     We manage capital ratios to exceed regulatory minimums. The bank's Tier 1 risk-based capital ratio was 13.52% at December 31, 2003. The bank's total risk-based capital ratio was 14.60% at December 31, 2003. These ratios are in excess of the mandated minimum requirements of 4.00% and 8.00%, respectively. The leverage ratio consists of Tier 1 capital divided by quarterly average assets. At December 31, 2003, the bank's leverage ratio was 8.73%, which exceeded the required minimum leverage ratio of 4.00%. Management anticipates these ratios to decline as capital is leveraged in support of deposit and asset growth.

     The following table shows our regulatory capital ratios and shareholders' equity to total assets as of December 31, 2003:

                                                              AT DECEMBER 31, 2003
                                                              ---------------------
                                                              REGULATORY    ACTUAL
                                                                MINIMUM      RATIO
                                                              -----------   -------
Total risk-based capital ratio..............................     8.0%       14.60%
Tier 1 risk-based capital ratio.............................     4.0%       13.52%
Tier 1 leverage ratio.......................................     4.0%        8.73%
Shareholders' equity to total assets........................     None        8.09%

CONTRACTUAL OBLIGATIONS

     We enter into contractual obligations in the normal course of business as a source of funds for its asset growth and its asset/liability management, to fund acquisitions, and to meet required capital needs. These obligations require us to make cash payments over time as detailed in the table below (For further information regarding our contractual obligations refer to Notes 9, 10, 15 and 16 of our Consolidated Financial Statements included in this prospectus.):

                             PAYMENTS DUE BY PERIOD

CONTRACTUAL OBLIGATIONS                             LESS THAN    1-3      4-5      AFTER
AT DECEMBER 31, 2003                       TOTAL     1 YEAR     YEARS    YEARS    5 YEARS
-----------------------                   -------   ---------   ------   ------   -------
                                                      (DOLLARS IN THOUSANDS)
Borrowings..............................  $ 4,087    $ 4,087    $    0   $    0     $0
Certificates of deposit.................   26,232     20,577     2,251    3,404      0
Operating leases........................      363         78       185      100      0
Capital leases..........................        0          0         0        0      0
                                          -------    -------    ------   ------     --
Total contractual cash obligations......  $30,682    $24,742    $2,436   $3,504     $0
                                          =======    =======    ======   ======     ==

OFF-BALANCE SHEET INSTRUMENTS

     We do not have any off-balance sheet arrangements as that term is defined in Item 303 of SEC Regulation S-B (such as guarantee contracts, credit or liquidity support arrangements, derivative instruments or variable interests in other entities). We are, however, a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to manage its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit. These financial instruments involve elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of these financial instruments reflect the extent of our involvement in particular classes of financial instruments.

     Our exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. We use the same credit policies in making commitments and conditional obligations as we do for on-balance sheet instruments. Unless noted otherwise, we do not require and are not required to pledge collateral or other security to support financial instruments with credit risk.

                   AMOUNT OF COMMITMENT EXPIRATION PER PERIOD

                                              TOTAL
OTHER COMMERCIAL COMMITMENTS                 AMOUNTS    LESS THAN    1-3     4-5     AFTER
AT DECEMBER 31, 2003                        COMMITTED    1 YEAR     YEARS   YEARS   5 YEARS
----------------------------                ---------   ---------   -----   -----   -------
                                                        (DOLLARS IN THOUSANDS)
Commitments to extend credit:
  Lines of Credit.........................   $3,666      $3,274     $392     $0     $    0
                                             ------      ------     ----     --     ------
  Unfunded residential mortgages..........    4,653         522        0      0      4,131
                                             ------      ------     ----     --     ------
Total commercial commitments..............   $8,319      $3,796     $392     $0     $4,131
                                             ======      ======     ====     ==     ======

     For further information regarding our commitments, refer to Note 16 of our Consolidated Financial Statements included in this prospectus.

INTEREST SENSITIVITY

     An important element of both earnings performance and the maintenance of sufficient liquidity is management of the interest sensitivity gap. The interest sensitivity gap is the difference between interest-rate sensitive assets and interest-rate sensitive liabilities in a specific time period. Interest rate "gap analysis" is a common, though imperfect, measure of interest rate risk, which measures the relative dollar amounts of interest-earning assets and interest-bearing liabilities which re-price within these specific time periods, either through maturity or rate adjustment. A "positive gap" for a given period means that the amount of interest-earning assets maturing or otherwise repricing within that period exceeds the amount of interest-bearing liabilities maturing or otherwise repricing within the same period. Accordingly, in a declining interest rate environment, an institution with a "positive gap" would generally be expected, absent the effects of other factors, to experience a decrease in the yield on its assets greater than the decrease in the cost of its liabilities and its net interest income should be negatively affected. Conversely, the cost of funds for an institution with a "positive gap" would generally be expected to increase more slowly than the yield on its assets in a rising interest rate environment, and such institution's net interest income generally would be expected to be positively affected by rising interest rates. If we had a "negative gap" position with respect to a given time period, it would indicate that more liabilities may reprice within that time period than assets, with the result that rising rates may have a negative impact on interest rate spread and therefore on earnings.

     The gap can be managed by repricing assets or liabilities, by selling securities or loans held-for-sale, by replacing an asset or liability at maturity or by adjusting the interest rate during the life of an asset or liability. Matching the amounts of assets and liabilities repricing in the same time interval contributes to preserving net interest margins and minimizing the impact on net interest income in periods of rising or falling interest rates. We evaluate interest sensitivity risk and then formulate guidelines regarding asset generation and pricing, funding sources and pricing, and off-balance sheet commitments (such as letters of credit, lines of credit and credit card lines) in order to manage sensitivity risk. These guidelines are based on management's outlook regarding future interest rate movements, the state of the regional and national economy, and other financial and business risk factors.

     The following table illustrates our interest sensitivity gap position at December 31, 2003. It summarizes the contractual repayment terms or nearest repricing dates of our interest earning assets and interest-bearing liabilities. This table presents a position that existed at one particular day (December 31, 2003) and therefore is not necessarily indicative of our position at any other time.

INTEREST SENSITIVITY ANALYSIS

                                                  MATURING OR REPRICING IN:
                                      -------------------------------------------------
                                       WITHIN     4-12       1-5      OVER
                                      3 MONTHS   MONTHS     YEARS    5 YEARS    TOTAL
                                      --------   -------   -------   -------   --------
                                                   (DOLLARS IN THOUSANDS)
Interest earning assets:
  Federal funds sold................  $ 9,735    $    --   $    --   $    --   $  9,735
  Interest bearing deposits.........      500         --        --        --        500
  Investment securities held to
     maturity.......................      387      5,421        --        --      5,808
  Investment securities
     available-for-sale.............    8,812      8,169    10,493       511     27,985
  Loans and mortgages available for
     sale...........................   20,579      9,005    36,536       711     66,831
                                      -------    -------   -------   -------   --------
       Total interest earning
          assets....................  $40,013    $22,595   $47,029   $ 1,222   $110,859
                                      =======    =======   =======   =======   ========
Interest bearing liabilities:
  Deposits:
     Interest bearing demand........  $ 6,612    $18,680   $ 9,014   $ 3,005   $ 37,311
     Money market...................    2,646      3,402     9,073        --     15,121
     Savings........................      762        709     2,836       946      5,253
     Time deposits $100,000 and
       over.........................    9,737      5,591     1,556        --     16,884
     Time deposits less than
       $100,000.....................    2,277      2,972     4,099        --      9,348
  Other borrowed money..............    4,087         --        --        --      4,087
                                      -------    -------   -------   -------   --------
       Total interest bearing
          liabilities...............  $26,121    $31,354   $26,578   $ 3,951   $ 88,004
                                      =======    =======   =======   =======   ========
  Period gap........................  $13,892    $(8,759)  $20,451   $(2,729)  $ 22,855
                                      =======    =======   =======   =======   ========
  Cumulative gap....................  $13,892    $ 5,133   $25,584   $22,855
                                      =======    =======   =======   =======
  Ratio of cumulative gap to total
     interest earning assets........    12.53%      4.63%    23.08%    20.62%
                                      =======    =======   =======   =======

     While securities available-for-sale are presented in the foregoing table according to the earlier of their stated maturities or call dates, such investments can, if necessary, be sold at any time in reaction to interest rate changes or funding demands.

     We manage our interest rate sensitivity gap to, among other things, control the exposure of our net interest margin such that a 200 basis point increase or decrease in market rates will impact net interest income by no more than approximately 15% in any one year period. At December 31, 2003, we estimate that if interest rates increased by 200 basis points, projected net interest income for 2003 would decrease by 3.4% despite the fact that we had a positive gap. This is due to the fact that callable agency securities would not be called and we would not be able to reinvest these funds into higher yielding investments. Given the current interest rate levels, all interest rates could not decline 200 basis points. We estimate that a 100 basis point decrease would cause net interest income to decrease approximately 7.4%. This is due to callable agency securities being called, necessitating reinvestment into lower yielding investments.

     As noted previously, securities available for sale, while presented in the table at their stated maturities or possible call date whichever is shorter, can be sold any time and are an active interest sensitivity gap management tool. Further, the magnitude and timing of changes to deposit rate changes can be managed to further minimize the exposure of net interest margin. For example, savings deposits and certain interest bearing demand deposits, while recorded at their first possible repricing opportunity, would not likely react as quickly to a market rate change as their first recorded repricing opportunity would indicate.

RECENT ACCOUNTING PRONOUNCEMENTS

  TECHNICAL CORRECTIONS TO FASB STATEMENTS.

     In April 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. This Statement rescinds FASB Statement No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, FASB Statement No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. This Statement also rescinds FASB Statement No. 44, Accounting for Intangible Assets of Motor Carriers. This Statement amends FASB Statement No. 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions.

     The provisions of this Statement related to the rescission of Statement 4 shall be applied in fiscal years beginning after May 15, 2002. Any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in Opinion 30 for classification as an extraordinary item shall be reclassified.

     The provisions in paragraphs 8 and 9(c) of this Statement related to Statement 13 shall be effective for transactions occurring after May 15, 2002, with early application encouraged. All other provisions of this Statement shall be effective for financial statements issued on or after May 15, 2002, with early application encouraged.

     The adoption of this Statement did not have an impact on 1st Colonial's earnings, financial condition or equity.

  COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

     In June 2002, the FASB issued SFAS No. 146 Accounting for Costs Associated with Exit or Disposal Activities. This Statement requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. The standard nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).

     The provisions of this Statement are to be applied prospectively for exit or disposal activities that are initiated after December 31, 2003, with early application encouraged. 1st Colonial does not expect the adoption of this Statement to have an impact on its earnings, financial condition, or equity.

  ACQUISITIONS OF CERTAIN FINANCIAL INSTITUTIONS

     In October 2002, the FASB issued Statement No. 147, Acquisitions of Certain Financial Institutions, which amends SFAS No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions, SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, and FASB Interpretation No. 9. Except for transactions between two or more mutual enterprises, this Statement removes acquisitions of financial institutions from the scope of both Statement No. 72 and Interpretation 9 and requires that those transactions be accounted for in accordance with FASB Statements No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets. Thus, the requirement in paragraph 5 of Statement No. 72 to recognize any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset no longer applies to acquisitions within the scope of this Statement. In addition, this Statement amends Statement No. 144 to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that Statement No. 144 requires for other long-lived assets that are held and used. With some exceptions, the requirements of Statement No. 147 are effective October 1, 2002. The adoption of this Statement did not have an impact on 1st Colonial's earnings, financial condition, or equity.

  ACCOUNTING FOR STOCK-BASED COMPENSATION

     In December 2002, FASB issued SFAS No. 148, Accounting for Stock-Based Compensation -- Transition and Disclosure -- an amendment of FASB Statement No.
123. SFAS No. 148 amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002, except for financial reports containing condensed financial statements for interim periods for which disclosure is effective for periods beginning after December 15, 2002. Adoption of SFAS No. 148 did not impact 1st Colonial's earnings, financial condition, or equity. However, 1st Colonial did modify its disclosures related to the method of accounting for stock-based employee compensation in accordance with SFAS No. 148.

  GRANTOR'S ACCOUNTING AND DISCLOSURE REQUIREMENTS FOR GUARANTEES

     During 2002, FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees Including Indirect Guarantees of Indebtedness of Others, was issued. FASB Interpretation No. 45 requires a guarantor to include disclosure of certain obligations, and if applicable, at the inception of the guarantee, recognize a liability for the fair value of other certain obligations undertaken in issuing a guarantee. The recognition requirement is effective for guarantees issued or modified after December 31, 2003. Adoption of FASB Interpretation No. 45 did not have an impact on 1st Colonial's earnings, financial condition, or equity.

  CONSOLIDATION OF VARIABLE INTEREST ENTITIES

     During 2002, FASB Interpretation No. 46, Consolidation of Variable Interest Entities, was issued. FASB Interpretation No. 46 clarifies the application of Accounting Research Bulletin No. 51 and applies immediately to any variable interest entities created after January 31, 2003 and to variable interest entities in which an interest is obtained after that date. Adoption of FASB Interpretation No. 46 did not have an impact on 1st Colonial's earnings, financial condition, or equity.

  DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

     In April 2003, the FASB issued Statement No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. With some exceptions, this Statement is effective for contracts entered into or modified after June 30, 2003. The adoption of this Statement did not have an impact on 1st Colonial's earnings, financial condition, or equity.

  FINANCIAL INSTRUMENTS WITH DEBT AND EQUITY CHARACTERISTICS

     In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. The adoption of this Statement did not have an impact on 1st Colonial's earnings, financial condition, or equity.

                                    BUSINESS

GENERAL

     We are a Pennsylvania business corporation and bank holding company registered under the Bank Holding Company Act of 1956. 1st Colonial was incorporated on February 26, 2002 for the purpose of acquiring the bank, thereby enabling the bank to operate within a holding company structure. On June 30, 2002, 1st Colonial acquired 100% of the outstanding shares of the bank.

     The principal activities of 1st Colonial are owning and supervising the bank. The bank is a community-oriented, full-service commercial bank providing commercial and consumer financial services to businesses and individuals in Camden County, New Jersey and surrounding areas. We believe that we will continue to gain market share in our geographic market. We compete with the many existing and larger financial institutions in our geographic market by emphasizing personalized service, responsive decision making and an overall commitment to excellence.

     The bank offers commercial and consumer loans of all types, including real estate loans, residential mortgage loans, home equity loans and lines of credit, auto loans and other credit products. The bank's deposit services include business and individual demand and time deposit accounts, NOW accounts, money market accounts, Individual Retirement Accounts and holiday accounts. Our strategy for deposit acquisition and development has been to attract and retain core deposits, and we traditionally have not priced our deposits to attract short-term relationships. We do not accept brokered deposits. The bank is not authorized to offer trust services and does not presently offer the sale of investment products such as mutual funds to its customers.

     We provide a number of convenience-oriented services and products to our customers, including direct payroll and social security deposit services, bank-by-mail services, letters of credit, access to a national automated teller machine network, safe deposit boxes, night depository facilities, notary services, courier services and travelers checks. We also offer telephone banking services that enable our customers to obtain account information, effectuate transfers between accounts, order new checks and make stop payment requests. In addition, we intend to begin offering Internet-banking services to our customers in the third quarter of 2004, using a third party service provider.

     We have outsourced virtually all of our data processing operations to a third party service provider with respect to deposit accounts, checking accounts, loan accounts and other matters, as well as ATM processing services. We also use third parties to provide certain credit card processing services and escrow deposit processing services.

     As of December 31, 2003, we employed 23 full-time and three part-time employees.

BUSINESS STRATEGY

     Our mission is to become the leading community bank in our market area by meeting the credit needs of local businesses and residents, providing relationship banking and customer service that is superior to the larger banks in our market area, and offering products and services responsive to local needs. We intend to increase our market share and presence by opening additional branch offices at convenient and strategic locations and through growth at our existing offices.

     We target small and mid-sized businesses as well as professional practices such as lawyers, medical doctors and accountants in our market area. In addition, we have had success marketing our deposit account services to local government entities such as municipalities, school districts and public authorities. This success is largely due to the experience and reputation of our management in serving municipal and local government entities in our marketplace. These deposit relationships are typically operating accounts and longer-term certificates of deposit, which we believe are a stable source of funding for us.

     We actively pursue business relationships with our targeted clientele through diligent calling efforts and by capitalizing on our knowledge of the market and pre-existing business relationships. Our goal is to establish deposit and lending relationships that are based on service, will result in long-standing relationships and will lead to referrals from our satisfied customers.

     As an added convenience for our government and business customers, we began offering courier pick-up and delivery services to these customers in 2003. We also are planning to add up to two full-service branches by the first quarter of 2006, although we have no definitive arrangements to establish any branches at this time.

     An important element of our strategy is to capitalize on the prior experience of our management team in our market, as well as their pre-existing business relationships. Prior to organizing the bank, our president, Gerard M. Banmiller, helped organize Community National Bank of New Jersey located in Camden County, New Jersey, and served as its president from 1987 until its sale in 1998. James E. Strangfeld, the bank's executive vice president, directed various business and consumer banking operations for the southern New Jersey divisions of two large regional banks from 1986 to 2000. Many of the bank's customers, including governmental entities and local businesses, were customers of Mr. Banmiller and Mr. Strangfeld in their prior positions. It is a fundamental belief of management that having knowledge of our local markets facilitates a bank's deposit gathering capabilities and its ability to make sound credit decisions. This extensive knowledge of our local markets has allowed us to develop and implement a highly focused and disciplined approach to deposit and lending relationships with the customers in our market area.

     We believe that our knowledge of the local banking market and our emphasis on service, when combined with the application of sound lending practices, will create value for our shareholders.

CORPORATE HISTORY

  REORGANIZATION

     1st Colonial was formed on February 26, 2002. On June 30, 2002, we acquired 1st Colonial National Bank pursuant to its merger with and into Interim 1st Colonial National Bank, our wholly owned subsidiary that we formed for the sole purpose of acquiring 1st Colonial National Bank. The acquisition was part of the reorganization of 1st Colonial National Bank from a stand-alone national bank to a bank holding company structure.

     The reorganization was approved by the Office of the Comptroller of the Currency and by the Federal Reserve Bank of Philadelphia on June 6, 2002. The shareholders of the bank approved the reorganization at a meeting held on June 12, 2002. In preparation for that meeting, 1st Colonial and the bank mailed a proxy statement/prospectus to the bank's shareholders on May 10, 2002.

     In the reorganization, each existing shareholder of the bank received an equal number of shares of 1st Colonial common stock in exchange for his or her bank common stock. A total of 1,129,607 shares of 1st Colonial common stock were issued in the reorganization in exchange for an equal number of shares of the common stock of the bank.

  2002 STOCK OFFERING

     On September 20, 2002, 1st Colonial commenced a public offering of 600,000 units for an offering price of $8.50 per unit. Each unit consisted of one share of common stock and one warrant to purchase one share of common stock at an exercise price of $9.60 per share. This offering was completed on December 16, 2002. In the offering, 1st Colonial sold 254,399 units. After giving effect to the 5% stock dividends paid by 1st Colonial in April 2003 and April 2004, 1st Colonial issued in this offering 280,475 shares of common stock and warrants to acquire 280,475 shares of common stock at an exercise price of $8.71 per share. The offering raised $2,160,000 before offering expenses of $230,000. These proceeds were used to fund, among other things, the continued growth of the bank, including the establishment of the bank's branch in Westville, New Jersey.

LOAN PORTFOLIO

     The bank is an active lender with a loan portfolio that includes commercial mortgages, commercial loans, consumer installment loans and home equity loans. At December 31, 2003, we had loans of $65.8 million (net of a $768,000 allowance for loan losses and including $121,000 in net deferred costs), representing 55.7% of total assets, compared to $53.6 million at December 31, 2002.

  LENDING POLICY

     The bank's lending policies and procedures establish the basic guidelines governing its lending operations. Generally, the guidelines address the type of loans we seek, target markets, underwriting and collateral requirements, terms, interest rate and yield consideration and compliance with laws and regulations. The policies are reviewed and approved by the Board of the bank. The bank supplements its own supervision of the loan underwriting and approval process with quarterly loan audits by independent, outside professionals experienced in loan review work. All new loans in excess of $100,000, as well as a representative sample of the portfolio, are reviewed on a quarterly basis by this independent loan review firm.

     The Board maintains a loan committee consisting of at least four "outside" directors. Outside directors are directors who are not officers of the bank. Our senior lending officer and other loan officers present loans to the loan committee for consideration, but are not voting members of the committee. The loan committee is authorized to consider and approve all loan requests in excess of the lending authority delegated to the loan officers. Credit review and analysis on each loan is prepared by the individual loan officers for presentation to the loan committee. Loan approval requires a majority of the voting members present.

     The bank requires at least two authorized signatures for any loan in excess of $100,000. The authorized approval level required is a function of the aggregate amount of credit exposure to the borrower and any related entity. The senior lending officer, the president/chief executive officer, or the vice president, loan department, may approve loans up to $100,000. Other loan officers may approve loans up to an individual lending authority approved by the Board of Directors.

     The President/chief executive officer and the senior lending officer, or the senior lending officer and the vice president, loan department may approve loans up to an amount not to exceed $500,000. All loans in excess of $500,000 up to $1,000,000 are presented to the loan committee for approval, and all loans in excess of $1,000,000 are presented to the board of directors for approval.

  COMMERCIAL AND COMMERCIAL REAL ESTATE LOANS

     Our lending activity is concentrated primarily in commercial and commercial real estate loans. At December 31, 2003, commercial and commercial real estate loans equaled $44.2 million, or 66.5%, of the loan portfolio. The commercial and commercial real estate loan portfolio is comprised of $17.0 million of commercial and industrial loans, as well as $27.2 million of loans secured by commercial and multi-family real estate. These commercial real estate loans have an average loan to value ratio under 80%. Other than loans to operators of nonresidential buildings, which amount to $8.2 million or 12.4% of total loans, there is no material concentration in the commercial and commercial real estate loan portfolio within any business or industry segment. Our strategy is to make commercial and commercial real estate loans based on our analysis of a borrower's ability to repay the loan out of its operating cash flows. With few exceptions, we also obtain real estate or other collateral for a commercial or commercial real estate loan, and typically require repayment guarantees by principals of a borrower. Most of our commercial and commercial real estate loans are made to a diverse group of businesses of small and medium size. Except for one land loan in the amount of $1.1 million as of December 31, 2003, we have no land or residential development loans.

  RESIDENTIAL REAL ESTATE/CONSUMER LOANS

     Residential real estate and consumer loans together equaled $19.4 million, or 29.2% of the loan portfolio at December 31, 2003. The residential real estate portfolio consists primarily of home equity loans. The consumer loan portfolio consists primarily of automobile and personal loans. Approximately 85.3% of the residential real estate/consumer portfolio at December 31, 2003 is home equity loans. The average loan to value ratio of these loans is approximately 80%. Substantially all residential first mortgage loans originated by us are sold in the secondary market on a servicing released basis.

  CONSTRUCTION

     Construction loans equaled $2.9 million, or 4.3% of the loan portfolio at December 31, 2003. This portfolio consists of loans to contractors for the purpose of constructing or renovating single-family homes and loans to business owners for the purpose renovating existing facilities. All of these loans mature within one year. The average loan to value ratio of these loans is approximately 80%. The bank limits its lending to single-facility projects, and does not finance any tract developments.

     The following table summarizes the bank's loan portfolio by type of loan on the dates indicated.

                                                                      AT DECEMBER 31,
                                 -----------------------------------------------------------------------------------------
                                         2003                   2002                   2001                   2000
                                 --------------------   --------------------   --------------------   --------------------
                                           PERCENT OF             PERCENT OF             PERCENT OF             PERCENT OF
                                 AMOUNT      TOTAL      AMOUNT      TOTAL      AMOUNT      TOTAL      AMOUNT      TOTAL
                                 -------   ----------   -------   ----------   -------   ----------   -------   ----------
                                                                  (DOLLARS IN THOUSANDS)
Type of Loan:
Commercial.....................  $16,953      25.52%    $17,565      32.43%    $13,782      37.64%    $ 6,244      43.70%
Real estate -- commercial......   27,227      40.99%     18,895      34.88%     12,280      33.53%      3,554      24.88%
Real estate -- residential.....   16,512      24.86%     12,147      22.43%      6,588      17.99%      3,478      24.34%
Construction...................    2,884       4.34%      3,213       5.93%      2,120       5.79%         --         --
Consumer.......................    2,853       4.29%      2,348       4.33%      1,850       5.05%      1,012       7.08%
                                 -------     ------     -------    -------     -------    -------     -------     ------
Total gross loans..............   66,429     100.00%     54,168     100.00%     36,620     100.00%     14,288     100.00%
                                             ======                =======                =======
Less allowance for loan
  losses.......................     (768)                  (576)                  (335)                  (110)
Plus deferred loan costs
  (fees).......................      121                     30                    (24)                     5
                                 -------                -------                -------                -------
Loans, net.....................  $65,782                $53,622                $36,261                $14,183
                                 =======                =======                =======                =======

     The following table sets forth the estimated maturity of the bank's loan portfolio at December 31, 2003. The table does not include prepayments or scheduled principal repayments.

                                                      MATURITY DISTRIBUTION
                                   ------------------------------------------------------------
                                   WITHIN ONE YEAR   ONE-FIVE YEARS   OVER FIVE YEARS    TOTAL
                                   ---------------   --------------   ---------------   -------
                                                      (DOLLARS IN THOUSANDS)
Commercial.......................      $ 9,664          $ 7,048           $  241        $16,953
Construction.....................        2,884               --               --          2,884
Real estate mortgage(1)..........        4,050           30,356            9,333         43,739
Consumer.........................          874            1,719              260          2,853
                                       -------          -------           ------        -------
Total............................      $17,472          $39,123           $9,834        $66,429
                                       =======          =======           ======        =======

---------------

(1) Includes all mortgage and home equity loans.

     The following table sets forth the dollar amount of all loans due after December 31, 2003 which have pre-determined interest rates and which have floating or adjustable rates.

                                                                   FLOATING OR
                                                   FIXED RATES   ADJUSTABLE RATES    TOTAL
                                                   -----------   ----------------   -------
                                                            (DOLLARS IN THOUSANDS)
Commercial.......................................    $ 9,326         $ 7,627        $16,953
Real Estate -- construction......................      1,088           1,796          2,884
Real Estate -- mortgage(1).......................     34,821           8,918         43,739
Consumer.........................................      2,788              65          2,853
                                                     -------         -------        -------
Total............................................    $48,023         $18,406        $66,429
                                                     =======         =======        =======

---------------

(1) Includes all mortgage and home equity loans.

     Loans held for sale are residential mortgage loans that are subject to purchase commitments from third-party investors such as mortgage companies. Funds for these sales have not yet been received from the investors. The bank usually receives funds within one week of the loan closing. The bank receives interest income from the investor from the date the loan closes to the date funds are received from the investor. At December 31, 2003, there were $281,000 in loans held for sale compared to $63,000 at December 31, 2002 and

$182,000 at December 31, 2001. Interest earned from loans held for sale totaled $23,000 for 2003 compared to $13,000 for 2002 and $14,000 for 2001, and is included in interest on loans.

RISK ELEMENTS

     Risk elements in the loan portfolio include loans past due, non-accrual loans, other real estate owned and a concentration of loans to one type of borrower. We closely monitor the loan portfolio to reduce the risk of delinquent and problem credits. Strict underwriting criteria, which include loan to value and debt to income ratios, are followed, which also helps reduce credit risk in the loan portfolio. The loan review function is performed by an outside entity that evaluates loan quality, including adherence to underwriting criteria. This outside entity reports directly to the Audit Committee of the Board of Directors. The OCC, as the bank's primary regulator, also reviews the loan portfolio as part of its review process. The bank's lending activity extends to individuals and small and medium sized businesses located primarily within the greater Cherry Hill, New Jersey area. Consistent with its focus on providing community-based financial services, the bank does not attempt to diversify its loan portfolio geographically by making significant amounts of loans to borrowers outside its market area. For a description of the bank's market area, see "Business -- Market Area."

ASSET QUALITY

     The bank manages asset quality and controls credit risk through diversification of the loan portfolio and the application of policies designed to foster sound underwriting and loan monitoring practices. The bank's senior officers are charged with monitoring asset quality, establishing credit policies and procedures subject to approval by the Board of Directors, seeking the consistent application of these policies and procedures across the bank and adjusting policies as appropriate for changes in market conditions.

     Non-performing assets include non-performing loans and foreclosed real estate held for sale. Non-performing loans consist of loans where the principal, interest, or both, is 90 or more days past due and loans that have been placed on non-accrual. Income recognition of interest is discontinued when, in the opinion of management, the collectibility of such interest becomes doubtful. A loan is generally classified as non-accrual when principal or interest has been in default for a period of 90 days or more or because of a deterioration in the financial condition of the borrower such that payment in full of principal or interest is not expected. Loans past due 90 days or more and still accruing interest are loans that are generally well secured and in process of collection. When loans are placed on non-accrual, accrued income from the current period will be reversed from current earnings. Consumer loans are to be charged off when principal or interest is 120 or more days delinquent or will be placed on non-accrual if the collateral is insufficient to recover the principal. The bank had no non-performing loans or non-accrual loans at December 31, 2003. As of December 31, 2003, for purposes of accounting and reporting in accordance with SFAS 15, the bank had no troubled debt restructuring. As of December 31, 2003, for purposes of accounting and reporting in accordance with SFAS 114, the bank had no "impaired" loans.

ALLOWANCE FOR LOAN LOSSES

     The bank determines the provision for loan losses through a quarterly analysis of the allowance for loan losses. Factors such as changes in the nature and volume of the portfolio, overall portfolio quality, concentrations of credit risk, review of specific problem loans, current economic conditions and trends that may affect the ability of borrowers to pay, and prior loss experience within the various categories of the portfolio are considered when reviewing the risks in the portfolio. All loans greater than $100,000 and all classified loans are analyzed individually. While management believes the allowance for loan losses is currently appropriate, future additions to the allowance may be necessary based on changes in general economic conditions and/or the condition of specific borrowers. The allowance is reviewed quarterly by the Board of Directors and senior management of the bank. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. Such agencies may require the bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

     In addition to management review, an external service provides a detailed loan review analysis. In the course of a year, all loans in excess of $100,000 are reviewed and rated. In addition, other smaller loans are reviewed on a random basis. At each quarterly review cycle, all classified loans are assigned a specific reserve allocation based on the guidelines established in the bank's credit policy which was approved by the Board of Directors. These could range from 2.5%-10% on special mention loans; 10%-25% on substandard loans; 50%-75% on loans rated doubtful and 100% on any loan rated loss.

     The balance of any rated loan is deducted from the remaining general portfolio classification. The general category is currently segregated by commercial real estate loans, commercial and industrial loans, residential real estate loans, construction loans and other consumer loans. Each category of loan is then assigned loss factors based on a review of the following areas: (i) historical losses [(due to limited loss experience, we use the loss experience of peer banks as reported in the Uniform Bank Performance Report)]; (ii) policies and procedures; (iii) economic conditions; (iv) nature and volume; (v) management; (vi) oversight; (vii) concentrations; and (viii) external factors. The sum of the assigned loss factors is then applied to the outstanding balance of the respective category.

     The bank has no credit exposure to foreign countries or foreign borrowers or highly leveraged transactions.

     The following table sets forth the year-end balances of and changes in the allowance for loan losses, as well as certain related ratios, as of December 31, 2003, 2002, 2001 and 2000:

                                                             DECEMBER 31,
                                                 -------------------------------------
                                                  2003      2002      2001      2000
                                                 -------   -------   -------   -------
                                                        (DOLLARS IN THOUSANDS)
Allowance for loan losses, beginning of
  period.......................................  $   576   $   335   $   110   $     0
Loans charged-off:
  Consumer.....................................      (40)      (49)        0         0
Recoveries:
  Consumer.....................................        7        15         0         0
                                                 -------   -------   -------   -------
Net charge-offs................................      (33)      (34)        0         0
Provision charged to operations................      225       275       225       110
                                                 -------   -------   -------   -------
Balance, end of year...........................  $   768   $   576   $   335   $   110
                                                 =======   =======   =======   =======
Average loans, net of deferred costs(1)........  $60,183   $47,430   $24,923   $ 6,936
Total gross loans at year end..................  $66,550   $54,198   $36,596   $14,293
Ratios:
Net charge-offs to:
  Average loans, net of deferred costs.........     0.05%     0.07%     0.00%     0.00%
  Allowance as a percentage of total gross
     loans.....................................     1.15%     1.06%     0.92%     0.77%

---------------

(1) Includes average balance of loans held for sale of $382 in 2003 and $156 in 2002. Interest income on loans held for sale was $23 in 2003 and $13 in 2002.

     Loans charged off will represent the bank's recognition of losses previously provided for in the overall allowance for loan losses through the provisions charged to operations in the respective periods.

     The following schedule sets forth the allocation of the allowance for possible loan losses among various categories. The allocation is based upon the historical experience of the bank, the historical experience of the bank's management while at other institutions and management's review of the specific amount or specific loan category in which future losses may ultimately occur. However, the entire allowance for possible loan losses is available to absorb future loan losses in any category. The bank is unable to accurately predict in what category future charge offs and recoveries may actually occur.

                ALLOCATION OF ALLOWANCE FOR POSSIBLE LOAN LOSSES

                                                     DECEMBER 31,
                               ---------------------------------------------------------
                                     2003                2002                2001
                               -----------------   -----------------   -----------------
                               AMOUNT   PERCENT*   AMOUNT   PERCENT*   AMOUNT   PERCENT*
                               ------   --------   ------   --------   ------   --------
                                                (DOLLARS IN THOUSANDS)
Commercial...................   $275     25.52%     $235     32.43%     $150     37.64%
Real estate -- commercial....    256     40.99%      170     34.88%      107     33.53%
Real estate -- residential...    102     24.86%       75     22.43%       31     17.99%
Construction.................     27      4.34%       29      5.93%       19      5.79%
Consumer.....................    108      4.29%       67      4.33%       28      5.05%
                                ----    -------     ----    -------     ----    -------
                                $768    100.00%     $576    100.00%     $335    100.00%
                                ====    =======     ====    =======     ====    =======

---------------

* Percentages indicate percent of loans in each category to total loans.

SECURITIES

     Securities, primarily U.S. treasury and U.S. government agency securities, totaled $33.9 million or 28.7% of total assets at December 31, 2003. The bank's securities portfolio serves several purposes. Portions are held to maturity. The remaining portions are used to assist the bank in liquidity and asset/liability management. Total amortized cost of securities at December 31, 2003 was $33.9 million or 28.7% of total assets compared to $31.0 million or 31.5% of total assets at December 31, 2002.

     Securities are classified as investment securities held-to-maturity when management has the intent and the bank has the ability at the time of purchase to hold the securities to maturity. Investment securities held-to-maturity are carried at cost adjusted for amortization of premiums and accretion of discounts. Securities to be held for indefinite periods of time are classified as securities available-for-sale and are carried at fair market value. Securities available-for-sale include securities that may be sold in response to changes in market interest rates, changes in the security's prepayment risk, increases in loan demand, general liquidity needs and other similar factors. The bank's recent purchases of investment securities have been U.S. government and agency securities with short- to medium-term maturities and adjustable rate mortgage backed securities.

     Securities available-for-sale are reflected at fair value with unrealized gains and losses, net of tax, if any, being included in the bank's accumulated other comprehensive income account. The fair value of the securities available-for-sale, as of December 31, 2003 was $28.0 million, which resulted in a tax adjusted unrealized loss on such securities included in accumulated other comprehensive income, a component of shareholders' equity, of $73,000. The fair value at December 31, 2002 was $29.9 million, which resulted in a tax adjusted unrealized gain on such securities included in shareholders' equity of $101,000 as of December 31, 2002.

     The following tables summarize the composition of our investment securities portfolio at December 31, 2003 and 2002.

                              SECURITIES PORTFOLIO

                                                           AT DECEMBER 31, 2003
                                              -----------------------------------------------
                                                 HELD TO MATURITY        AVAILABLE FOR SALE
                                              ----------------------   ----------------------
                                              AMORTIZED   ESTIMATED    AMORTIZED   ESTIMATED
                                                COST      FAIR VALUE     COST      FAIR VALUE
                                              ---------   ----------   ---------   ----------
                                                          (DOLLARS IN THOUSANDS)
Municipal securities........................   $5,808       $5,796      $    --     $    --
U.S. government securities..................       --           --       18,536      18,479
Mortgage-backed securities..................       --           --        9,265       9,200
Equity securities...........................       --           --          306         306
                                               ------       ------      -------     -------
Total.......................................   $5,808       $5,796      $28,107     $27,985
                                               ======       ======      =======     =======

                                                           AT DECEMBER 31, 2002
                                              -----------------------------------------------
                                                 HELD TO MATURITY        AVAILABLE FOR SALE
                                              ----------------------   ----------------------
                                              AMORTIZED   ESTIMATED    AMORTIZED   ESTIMATED
                                                COST      FAIR VALUE     COST      FAIR VALUE
                                              ---------   ----------   ---------   ----------
                                                          (DOLLARS IN THOUSANDS)
Municipal securities........................   $1,220       $1,218      $    --     $    --
U.S. government securities..................       --           --       19,196      19,317
Mortgage-backed securities..................       --           --       10,376      10,413
Equity securities...........................       --           --          204         204
                                               ------       ------      -------     -------
Total.......................................   $1,220       $1,218      $29,776     $29,934
                                               ======       ======      =======     =======

     The amortized cost and weighted average yield of the bank's investment securities and securities available-for-sale at December 31, 2003, by contractual maturity, are reflected in the following table. Actual maturities will differ from contractual maturities because certain borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                        DUE 1 YEAR      DUE         DUE       DUE AFTER
AT DECEMBER 31, 2003                     OR LESS     1-5 YEARS   5-10 YEARS   10 YEARS     TOTAL
--------------------                    ----------   ---------   ----------   ---------   -------
                                                         (DOLLARS IN THOUSANDS)
Investments securities held to
  maturity:
Municipal Securities:
  Amortized cost......................    $5,808      $    --      $   --      $   --     $ 5,808
  Weighted average yield(1)...........      1.79%          --          --          --        1.79%
                                          ------      -------      ------      ------     -------
Total amortized cost..................    $5,808      $    --      $   --      $   --     $ 5,808
                                          ======      =======      ======      ======     =======
Weighted average yield................      1.79%          --          --          --        1.79%
Investment securities available for
  sale:
US government agency securities:
  Amortized cost......................        --      $18,536      $   --      $   --     $18,536
  Weighted average yield..............        --         2.85%         --          --        2.85%
Mortgage backed securities:
  Amortized cost......................    $  343      $ 1,385      $1,817      $5,720     $ 9,265
  Weighted average yield..............      3.81%        3.61%       3.45%       2.99%       3.20%
Equity securities:
  Amortized cost......................    $   --      $    --      $   --      $  306     $   306
  Weighted average yield..............        --           --          --        5.41%       5.41%
Total amortized cost..................    $  343      $19,921      $1,817      $6,026     $28,107
                                          ======      =======      ======      ======     =======
Total fair value......................    $  341      $19,854      $1,804      $5,986     $27,985
                                          ======      =======      ======      ======     =======
Weighted average yield................      3.81%        2.90%       3.45%       3.11%       2.99%

---------------

(1) Yields on tax-exempt securities were adjusted to a tax-equivalent basis using a 34% rate.

DEPOSITS

     The bank's predominate source of funds is depository accounts. The bank's deposit base is comprised of demand deposits, savings and money market accounts and other time deposits.

     The following table sets forth the distribution of average deposits by major category and the average rate paid in each year as applicable.

                        DISTRIBUTION OF AVERAGE DEPOSITS

                                                 YEARS ENDED DECEMBER 31,
                                 ---------------------------------------------------------
                                       2003                2002                2001
                                 -----------------   -----------------   -----------------
                                 AVERAGE   AVERAGE   AVERAGE   AVERAGE   AVERAGE   AVERAGE
                                 BALANCE    RATE     BALANCE    RATE     BALANCE    RATE
                                 -------   -------   -------   -------   -------   -------
                                                  (DOLLARS IN THOUSANDS)
Non-interest bearing demand
  deposits.....................  $18,320     0.00%   $14,786     0.00%   $ 8,327     0.00%
Interest bearing demand
  deposits.....................   31,344     1.69%    19,772     2.16%     9,460     2.94%
Money market deposits..........   15,109     0.64%    12,231     1.57%    13,883     2.90%
Savings deposits...............    5,293     0.59%     3,873     0.98%     1,807     1.49%
Time deposits..................   20,296     2.68%    14,342     2.96%     9,667     4.38%
                                 -------             -------             -------
  Total/weighted average
     rate......................  $90,362     1.33%   $65,004     1.66%   $43,144     2.62%
                                 =======    =====    =======    =====    =======    =====

     The following table is a summary of time deposits of $100,000 or more (all of which are certificates of deposit) by remaining maturities as of December 31, 2003:

                MATURITIES OF TIME DEPOSITS OF $100,000 AND OVER

                                                                AMOUNT      PERCENT
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
Three months or less........................................   $ 9,737       57.67%
Three to six months.........................................     3,043       18.02%
Six to twelve months........................................     2,548       15.09%
Over twelve months..........................................     1,556        9.22%
                                                               -------      -------
                                                               $16,884      100.00%
                                                               =======      =======

     Total deposits at December 31, 2003 were $104.3 million compared to total deposits of $82.9 million at December 31, 2002. Certificates of deposit totaled $26.2 million and $16.9 million at December 31, 2003 and December 31, 2002, respectively.

     As new deposits are generated from the bank's existing branch as well as any future branches, the bank expects to use these funds, to the extent that they grow faster than loan growth, for investment securities and other earning assets. Management expects to manage the growth of deposits in any new branches as it does in its current operations, by interest rate management and marketing.

     The bank's strategy for deposit acquisition and development has been to attract and retain core deposits, and the bank has not priced its deposits to attract short-term relationships. In addition, we have had success marketing our deposit account services to local government entities such as municipalities, school districts and public authorities. This success is largely due to the experience and reputation of our management in handling local government entity business, which has led to referrals and additional relationships. These deposits are typically operating accounts and longer term certificates of deposit, so they are a stable source of funding for us.

SHORT-TERM BORROWINGS

     The bank has no funding dependence on short-term borrowings. Typically the short-term borrowings are in the form of securities sold under repurchase agreements and are an accommodation for significant depositor relationships that have excess large investable balances for short periods. The majority of these repurchase agreements mature within 90 days.

     The following table summarizes short-term borrowing and weighted average interest rates paid:

                                                             YEAR ENDED DECEMBER 31,
                                                             ------------------------
                                                              2003     2002     2001
                                                             ------   ------   ------
                                                              (DOLLARS IN THOUSANDS)
Average daily amount of short-term borrowings outstanding
  during the period........................................  $5,284   $5,217   $3,908
Weighted average interest rate on average daily short-term
  borrowings...............................................    0.78%    1.59%    3.40%
Maximum outstanding short-term borrowings outstanding at
  any month-end............................................  $8,296   $7,065   $6,071
Short-term borrowings outstanding at period end............  $4,087   $6,033   $5,460
Weighted average interest rate on short-term borrowings at
  period end...............................................    0.49%    1.00%    1.91%

MARKET AREA

     We are located in the southwestern part of New Jersey, approximately five miles east of the City of Philadelphia, Pennsylvania, which is the fifth largest city in the United States. Our market area consists of the greater Cherry Hill, New Jersey area and the Borough of Westville, New Jersey. Our target market includes the towns of Collingswood, Cherry Hill, Haddonfield and Westville.

PROPERTIES

     Our headquarters are located at 1040 Haddon Avenue, Collingswood, New Jersey. The property, which houses the administrative headquarters and a full service banking office, is leased by the bank. The building has two stories containing approximately 3,800 total square feet of space. The annual base rental through 2004 is $45,000, not including taxes, utilities and insurance, which increases to $49,500 for 2005. After 2005, the rent increases annually based on increases in the consumer price index, with a minimum annual increase of 3%. The initial term of the lease is through 2009, with options in favor of the bank to renew the lease for two additional five-year terms. The property is well maintained and suitable to our present needs and operations.

     Certain back office and administrative functions are located in office space leased by the bank at 900 Haddon Avenue, Collingswood, New Jersey. This lease expires in 2006.

     On January 16, 2003 the bank opened a branch office at 321 Broadway, Westville, New Jersey. The bank purchased this facility from another financial institution. The bank did not purchase any deposits or loans in this transaction. In addition to the existing vault, drive-through teller windows and night depository facility, the facility was expanded to include multiple customer service representative locations and a drive-up automated teller machine.

COMPETITION

     The banking business in our market area, as well as the balance of New Jersey and the Philadelphia area, is highly competitive with respect to both loans and deposits and is dominated by a number of major regional and super-regional banks and non-depository institutions which have many offices. Many of these institutions, particularly the larger banking firms that have enhanced their local presence through mergers in recent years, have substantially greater resources and offer a wider array of services than we do. In addition, many of these institutions are permitted to make larger loans than we can. In addition, the present bank regulatory environment has undergone significant change. This change affects the banking industry and competition between banks and non-bank financial institutions. There have been significant regulatory, statutory and case law changes in the bank merger and acquisition area, in the products and services banks can offer, and in the non-banking activities in which bank holding companies can engage. We face competition for loans and deposits from institutions such as credit unions, mortgage brokers, mortgage banking companies, mutual funds, money market funds, investment bankers, insurance companies and others. These non-bank financial institutions have the power to acquire and own banks that could compete with us. See "Supervision and Regulation."

     We compete with these institutions primarily on the basis of service, quality and hours of operation. We believe that the local presence of our senior management and Board of Directors, and their collective familiarity with our market area, affords us an advantage in service, quality and understanding the needs of our customer base.

LEGAL PROCEEDINGS

     We are periodically parties to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to our business. We do not believe that there is any pending or threatened proceeding against us which, if determined adversely, would have a material effect on our business or financial position.

                           SUPERVISION AND REGULATION

GENERAL

     We are registered as a bank holding company and are subject to supervision and regulation by the Board of Governors of the Federal Reserve System under the Bank Holding Act of 1956, as amended. As a bank holding company, our activities and those of the bank are limited to the business of banking and activities closely related or incidental to banking. Bank holding companies are required to file periodic reports with and are subject to examination by the Federal Reserve Board.

     The Federal Reserve Board has issued regulations under the Bank Holding Company Act that require a bank holding company to serve as a source of financial and managerial strength to its subsidiary banks. As a result, the Federal Reserve Board, pursuant to such regulations, may require us to stand ready to use our resources to provide adequate capital funds to the bank during periods of financial stress or adversity.

     The Bank Holding Company Act prohibits us from acquiring direct or indirect control of more than 5% of the outstanding shares of any class of voting stock, or substantially all of the assets of, any bank, or from merging or consolidating with another bank holding company, without prior approval of the Federal Reserve Board. Additionally, the Bank Holding Company Act prohibits us from engaging in or from acquiring ownership or control of more than 5% of the outstanding shares of any class of voting stock of any company engaged in a non-banking business, unless such business is determined by the Federal Reserve Board to be so closely related to banking as to be a proper incident thereto. The types of businesses that are permissible for bank holding companies to own have been expanded by recent federal legislation; see discussion of Gramm-Leach-Bliley Act below.

     The bank is a national bank chartered under the National Bank Act, and is subject to regulation, supervision and examination by the OCC and, in certain respects, by the Federal Reserve Board and the Federal Deposit Insurance Corporation (the "FDIC"). The FDIC, through the Bank Insurance Fund, insures all deposits held by the bank up to a maximum of $100,000 for any one customer.

     The OCC, which has primary supervisory authority over the bank, regularly examines banks in such areas as reserves, loans, investments, management practices, and other aspects of operations. These examinations are designed for the protection of the bank's depositors rather than the bank's shareholders. The bank must furnish annual and quarterly Call Reports to the OCC, which has the authority under the Financial Institutions Supervisory Act to prevent a national bank from engaging in an unsafe or unsound practice in conducting its business.

     The various laws and regulations administered by the OCC affect corporate practices, such as the payment of dividends, incurrence of debt and acquisition of other financial institutions and companies, and affect business practices, such as the payment of interest on deposits, the charging of interest on loans, the types of business conducted and the location of offices.

SARBANES-OXLEY ACT

     On July 30, 2002, the Sarbanes-Oxley Act, or SOX, was enacted. SOX is not a banking law, but applies to all public companies, including 1st Colonial. The stated goals of SOX are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. SOX is the most far-reaching U.S. securities legislation enacted in some time. SOX generally applies to all companies, both U.S. and non-U.S., that file or are required to file periodic reports with the Securities and Exchange Commission, or the SEC, under the Securities Exchange Act of 1934, or the Exchange Act. Given the extensive SEC role in implementing rules relating to many of SOX' new requirements, the final scope of these requirements remains to be determined.

     SOX includes very specific additional disclosure requirements and new corporate governance rules, requires the SEC and securities exchanges to adopt extensive additional disclosure, corporate governance and other related rules and mandates further studies of specified issues by the SEC and the Comptroller General. SOX represents significant federal involvement in matters traditionally left to state regulatory systems, such as the regulation of the accounting profession, and to state corporate law, such as the relationship between a board of directors and management and between a board of directors and its committees. SOX addresses, among other matters:

     - audit committees;

     - certification of financial statements by the chief executive officer and the chief financial officer;

     - the forfeiture of bonuses or other incentive-based compensation and profits from the sale of an issuer's securities by directors and senior officers in the twelve month period following initial publication of any financial statements that later require restatement;

     - a prohibition on insider trading during pension plan black out periods;

     - disclosure of off-balance sheet transactions;

     - a prohibition on personal loans to directors and officers;

     - expedited filing requirements for Form 4 statements of changes of beneficial ownership of securities required to be filed by officers, directors and 10% shareholders;

     - disclosure of whether or not a company has adopted a code of ethics;

     - "real time" filing of periodic reports;

     - auditor independence; and

     - various increased criminal penalties for violations of securities laws.

     The SEC has been delegated the task of enacting rules to implement various provisions with respect to, among other matters, disclosure in periodic filings pursuant to the Exchange Act. To date, the SEC has implemented some of the provisions of SOX. However, the SEC continues to issue final rules, reports, and press releases. As the SEC provides new requirements, we will review those rules and comply as required.

USA PATRIOT ACT

     In October 2001, the President signed into law the USA PATRIOT Act. This Act was in direct response to the terrorist attacks on September 11, 2001, and strengthens the anti-money laundering provisions of the Bank Secrecy Act. Most of the new provisions added by this Act apply to accounts at or held by foreign banks, or accounts of or transactions with foreign entities. The bank does not have a significant foreign business and does not expect this Act to materially affect its operations. This Act does, however, require the banking regulators to consider a bank's record of compliance under the Bank Secrecy Act in acting on any application filed by a bank. As the bank is subject to the provisions of the Bank Secrecy Act (i.e., reporting of cash transactions in excess of $10,000), the bank's record of compliance in this area will be an additional factor in any applications filed by it in the future. To the bank's knowledge, its record of compliance in this area is satisfactory and its processes and procedures to insure compliance with this Act are satisfactory.

GRAMM-LEACH-BLILEY ACT

     In November 1999 the Gramm-Leach-Bliley Act (the "GLB Act") became law. The GLB Act made significant changes in U.S. banking law, principally by repealing the 1933 Glass-Steagall Act. Under the GLB Act, banks and other financial companies, such as securities firms and insurance companies, are now able to combine and be commonly owned. The GLB Act also permits bank holding companies and banks to engage in a broader range of financially related activities than was available to them before the passage of the GLB Act, including insurance and securities underwriting, merchant banking and real estate development and investment. The GLB Act, however, does not authorize banks or their affiliates to engage in commercial activities that are not financial in nature, such as manufacturing.

     The GLB Act creates a new category of bank holding company called a "financial holding company." In order to avail itself of the expanded financial activities permitted under the GLB Act, a bank holding company must notify the Federal Reserve that it elects to be a financial holding company. A bank holding company can make this election if it, and all its bank subsidiaries, are well capitalized, well managed, and have at least a satisfactory Community Reinvestment Act rating, each in accordance with the definitions prescribed by the Federal Reserve and the regulators of the company's subsidiary banks. Once a bank holding company makes such an election, and provided that the Federal Reserve does not object to such election, the financial holding company may engage in financial activities (i.e., securities underwriting, insurance underwriting, and certain other activities that are financial in nature as to be determined by the Federal Reserve) by simply giving a notice to the Federal Reserve within thirty days after beginning such business or acquiring a company engaged in such business. This makes the regulatory approval process to engage in financial activities much more streamlined than it was under prior law. We have no present intention of electing to become a financial holding company.

     The GLB Act also permits certain financial activities to be undertaken by a subsidiary of a national bank. Generally, for financial activities that are conducted as a principal, such as a securities underwriter or dealer holding an inventory, a national bank must be one of the 100 largest national banks in the United States and have debt that is rated investment grade. However, smaller national banks may own a securities broker or an insurance agency, or certain other financial agency entities under the GLB Act. Under prior law, national banks could only own an insurance agency if it was located in a town of fewer than 5,000 residents, or under certain other conditions. Under the GLB Act, there is no longer any restriction on where the insurance agency subsidiary of a national bank is located or does business.

     The GLB Act also contains a number of provisions that affect the operations of all financial institutions. One of the provisions relates to the financial privacy of consumers, authorizing the federal banking regulators to adopt rules that would limit the ability of banks and other financial entities to disclose non-public information about consumers to entities that are not affiliates. Under these rules, banks must establish a disclosure policy for non-public customer information, disclose the policy to their customers, and give their customers the opportunity to object to non-public information being disclosed to a third party.

CAPITAL REQUIREMENTS

     Under federal regulations, Bank must maintain a minimum ratio of qualified total capital to risk-weighted assets of 8.0%. Risk-weighted assets are determined by multiplying the various categories of assets by the appropriate risk-weighing factor (ranging from 0% to 100%) under applicable regulations. Certain off-balance sheet items, such as standby letters of credit, are included in assets for these purposes at a "credit equivalent" value, determined by multiplying the off-balance sheet item by a credit conversion factor established by applicable regulations. At least half of the total capital must be comprised of common equity, retained earnings and a limited amount of permanent preferred stock, less goodwill ("Tier 1 capital"). The remainder ("Tier 2 capital") may consist of a limited amount of subordinated debt, other preferred stock, certain other instruments and a limited amount of loan and lease loss reserves. The sum of Tier 1 capital and Tier 2 capital is "total risk-based capital." Federal regulations also require a minimum ratio of Tier 1 capital to risk-weighted assets of 4.0%.

     In addition, federal regulations have established a minimum leverage ratio (Tier 1 capital to quarterly average assets less goodwill) of 3.0% for banks and bank holding companies that meet certain specified criteria, including that they have the highest regulatory rating. All other banks and bank holding companies are required to maintain a leverage ratio of 3.0% plus an additional amount of at least 100 to 200 basis points. The regulations also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets.

     Banking regulators continue to indicate their desire to raise banking organization capital requirements beyond their current levels. However, management is unable to predict whether higher capital ratios will be imposed and, if so, at what levels and on what schedule.

     Any national bank not in compliance with applicable capital requirements may be subject to certain growth restrictions, issuance of a capital directive by the appropriate federal regulator, and various other possible enforcement actions by the appropriate federal regulators, including a cease and desist order, civil monetary penalties, and the establishment of restrictions on operations. In addition, the institution could be subject to appointment of a receiver or conservator or a forced merger into another institution.

LIMITS ON DIVIDENDS

     The amount of dividends that may be paid by the bank depends upon the bank's earnings and capital position, and is limited by federal law, regulations and policies.

     As a national bank subject to the regulations of the OCC, the bank must obtain approval for any dividend if the total of all dividends declared in any calendar year would exceed the total of its net profits, as defined by applicable regulations, for that year, combined with its retained net profits for the preceding two years, less any required transfers to surplus. In addition, the bank may not pay a dividend in an amount greater than its undivided profits then on hand after deducting its losses and bad debts. For this purpose, bad debts are generally defined to include the principal amount of loans which are in arrears with respect to interest by six months or more unless such loans are fully secured and in the process of collection. Moreover, for purposes of this limitation, the bank is not permitted to add the balance in its allowance for loan loss account to its undivided profits then on hand; however, it may net the sum of its bad debts as so defined against the balance in its allowance for loan loss account and deduct from undivided profits only bad debts as so defined in excess of that amount.

     In addition, the OCC is authorized to determine under certain circumstances relating to the financial condition of a national bank that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. The payment of dividends that deplete a bank's capital base could be deemed to constitute such an unsafe or unsound practice.

LOANS TO ONE BORROWER LIMITATION

     Under applicable OCC regulations, a national bank's total outstanding loans and extensions of credit to one borrower may not exceed 15 percent of the bank's capital and surplus, plus an additional 10 percent of the bank's capital and surplus if the amount that exceeds the bank's 15 percent general limit is fully secured by readily marketable collateral, which is defined to include certain financial instruments and bullion. To qualify for the additional 10 percent limit, the bank must perfect a security interest in the collateral under applicable law and the collateral must have a current market value at all times of at least 100 percent of the amount of the loan or extension of credit that exceeds the bank's 15 percent general limit. At December 31, 2003, the Bank's loans to one borrower limitation was $1.4 million.

COMMUNITY REINVESTMENT

     Under the Community Reinvestment Act ("CRA"), a bank has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the OCC, in connection with its examination of national banks, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution. The OCC is required to provide a written evaluation of an institution's CRA performance utilizing a four tiered descriptive rating system, which rating is disclosed to the public.

     The Community Reinvestment Act was amended by the GLB Act to provide that small banks (those under $250 million in assets) that received an "outstanding" on their last CRA exam will not have to undergo another CRA exam for five years, or for four years if their last exam was "satisfactory." In addition, any CRA agreement entered into between a bank and a community group must be disclosed, with both the bank and the group receiving any grants from the bank detailing the amount and use of the funding provided.

PROMPT CORRECTIVE ACTION

     The federal banking agencies are required to take "prompt corrective action" in respect of banks that do not meet minimum capital requirements. There currently are five capital tiers: "well capitalized," "adequately capitalized," "under capitalized," "significantly under capitalized" and "critically under capitalized." The bank is "well capitalized." The following table sets forth the minimum capital ratios that a bank must satisfy in order to be considered well capitalized or adequately capitalized under OCC regulations:

                                                              ADEQUATELY       WELL
                                                              CAPITALIZED   CAPITALIZED
                                                              -----------   -----------
Total risk-based capital ratio..............................      8%            10%
Tier 1 risk-based capital ratio.............................      4%             6%
Leverage ratio..............................................      4%             5%

     The FDIC's regulations establish specific actions that are permitted or, in certain cases required, to be taken by regulators with respect to institutions falling within one of the three undercapitalized categories. Depending on the level of the institution's capital, the agency's correction powers can include: requiring a capital restoration plan; placing limits on asset growth and restrictions on activities; requiring the institution to issue additional stock (including voting stock) or be acquired by another institution in a transaction supervised by the FDIC; placing restrictions on transactions with affiliates; restricting the interest rate the institution may pay on deposits; ordering a new election for the institution's board of directors; requiring that certain senior executive officers or directors be dismissed; prohibiting the institution from accepting deposits from correspondent banks; prohibiting the payment of principal or interest on subordinated debt; and, in the most severe cases, appointing a receiver for the institution. A bank that is undercapitalized is required to submit a capital restoration plan. Under certain circumstances, a "well capitalized", "adequately capitalized" or "undercapitalized" institution may be required to comply with restrictions applicable to the next lowest capital category.

SAFETY AND SOUNDNESS STANDARDS

     The OCC and the other federal banking agencies have adopted "Interagency Guidelines Establishing Standards for Safety and Soundness" ("Guidelines"). These operational and managerial standards address an institution's general practices, and are designed to provide a framework for the federal bank regulators to determine whether those practices are sound in principle and whether procedures are in place to ensure that they are applied in the normal course of business. The guidelines cover such areas as internal controls, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation. Banks failing to meet these standards are required to submit compliance plans to their appropriate federal regulators.

     The OCC is also required to perform annual on-site bank examinations, place limits on real estate lending by banks and impose more stringent auditing requirements.

INSURANCE OF ACCOUNTS AND REGULATIONS BY THE FDIC

     The bank is a member of the Bank Insurance Fund, which is administered by the FDIC. Deposits are insured up to the applicable limits by the FDIC and such insurance is backed by the full faith and credit of the United States government. As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examination of, and to require reporting by, FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the Bank Insurance Fund.

     The FDIC's deposit insurance premiums are assessed through a risk-based system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their level of capital and supervisory evaluation. Under the system, institutions classified as well capitalized (i.e., a core capital ratio of at least 5%, a ratio of Tier 1 or core capital to risk-weighted assets ("Tier 1 risk-based capital") of at least 6% and a risk-based capital ratio of at least 10%) and considered healthy pay the lowest premium, while institutions that are less than adequately capitalized (i.e., core or Tier 1 risk-based capital ratios of less than 4% or a total risk-based capital ratio of less than 8%) and considered of substantial supervisory concern pay the highest premium. Risk classification of all insured institutions is made by the FDIC for each semi-annual assessment period.

     The FDIC is authorized to increase assessment rates, on a semi-annual basis, if it determines that the reserve ratio of the Bank Insurance Fund will be less than the designated reserve ratio of 1.25% of Bank Insurance Fund insured deposits. In setting these increased assessments, the FDIC must seek to restore the reserve ratio to that designated reserve level, or such higher reserve ratio as established by the FDIC.

     The current premium schedule for Bank Insurance Fund insured institutions ranges from 0 to 27 basis points per $100 of deposits. The bank is in the category of institutions that pay zero in FDIC insurance premiums. In addition FDIC premiums, all insured institutions are required to pay a Financing Corporation assessment, in order to find the interest on bonds issued to resolve thrift failures in the 1980s. The current annual rate for all insured institutions is 1.54 basis points for each $100 in domestic deposits. These assessments are revised quarterly and will continue until the bonds mature in the year 2017.

LEGISLATIVE PROPOSALS AND REFORMS

     Legislative and regulatory proposals regarding changes in banking, and the regulation of banks, thrifts and other financial institutions, are considered from time to time by the executive branch of the federal government, Congress and various state governments. Certain of these proposals, if adopted, could significantly change the regulation of banks and the financial services industry. We cannot predict whether any of these proposals will be adopted or, if adopted, how these proposals will affect us.

IMPACT OF MONETARY POLICIES

     The profitability of the banking business depends in large part on the difference between the interest rate paid by us on deposits and other borrowings, and the interest rate received by us on loans extended to customers and securities held in our portfolio, comprise the major portion of our earnings. In addition, we attempt to generate revenues by assessing fees on our services, to the extent the competitive market will allow such fees.

     The earnings and growth of the bank and of the banking industry as a whole is affected not only by general domestic and foreign economic conditions, but also by the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve Board. The Federal Reserve Board affects the national economy by its open market operations in United States government securities, limitations upon savings and time deposit interest rates, and adjustments to the discount and reserve retention rates applicable to borrowings by banks which are members of the Federal Reserve System. These actions of the Federal Reserve Board influence the growth of bank loans, investments and deposits and affect interest rates charged on loans and paid on deposits. The nature and impact of any future changes in monetary policies cannot be predicted but, in any event, may have a material effect on the our results of operations.

TRANSACTIONS WITH AFFILIATES

     National banks must comply with Sections 23A and 23B of the Federal Reserve Act ("Sections 23A and 23B") and Regulation W under that act relative to transactions with affiliates in the same manner and to the same extent as if the bank were a Federal Reserve member bank. A bank holding company, its subsidiaries and any other company under common control are considered affiliates of the bank. Generally, Sections 23A and 23B and Regulation W: (i) limit the extent to which the insured association or its subsidiaries may engage in certain covered transactions with an affiliate to an amount equal to 10% of such institution's capital and surplus and place an aggregate limit on all such transactions with affiliates to an amount equal to 20% of such capital and surplus, and (ii) require that all such transactions be on terms substantially the same, or at least as favorable to the institution or subsidiary, as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, the purchase of assets, the issuance of a guarantee and similar types of transactions. Any loan or extension of credit by the bank to an affiliate must be secured by collateral in accordance with Section 23A and Regulation W. Exemptions from Section 23A or 23B may be granted only by the Federal Reserve. The bank has not been significantly affected by the rules regarding transactions with affiliates.

     The bank's authority to extend credit to executive officers, directors and 10% shareholders, including 1st Colonial, as well as entities controlled by such persons, is governed by Sections 22(g) and 22(h) of the Federal Reserve Act, and Regulation O thereunder. Pursuant to these laws and regulations, any loan made by the bank to an executive officer or director, or his or her affiliates, (i) was made in the ordinary course of business, (ii) was made on terms and conditions substantially the same as those offered to unaffiliated individuals and (iii) did not involve more than the normal risk of repayment. The bank has not made any loans to a 10% shareholder. Generally, Regulation O also places individual and aggregate limits on the amount of loans the bank may make to such persons based, in part, on the bank's capital position, and requires certain board approval procedures to be followed.

                                   MANAGEMENT

     The table set forth below contains information concerning our board of directors, including their principal occupations or employment during the past five years and their ages.

                                                                    DIRECTOR
NAME                                                          AGE   SINCE(1)
----                                                          ---   --------
LINDA M. ROHRER.............................................  56      2000
Since 1985, Ms. Rohrer has owned and served as the President of Rohrer and Sayers Real Estate, a commercial and
residential real estate sales company. Ms. Rohrer served as
a director of Community National Bank of New Jersey from
October 1988 to May 1996.
GERARD M. BANMILLER.........................................  56      2000
Mr. Banmiller has been President and Chief Executive Officer of the bank since its opening in June 2000. From October
1999 to June 2000, Mr. Banmiller organized the bank on a
full-time basis. He served as a Regional President of Hudson
United Bank from August 1998 until September 1999. He served as a director and President of Community National Bank of
New Jersey from its formation in 1987 until its acquisition
by Hudson United Bank in August 1998.
MARY R. BURKE...............................................  51      2002
Since July 1993, Ms. Burke has owned, and served as the
President and Treasurer of, Standardized Test Scoring Co.,
Inc., an independent assessment service organization. Since
August 2003, she also has served as the principal of St.
Rose of Lima School in Haddon Heights, New Jersey. From
January 2003 to June 2003, she served as principal of Christ the King Regional School in Haddonfield, New Jersey.
THOMAS A. CLARK, III........................................  50      2000
Mr. Clark is a practicing attorney. Since 1992, he has been
a shareholder, officer and director of the law firm of
Cureton Caplan, P.C.
LETITIA G. COLOMBI..........................................  59      2000
Since May 2001, Ms. Colombi has served as the Mayor of the
Borough of Haddonfield, New Jersey, and since 1985, she has
been a Borough Commissioner and the Director of Public Works for Haddonfield. From August 1998 until April 2000, she
served as a member of an advisory board at Hudson United
Bank. Ms. Colombi served as a director of Community National
Bank of New Jersey from October 1988 to August 1998.
GERALD J. DEFELICIS.........................................  77      2000
Since 1984, Mr. DeFelicis has been retired, having served
from 1945 to 1984 with Sun Company, Inc., where he held the
position of Manager of Systems Policy and Strategic
Facilities. From August 1998 to April 2000, Mr. DeFelicis
served as a member of an advisory board at Hudson United
Bank. Mr. DeFelicis served as a director of Community
National Bank of New Jersey from 1987 to August 1998.
JOHN J. DONNELLY IV.........................................  49      2001
Since 1998, Mr. Donnelly has served as President of J.J.
Donnelly Inc., a general contractor in the commercial
construction industry. From 1992 to 1998, Mr. Donnelly
served as President of John J. Donnelly Inc.
EDUARDO F. ENRIQUEZ.........................................  46      2000
Since 1994, Dr. Enriquez has been self-employed as a Doctor
of Medicine. Since 1997, he has been a member of the
Physicians Counsel to the Board of Trustees of Virtua Health
Systems.

                                                                    DIRECTOR
NAME                                                          AGE   SINCE(1)
----                                                          ---   --------
MICHAEL C. HAYDINGER........................................  34      2002
From 1994 to the present, Mr. Haydinger has served as the
Controller of First Montgomery Group, a real estate
management and construction firm in Marlton, New Jersey.
HARRISON MELSTEIN...........................................  61      2002
Mr. Melstein is retired. From 1985 to 2002, he was a
registered pharmacist and owned and operated Ames Drug Store in Collingswood, New Jersey.
STANLEY H. MOLOTSKY.........................................  68      2000
Mr. Molotsky is a counselor in financial matters. Since
1988, Mr. Molotsky has been the owner and operator of SHM
Financial Group, a financial counseling firm.

---------------

(1) Includes service as a director of the bank.

EXECUTIVE OFFICERS

     Set forth below is certain information concerning our executive officers.

GERARD M. BANMILLER. Mr. Banmiller is the President and Chief Executive Officer of 1st Colonial and the bank. He is also a director. Please see "Board of Directors" above for more information regarding Mr. Banmiller.

JAMES E. STRANGFELD. Mr. Strangfeld serves as Executive Vice President of 1st Colonial and Executive Vice President and Senior Loan Officer the bank. From 1996 until being engaged by the bank in 2000, Mr. Strangfeld served as a Regional Executive with PNC Bank in Cherry Hill, New Jersey, where he directed the consumer banking operations for 40 branches in Burlington and Camden Counties. From 1986 to 1996, he served as Senior Vice President/Manager Community Lending for Chemical Bank New Jersey, where he directed all functions of its New Jersey Community Lending Department, which was designed to service small business customers.

ROBERT C. FAIX. Mr. Faix serves as Senior Vice President and Chief Financial Officer of 1st Colonial and the bank. From June 2000 until being engaged by the bank in May 2001, Mr. Faix served as the Senior Vice President and Chief Financial Officer of Crusader Holding Corp., the holding company for Crusader Savings Bank. From July 1999 through June 2000, Mr. Faix served as Senior Vice President and Chief Financial Officer for the Student Finance Corp., a subprime student lender located in Newark, Delaware. From June 1998 through June 1999, Mr. Faix served as the Vice President and Controller of Keystone Bank, N.A., a commercial bank located in Horsham, Pennsylvania. From May 1995 through June 1998, Mr. Faix served as the Senior Vice President and Chief Financial Officer of American Heritage FCU, a credit union located in Philadelphia, Pennsylvania.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth certain information concerning the number of shares of our common stock held as of December 31, 2003, by each person known by us to be the beneficial owner of more than five percent of our outstanding common stock (each of whom is a director), each director, each executive officer, and all directors and executive officers as a group. The amounts in this table and its footnotes have been adjusted to give effect to the 5% stock dividend paid on April 15, 2004 to shareholders of record as of April 1, 2004.


                  AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)

                                                          SOLE VOTING     SHARED
                                               TOTAL          AND       VOTING AND
                                             BENEFICIAL   INVESTMENT    INVESTMENT   PERCENT OF
NAME OF BENEFICIAL OWNER                     OWNERSHIP       POWER        POWER       CLASS(2)
------------------------                     ----------   -----------   ----------   ----------
Linda M. Rohrer(3).........................    97,049        97,049            0         6.8%
Gerard M. Banmiller(4).....................    63,937        15,978       47,959         4.5%
Mary R. Burke(5)...........................     8,478         8,478            0         0.6%
Thomas A. Clark, III(6)....................    27,876        27,876            0         2.0%
Letitia G. Colombi(7)......................     9,933         3,939        5,994         0.7%
Gerald J. DeFelicis(8).....................    24,826        24,826            0         1.8%
John J. Donnelly, IV(9)....................    30,626        24,011        6,615         2.2%
Eduardo F. Enriquez(10)....................    39,088        29,252        9,836         2.7%
Michael C. Haydinger(11)...................   106,188        12,972       93,216         7.4%
Harrison Melstein(12)......................    39,417        33,421        5,996         2.8%
Stanley H. Molotsky(13)....................    29,089        21,372        7,717         2.1%
James E. Strangfeld(14)....................    10,660         6,029        4,631         0.8%
Robert C. Faix(15).........................     7,023         6,659          364         0.5%
All directors and executive officers as a
  group (13 persons)(16)...................   494,190       311,862      182,328        32.5%

---------------

 (1) Based on information furnished by the respective individuals, as of December 31, 2003, and our books and records as of such date. Under applicable regulations, shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares the power to vote or dispose of the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares. Under applicable regulations, a person is deemed to have beneficial ownership of shares which may be received upon the exercise of outstanding stock options or warrants if the option or warrant is exercisable within 60 days. All warrants held by our executive officers and directors are fully vested, have a three-year term expiring on December 16, 2005 and have an exercise price of $8.71 per share.

 (2) The percentage is calculated on a fully diluted basis (as if such person's or group's vested options and warrants were exercised).

 (3) Includes 4,102 shares that Ms. Rohrer has the right to acquire upon the exercise of vested stock options, and 12,972 shares that Ms. Rohrer has the right to acquire upon the exercise of vested warrants.

 (4) Includes 44,872 shares jointly owned by Mr. Banmiller with his spouse, 11,443 shares that Mr. Banmiller has the right to acquire upon the exercise of vested stock options and 3,087 shares that Mr. Banmiller and his wife have the joint right to acquire upon the exercise of vested warrants.

 (5) Includes 1,655 shares that Ms. Burke has the right to acquire upon the exercise of vested stock options.

 (6) Includes 6,891 shares owned by the Cureton Caplan Hunt Scaramella & Clark Profit Sharing Plan over which Mr. Clark has control, 3,181 shares that Mr. Clark has the right to acquire upon the exercise of vested stock options and 1,323 shares that Mr. Clark has the right to acquire upon the exercise of vested warrants.

 (7) Includes 4,892 shares owned by Ms. Colombi's spouse, 1,103 shares that Ms. Colombi's spouse has the right to acquire upon the exercise of vested warrants, and 3,181 shares that Mrs. Colombi has the right to acquire upon the exercise of vested stock options.

 (8) Includes 3,181 shares that Mr. DeFelicis has the right to acquire upon the exercise of vested stock options, and 3,245 shares that Mr. DeFelicis has the right to acquire upon the exercise of vested warrants.

 (9) Includes 3,181 shares that Mr. Donnelly has the right to acquire upon the exercise of vested stock options, 3,308 shares that Mr. Donnelly has the right to acquire upon the exercise of vested warrants, 3,308 shares owned by The Eighdies, LLC, a limited liability company in which Mr. Donnelly has a 25% membership interest, and 3,308 shares that The Eighdies, LLC has the right to acquire upon the exercise of vested warrants.

(10) Includes 3,181 shares that Dr. Enriquez has the right to acquire upon the exercise of vested stock options; 2,594 shares that Dr. Enriquez has the right to acquire upon the exercise of vested warrants; 4,919 shares jointly owned by Dr. Enriquez with his spouse; 4,919 shares that Dr. Enriquez and his spouse have the joint right to acquire upon the exercise of vested warrants; 2,863 shares owned by the Eduardo F. Enriquez MD LLC Profit Sharing Plan FBO Eduardo G. Enriquez (the "Enriquez Profit Sharing Plan"), over which Dr. Enriquez has sole voting and investment control; and 2,863 shares that the Enriquez Profit Sharing Plan has the right to acquire upon the exercise of vested warrants.

(11) Includes 1,655 shares that Mr. Haydinger has the right to acquire upon the exercise of vested stock options, 40,692 shares owned by First Montgomery Properties, 50,869 shares owned by Marlton Investment Group and 12,972 shares of common stock that Marlton Investment Group has the right to acquire upon the exercise of warrants. Mr. Haydinger is an executive officer of First Montgomery Properties and Marlton Investment Group (which are affiliated companies) and through his position exercises voting and investment power over these shares.

(12) Includes 1,655 shares that Mr. Melstein has the right to acquire upon the exercise of vested stock options, 2,205 shares that Mr. Melstein has the right to acquire upon the exercise of vested warrants, and 5,996 shares that Mr. Melstein owns jointly with his spouse.

(13) Includes 3,181 shares that Mr. Molotsky has the right to acquire upon the exercise of vested stock options, 3,859 shares owned by Mr. Molotsky's spouse and 3,859 shares that Mr. Molotsky's spouse has the right to acquire upon the exercise of vested warrants.

(14) Includes 2,426 shares owned by Mr. Strangfeld's spouse, 1,103 shares jointly owned by Mr. Strangfeld and his spouse, 1,103 shares that Mr. Strangfeld and his spouse have the joint right to acquire upon the exercise of vested warrants, and 5,422 shares that Mr. Strangfeld has the right to acquire upon the exercise of vested stock options.

(15) Includes 364 shares jointly owned by Mr. Faix with his spouse, 1,147 shares that Mr. Faix has the right to acquire upon the exercise of vested stock options and 2,756 shares that Mr. Faix has the right to acquire upon the exercise of vested warrants.

(16) Includes 46,165 shares that the directors and officers, in the aggregate, have the right to acquire upon the exercise of vested stock options and 61,617 shares that the directors and officers and their affiliates, in the aggregate, have the right to acquire upon the exercise of vested warrants.

DIRECTOR COMPENSATION

     The Chairman of the Board receives a quarterly retainer of $1,000 for service on the Board, and each director, other than Mr. Banmiller, receives a quarterly retainer of $500. Each committee chairman receives an annual retainer of $500 for chairing such committee. Each director, except for Mr. Banmiller and each committee chairman (other than the loan committee chairman, who receives both the retainer and the per meeting fee), receives $50 per committee meeting attended. An aggregate of $32,750 was paid to directors during the year ended December 31, 2003, for attendance at Board and committee meetings.

     Options to purchase shares of common stock have been granted to directors of 1st Colonial and the bank, and directors of 1st Colonial and the bank will receive additional stock options at each annual shareholders' meeting and at other times determined by our Stock Option Plan Committee in its discretion. On January 15, 2003, each non-employee director of the bank was granted options to purchase 828 shares of 1st Colonial common stock, at an exercise price of $7.82 per share (amounts are adjusted to reflect the April 2003 and April 2004 5% stock dividends). On April 22, 2003, the date of our annual meeting of shareholders, each non-employee director of the bank was granted options to purchase 788 shares of 1st Colonial common stock, at an exercise price of $8.71 per share. On January 2, 2004, each non-employee director of the bank was granted options to purchase 1,575 shares of 1st Colonial common stock, at an exercise price of $10.89 per share. (April 2003 and January 2004 grant amounts are adjusted to reflect the April 2004 5% stock dividend). On the date of the 2004 annual meeting of shareholders, which we anticipate will be held in May 2004, each nonemployee who is elected as a director of 1st Colonial or the bank will automatically be granted options to purchase 750 shares of our common stock. All of the directors of 1st Colonial also are directors of the bank.

     Options have a term of ten years from the date of grant. Options vest on the earlier of the date on which (i) the optionee has completed 11 months of continuous service as a director of 1st Colonial or the bank from the date of grant or (ii) a change in control of the 1st Colonial or the bank occurs. In the event of the optionee's retirement from the board of directors, death or disability, his or her stock options lapse at the earlier of three months from the date of retirement, death or disability, or the expiration of the term of the option. If his or her service as a director is terminated for any reason except retirement, death or disability, all options terminate upon the date service is terminated, unless the Stock Option Plan Committee permits the optionee to exercise such options until the earlier of the expiration of the term of the option or three months after the termination of service.

     1st Colonial maintains a directors and officers liability insurance policy. The policy covers all directors and officers of 1st Colonial and the bank for certain liability, loss, or damage that they may incur in their capacities as such. To date, no claims have been filed under this insurance policy.

AUDIT COMMITTEE

     The Audit Committee of our board of directors is composed entirely of non-management directors, each meeting the independence requirements of the NASD. The primary duties and responsibilities of the Audit Committee are to:

     - Oversee that management maintains the reliability and integrity of the accounting policies and financial reporting and disclosure practices of 1st Colonial;

     - Oversee that management establishes and maintains processes to assure that an adequate system of internal controls is functioning within 1st Colonial; and

     - Oversee that management establishes and maintains processes to assure compliance by 1st Colonial with all applicable laws, regulations and corporate policy.

     In connection with these duties, the Audit Committee is responsible for the appointment, compensation, oversight and termination of our independent auditors. The Audit Committee is responsible also for, among other things, reporting to the our board of directors on the results of the annual audit, and reviewing the financial statements and related financial and non-financial disclosures included in our earnings releases, Annual Reports on Form 10-KSB and Quarterly Reports on Form 10-QSB. The Audit Committee is also responsible for receiving and responding to complaints and concerns relating to accounting and auditing matters. The Audit Committee has adopted the written charter outlining its practices and responsibilities.

     During the year ended December 31, 2003, the Audit Committee met four times. At each meeting, the Audit Committee reviewed the results of reviews performed in the areas of internal audit and compliance. The Audit Committee was apprised of the status of all audit findings and the resolutions instituted by management. At the February 18, 2004 meeting, the Audit Committee also reviewed and approved the Audit Committee Charter and the internal audit program for the year ending December 31, 2004. Management also updated the Audit Committee on the status of the independent audit for the year ended December 31, 2003 that was being performed by KPMG LLP.

     The Audit Committee recommended to Bancorp's Board of Directors the engagement of KPMG LLP for the year ended December 31, 2003.

     The Audit Committee has discussed with our independent auditors the matters required to be discussed by Statement of Auditing Standards 61 and has received from the independent auditors the written disclosures and letter required by Independence Standards Board Standard No. 1 addressing all relationships between the independent auditors and 1st Colonial that might bear on the auditors' independence. The Audit Committee has reviewed the materials received from the independent auditors, has discussed with the independent auditors the independence of such auditors, and has satisfied itself as to the auditors independence.

     The Audit Committee acts only in an oversight capacity, and in doing so relies on the work and assurances of our management and its independent auditors.

REMUNERATION OF EXECUTIVE OFFICERS

     The following table sets forth the compensation paid to our Chief Executive Officer during the years ended December 31, 2003, 2002 and 2001 and any executive officer who received cash compensation exceeding $100,000 during 2003:

                           SUMMARY COMPENSATION TABLE

                                                                          OTHER ANNUAL
NAME AND PRINCIPAL POSITION                 YEAR     SALARY     BONUS    COMPENSATION(1)
---------------------------                 ----    --------   -------   ---------------
Gerard M. Banmiller,......................  2003    $153,258   $10,000       $24,383
  President and Chief                       2002     137,500    16,000        21,204
  Executive Officer                         2001     114,423    25,000        17,695
James E. Strangfeld.......................  2003    $127,758   $ 8,500       $ 3,888
  Executive Vice                            2002     115,000    14,000         3,883
  President                                 2001      98,654    20,000         3,851
Robert C. Faix............................  2003    $ 97,132   $ 6,500       $11,719
  Senior Vice President                     2002      92,500     3,000         8,079
  and Chief Financial Officer               2001(2)   55,384     5,000         2,625

(1) Consists of an automobile expense allowance, life, health and long-term disability insurance annual premiums, and club membership dues.

(2) Mr. Faix commenced his employment in May 2001.

EMPLOYMENT AGREEMENTS

     Gerard M. Banmiller, the President, Chief Executive Officer and a director of 1st Colonial and the bank, has an employment agreement with the bank. This agreement has an initial three-year term and provides for annual one-year extensions on each anniversary of June 29, 2000, the date the bank received regulatory authority to open for business, unless the bank or Mr. Banmiller gives prior written notice of nonrenewal to the other party. On and after January 1, 2002, Mr. Banmiller is entitled to receive an annual base salary of not less than $100,000. Except for a reduction which is proportionate to a company-wide reduction in executive pay, the annual base salary paid to Mr. Banmiller in any period cannot be less than the annual base salary paid to him in any prior period.

     Under his agreement, Mr. Banmiller is entitled to participate in any incentive compensation and employee benefit plans that the bank maintains. He also is entitled to participate in and enjoy any other plans and arrangements which provide for sick leave, vacation, sabbatical, or personal days, club memberships and dues, education payment or reimbursement, business-related seminars, and similar fringe benefits provided to or for the executive officers of the bank from time to time. He also is entitled to be reimbursed for amounts he pays as lease or loan payments due with respect to the lease or purchase of his automobile, up to and not to exceed an amount equal to $500.00 per month.

     In the event the bank terminates Mr. Banmiller's employment for "Cause" as defined in his agreement, he will be entitled to receive his accrued but unpaid base salary and an amount for all accumulated but unused vacation time earned through the date of his termination.

     In the event the bank terminates Mr. Banmiller's employment without Cause, he will be entitled to receive, during the remaining term of his agreement, an annual amount equal to the greater of (i) his highest base salary received during one of the two years immediately preceding the year in which he is terminated, or (ii) his base salary in effect immediately prior to his termination. In addition, during the remaining term of his agreement, Mr. Banmiller will annually be entitled to (i) an amount equal to the higher of the aggregate bonuses paid to him in one of the two years immediately preceding the year in which he is terminated and (ii) an amount equal to the sum of the highest annual contribution made on his behalf (other than his own salary reduction contributions) to any tax qualified and non-qualified defined contribution plans maintained by the bank in the year in which he is terminated or in one of the two years immediately preceding such year. Mr. Banmiller will also be entitled to certain retirement, health and welfare benefits.

     In the event Mr. Banmiller terminates his employment with the bank for "Good Reason," as defined in his agreement, he will be entitled to receive the same annual amounts and benefits he would be entitled to receive if he was terminated without Cause, but for a period of three years from the date of termination of employment. In the event Mr. Banmiller terminates his employment with the bank without Good Reason, he will be entitled to receive his accrued but unpaid base salary until the date of termination and an amount for all accumulated but unused vacation time through the date of the termination of his employment. In the event of Mr. Banmiller's death or disability during the term of his employment, he and his eligible dependents or his spouse and her eligible dependents, as the case may be, will be entitled to receive the same annual amounts and benefits Mr. Banmiller would be entitled to receive if he was terminated without Cause, but only for a period of one year from the date of termination of employment. They will also be entitled to certain health and welfare benefits.

     In the event that Mr. Banmiller is required to pay any excise tax imposed under Section 4999 of the Internal Revenue Code (or any similar tax imposed under federal, state or local law), as a result of any compensation and benefits received under his agreement in connection with a change in control, the bank will pay him an additional amount such that the net amount retained by him, after the payment of such excise taxes (and any additional income tax resulting from such payment by the bank), equals the amount he would have received but for the imposition of such taxes.

     The employment agreement further provides that in the event Mr. Banmiller's employment is terminated for any reason or he voluntarily terminates his employment, he may not, for a period of 12 months after the date of termination, without the prior written consent of the Board of Directors, become an officer, director or a shareholder or equity owner of 4.9% or more of any entity engaged in the banking, lending, asset management, mutual fund, financial planning or investment security business within the New Jersey Counties of Camden, Gloucester, Burlington, Salem, Atlantic, Cape May or Cumberland, or any other county in which the bank has an office. In addition, during his employment and for a period of 12 months following the termination of his employment, except following a change in control of the bank, Mr. Banmiller may not solicit, endeavor to entice away from the bank, its subsidiaries or affiliates, or otherwise interfere with the relationship of the bank or its subsidiaries or affiliates with, any person who is, or was within the then most recent 12-month period, an employee or associate of the bank or any of its subsidiaries or affiliates.

     The bank also has employment agreements with Mr. Strangfeld, its Executive Vice President and Senior Loan Officer, and Mr. Faix, its Senior Vice President and Chief Financial Officer. These agreements are substantially identical to Mr. Banmiller's employment agreement (including containing the covenant not to compete described above), except that they provide that (i) the executive is entitled to receive an annual base salary of at least $90,000; (ii) the executive is not entitled to be reimbursed for any amounts he pays as lease or loan payments with respect to his automobile; (iii) in the event the bank terminates the executive's employment without cause, he will be entitled to his salary and benefits as determined in the same manner as under Mr. Banmiller's agreement, but for one year only and (iv) in the event the executive terminates his employment for "Good Reason," he will be entitled to his salary and benefits as determined in the same manner, but for a period of (a) 18 months in the event of a termination prior to a change in control of the bank or (b) two years in the event of a termination after a change in control of the bank.

     The bank's obligations under its employment agreements with Mr. Banmiller, Mr. Strangfeld and Mr. Faix are guaranteed by 1st Colonial.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information concerning the grant of stock options during the fiscal year ended December 31, 2003 to our named executive officers.

                                     NUMBER OF     PERCENTAGE OF
                                    SECURITIES     TOTAL OPTIONS
                                    UNDERLYING       GRANTED TO        PER SHARE
                                      OPTIONS       EMPLOYEES IN    EXERCISE OR BASE   EXPIRATION
NAME                               GRANTED(1)(2)   FISCAL YEAR(3)     PRICE(2)(4)         DATE
----                               -------------   --------------   ----------------   ----------
Gerard M. Banmiller..............      5,513(5)         50.0%            $7.83          1/14/13
  President and Chief Executive
  Officer
James E. Strangfeld..............      3,308(5)         30.0%            $7.83          1/14/13
  Executive Vice President
Robert C. Faix...................      1,103(5)         10.0%            $7.83          1/14/13
  Senior Vice President and Chief
  Financial Officer

---------------

(1) Amounts represent securities underlying incentive stock options granted under the bank's Employee Stock Option Plan. In April 2003, this plan was terminated and replaced by the 1st Colonial Bancorp, Inc. Employee Stock Option Plan. The termination of the bank's plan does not effect any options that were outstanding at the time of such termination.

(2) Reflects adjustments resulting from the 5% stock dividend paid on April 15, 2003, and the 5% stock dividend paid on April 15, 2004 to shareholders of record on April 1, 2004.

(3) 1st Colonial does not have any employees. This percentage reflects the grant as a percentage of the total options granted to employees of the bank, but does not include options to purchase 16,149 shares granted in fiscal year 2003 to directors of 1st Colonial and the bank who are not employees.

(4) The exercise price per share is equal to the fair market value on the date the option was granted. The exercise price may be paid in cash, or upon the approval of our Stock Option Plan Committee, in shares of common stock valued at their fair market value on the date of exercise, or in a combination thereof.

(5) Options will vest and become exercisable in five equal annual installments commencing on the first anniversary of the date of grant and continuing on each successive anniversary of such date. Notwithstanding the foregoing, in the event of a "change in control" of the bank, all outstanding options become exercisable in three equal annual installments commencing on the first anniversary of the date of grant and continuing on each successive grant date anniversary. If the optionee's employment terminates due to retirement, death or disability, the optionee or his legal representative may exercise the option until the earlier of the expiration of the term of the option or three months after the termination of employment. If the optionee's employment is terminated for any reason except retirement, death or disability, all options terminate on the date employment is terminated, unless our Stock Option Plan Committee permits the optionee to exercise the option until the earlier of the expiration of the term of the option or three months after the termination of employment.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     No options were exercised during the year ended December 31, 2003 by our named executive officers. The following table sets forth the aggregate options to purchase shares of common stock held by our named executive officers at December 31, 2003, separately identifying exercisable and unexercisable options, and the aggregate dollar value of in-the-money unexercised options, separately identifying exercisable and unexercisable options.

                                           NUMBER OF SECURITIES
                                          UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                              OPTIONS HELD AT           IN-THE-MONEY OPTIONS AT
                                                12/31/03(1)                   12/31/03(2)
                                        ---------------------------   ---------------------------
NAME                                    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                    -----------   -------------   -----------   -------------
Gerard M. Banmiller...................     9,240          15,976        $35,383       $169,824
James E. Strangfeld...................     4,099           8,650         14,986         92,254
Robert C. Faix........................       713           2,712          1,630         29,078

---------------

(1) Reflects adjustments resulting from the 10% stock dividend paid on January 15, 2002, the 5% stock dividend paid on April 15, 2003, and the 5% stock dividend paid on April 15, 2004 to shareholders of record on April 1, 2004.


(2) Based upon the mean between the bid and asked prices of the common stock of $10.89 per share on December 31, 2003, less the exercise price of the options (in each case as adjusted to reflect the 5% stock dividend paid in April 2004).


INDEBTEDNESS OF MANAGEMENT

     The bank offers various types of loans to its directors, officers, and employees. Pursuant to applicable Federal law, any loan made by the bank to a director, officer, employee or other affiliate is made on substantially the same terms and conditions available to non-related borrowers (in particular as to interest rate and collateral). In addition, applicable Federal law requires that the risk of nonpayment not be greater than the risk of nonpayment on loans to non-related borrowers, and that the loan must be approved by a majority of the full Board of Directors, with the loan applicant not voting or influencing the vote.

TRANSACTIONS WITH RELATED PERSONS

     Certain directors and officers of the bank are customers of the bank during the year ended December 31, 2003, had banking transactions with the bank in the ordinary course of business. Similar transactions may be expected to occur in the future. All loans and commitments to loan were made under substantially the same terms, including interest rates, collateral, and repayment terms, as those prevailing at the time for comparable transactions with other persons and, in the opinion of bank's management, do not involve more than the normal risk of collection or present other unfavorable features. The aggregate amount of loans to such related parties was $1,443,000 and $406,000 at December 31, 2003 and 2002, respectively. During 2003 and 2002, new loans and credit line advances to such related parties amounted to $1,436,000 and $517,000, respectively, and repayments amounted to $399,000 and $983,000, respectively. The aggregate amount of deposits from related parties was $7,216,000 and $10,515,000 at December 31, 2003 and 2002, respectively.


     The bank retained an entity that is affiliated with John J. Donnelly IV, a director of the bank, to perform certain property inspection services and branch renovations. The total amount paid by the bank for such services amounted to fees of $86,000, $110,000 and $1,000 for the years ended December 31, 2003, 2002 and 2001, respectively. Such fees were capitalized as premises and equipment. Mr. Donnelly's company was selected by the bank pursuant to a competitive bidding process involving other general contractors.


     The bank engages a law firm that is affiliated with Thomas A. Clark III, a director of the Bank, for certain debt collection services. Total fees for such services amounted to $9,000, $7,000 and $0 for the years ended December 31, 2003, 2002 and 2001, respectively. The terms of the services provided were substantially equivalent to that which would have been obtained from unaffiliated parties.

     Any future transactions between 1(st) Colonial and any of its officers or directors, or any holder of five percent or more of its outstanding common stock, will be on terms no less favorable to 1(st) Colonial than it could obtain from third parties.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our bylaws provide that we will indemnify our directors and officers to the maximum extent permitted by Pennsylvania law. Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors and officers pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act, and is therefore unenforceable.

                         DESCRIPTION OF OUR SECURITIES

COMMON STOCK

  GENERAL

     Our authorized capital consists of 5,000,000 shares of common stock, no par value. Except as described below, each share of common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock.

     Voting Rights. Prior to the issuance of any preferred stock which possesses voting rights, the holders of the common stock will possess exclusive voting rights in 1st Colonial. Except for the limitation on the right of a person or group acting in concert to vote shares with voting power in excess of 10%, each holder of shares of common stock is entitled to one vote for each share held on matters upon which shareholders have the right to vote. Shareholders are not entitled to cumulate their votes for the election of directors. See "Certain Restrictions on Acquisition of 1st Colonial" below.

     Dividends. Under the Pennsylvania Business Corporation Law, we may only pay dividends if solvent and if payment of such dividend would not render us insolvent. Funds for dividend distribution must initially come from dividends paid to us by the bank, so that the restrictions on the bank's ability to pay dividends are indirectly applicable to us. The bank's ability to pay dividends is restricted by certain regulations. See "Supervision and Regulation -- Limits on Dividends."

     We presently intend to continue our policy of retaining earnings for the foreseeable future to support our growth. Accordingly, we do not anticipate paying cash dividends to shareholders for the foreseeable future.

     Preemptive Rights; Redemption. Holders of our common stock are not entitled to preemptive rights with respect to any shares of common stock that may be issued in the future. The common stock will not be subject to redemption. Upon receipt by us of the full specified purchase price for the common stock, such common stock will be fully paid and nonassessable.

     Liquidation. In the event of our liquidation, dissolution, or winding up, after payment of all of our debts and liabilities and payment of any liquidation preference plus accrued dividends applicable to any outstanding shares of preferred stock, the holders of common stock would be entitled to receive all assets available for distribution in cash or in kind.

     Transfer. Shares of common stock are freely transferable except for shares that are held by affiliates. Those shares may be transferred in accordance with the requirements of Rule 144 of the Securities Act of 1933.

WARRANTS

  GENERAL

     The bank issued warrants to purchase its common stock in 2000, and these warrants have since become warrants to purchase the common stock of 1st Colonial. In 2002, we issued additional warrants to purchase our common stock as part of a common stock and warrant offering. In general, any warrant not exercised on or before its expiration date will expire and will no longer be exercisable. Further, the holders of these warrants do not have the rights and privileges of holders of common stock.

     Warrants may be exercised in whole or in part, but no fractional shares of common stock will be issued upon exercise of the warrant. If less than all of the warrants evidenced by the warrant agreement or certificate are exercised, a new warrant agreement or certificate will be issued for the remaining number of warrants. The number of shares purchasable upon exercise and the exercise price of each warrant will be proportionately adjusted upon the occurrence of certain events, including stock dividends, stock splits, reclassification and reorganizations.

  WARRANTS ISSUED IN 2000

     Warrants were issued to the bank's underwriter in connection with the bank's initial public offering of common stock in June 2000. These warrants entitle the holders to purchase 97,024 shares of 1st Colonial common stock at a purchase price of $9.56 per share. These warrants are exercisable until June 29, 2005. These warrants are evidenced by written agreements between the bank and the holders of the warrants. Neither these warrants nor the shares issuable upon their exercise have been registered under the Securities Act of 1933, and therefore neither can be sold or offered for sale unless an exemption from such registration requirements (such as Rule 144) is available.

     If, on or before June 29, 2007, we file a registration statement with the SEC, then the holder of the warrant will have the right to register the shares issued or issuable upon exercise of the warrant in the registration statement under the Securities Act of 1933. We are required to deliver to the holder written notice of our intention to file a registration statement, and the holders must respond affirmatively within 30 business days after delivery of such notice. In connection with these registration rights, we are required to bear all expenses attendant to registering such securities, including the cost of one counsel for any selling shareholders; provided, however, that we shall not bear the expense of any underwriting discounts and commissions relating thereto, which shall be borne by the selling shareholders, except as prohibited by any state laws. Notwithstanding these rights, if, in the sole reasonable judgment of the managing underwriter of any public offering by 1st Colonial, the total amount of securities to be registered pursuant to these registration rights will be determined to adversely affect the success of the registration of our securities, then the amount of common stock to be registered on behalf of the holders of the warrants will be reduced on a pro rata basis, based on the number of shares that the underwriter reasonably believes will not adversely affect the success of the registration of our securities, if any. With respect to the registration statement containing this prospectus that was filed with the SEC in March 2004, all of the holders of these warrants have exercised their registration rights with respect to the shares issuable pursuant to the exercise of these warrants, and these shares have been registered under the Securities Act of 1933.

  WARRANTS ISSUED IN 2002

     Each outstanding warrant issued in connection with our common stock and warrant offering in 2002 entitles the holder to purchase one share of common stock at a purchase price of $8.71 per share until the expiration of the warrants on December 16, 2005. These warrants have been registered under the Securities Act of 1933 and are freely tradable without the common stock, and upon exercise of these warrants, the common stock issued would be freely tradable as well. Currently, there is no public trading market for these warrants.

     Each of the 2002 warrants is evidenced by a certificate indicating the total number of shares for which the warrant is exercisable. Warrant certificates may be exercised or transferred by presenting them at the office of the warrant agent, StockTrans, Inc. Each warrant may be exercised by surrendering the warrant certificate, with the form of election to purchase on the reverse side properly completed and executed, together with payment of the exercise price to the warrant agent. The warrants are governed by our warrant agreement with the warrant agent, a copy of which has been filed with the SEC (See "Where You Can Find Additional Information").

TRANSFER AGENT AND WARRANT AGENT

     The transfer agent for the common stock and the warrant agent is StockTrans, Inc. with offices at 44 West Lancaster Avenue, Ardmore, Pennsylvania 19003.

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CERTAIN RESTRICTIONS ON ACQUISITION OF 1ST COLONIAL

     Our articles of incorporation and bylaws contain numerous provisions that are intended to encourage potential acquirors to negotiate directly with the Board of Directors, but which also may deter a nonnegotiated tender or exchange offer for our stock or a proxy contest for control of 1st Colonial. Certain provisions of Federal and Pennsylvania law may also discourage nonnegotiated takeover attempts or proxy contests. In addition, the terms of the bank's employment agreements with our executive officers (see "Management -- Employment Agreements") may also be viewed as having the effect of discouraging such efforts. These provisions may also serve to entrench existing management. These provisions may also deter institutional interest in and ownership of our stock and, accordingly, may depress the market price for, and liquidity of, our stock.

     Following is a description of such provisions and the purpose and possible effects of such provisions. The Board of Directors does not presently intend to propose additional anti-takeover provisions for the Articles of Incorporation or bylaws in the future. Because of the possible adverse effect such provisions may have on shareholders, this discussion should be read carefully.

  FEDERAL REGULATORY PROVISIONS

     Under the Federal Change in Bank Control Act (the "Control Act"), a 60 day prior written notice must be submitted to the Board of Governors of the Federal Reserve System (FRB) if any person, or any group acting in concert, seeks to acquire 10% or more of any class of outstanding voting securities of 1st Colonial, unless the FRB determines that the acquisition will not result in a change of control of 1st Colonial. Under the Control Act, the FRB has 60 days within which to act on such notice, taking into consideration certain factors, including the financial and managerial resources of the acquiror, the convenience and needs of the community served by the bank holding company and its subsidiary banks and the antitrust effects of the acquisition. Under the Bank Holding Company Act, a company is generally required to obtain prior approval of the FRB before it may obtain control of a bank holding company. Control is generally described to mean the beneficial ownership of 25% or more of all outstanding voting securities of a company.

  PENNSYLVANIA FIDUCIARY DUTY PROVISIONS

     The Pennsylvania Business Corporation Law provides as follows:

     - the Board of Directors can consider, in determining whether a certain action is in the best interests of the corporation, (1) the effects of any action upon any or all groups affected by such action, including shareholders, employees, suppliers, customers and creditors of the corporation, and upon communities in which offices or other establishments of the corporation are located, (2) the short-term and long-term interests of the corporation, including benefits that may accrue to the corporation from its long-term plans and the possibility that these interests may be best served by the continued independence of the corporation, (3) the resources, intent and conduct (past, stated and potential) of any person seeking to acquire control of the corporation, and (4) all other pertinent factors;

     - the Board of Directors need not consider the interests of any particular group as dominant or controlling;

     - directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control;

     - actions relating to acquisitions of control that are approved by a majority of "disinterested directors" are presumed to satisfy the directors' standard unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

     - the fiduciary duty of directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

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     The Pennsylvania Business Corporation Law explicitly provides that the fiduciary duty of directors shall not be deemed to require directors to act as the board of directors, a committee of the board or an individual director solely because of the effect such action might have on an acquisition or potential or proposed acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition. One of the effects of these fiduciary duty provisions may be to make it more difficult for a shareholder to successfully challenge the actions of our Board of Directors in a potential change in control context. Pennsylvania case law appears to provide that the fiduciary duty standard under the Pennsylvania Business Corporation Law grants directors the statutory authority to reject or refuse to consider any potential or proposed acquisition of the corporation.

     Other Provisions of Pennsylvania Law. The Pennsylvania Business Corporation Law also contains provisions applicable to us that may have the effect of impeding a change in control. These provisions:

     - prohibit for five years, subject to certain exceptions, a "business combination," which includes a merger or consolidation or a sale, lease or exchange of assets, with a shareholder or group of shareholders beneficially owning 20% or more of a public corporation's voting power;

     - prevent a shareholder acquiring different levels of voting power (20%, 33% and 50%) from voting any shares in excess of the applicable threshold unless disinterested shareholders approve such voting rights; and

     - require any person or group that publicly announces that it may acquire control of the corporation, or that acquires or publicly discloses an intent to acquire 20% or more of the voting power of the corporation, to disgorge to the corporation any profits it receives from sales of the corporation's equity securities purchased over the prior 18 months.

  ANTITAKEOVER PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS

     1. Prohibition of Ownership and Voting of Shares in Excess of 10%. Our articles of incorporation impose limitations upon the ability of certain shareholders and groups of shareholders to acquire or vote shares of our stock. The articles of incorporation prohibit any person (whether an individual, company or "group acting in concert") from acquiring "voting control." Voting control is generally defined as the beneficial ownership at any time of shares with more than 10% of the total voting power of our outstanding capital stock. These provisions do not apply to the purchase of shares by an underwriter in connection with a public offering. A "group acting in concert" includes persons seeking to combine or pool their voting power or other interests in common stock for a common purpose. Such a group does not include actions by the Board of Directors acting solely in their capacity as the Board.

     Under this provision, shares of common stock, if any, owned in excess of 10% will be treated as "excess shares." In general, all shares of common stock deemed to be excess shares will not be entitled to vote on any matter or take other shareholder action. For purposes of determining the voting rights of other shareholders, excess shares are essentially treated as no longer outstanding. As a result, where excess shares are present, other shareholders will realize a proportionate increase in their voting power, but this 10% voting restriction shall not be applicable to other shareholders if their voting power increases above 10% as a result of application of this rule to another shareholder.

     The potential effect of this voting rights limitation is significant. Any person or group acting in concert owning more than 10% of the outstanding common stock will generally be unable to exercise voting rights proportionate to their equity interest. When operating in conjunction with other provisions in our Articles of Incorporation, particularly the provision requiring the affirmative vote of the holders of 80% of the voting power of the corporation on certain matters, the practical effect of the limitation on voting rights may be to render it virtually impossible for any one shareholder or group acting in concert to determine the outcome of any such vote.

     The 10% voting rights limitation may make it extremely difficult for any one person or group of affiliated persons to acquire voting control of 1st Colonial, with the result that it may be extremely difficult to bring about a change in the Board of Directors or management. This provision may have the effect of discouraging

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holders of large amounts of shares from purchasing additional shares, or would be holders who may desire to acquire enough shares to exercise control from purchasing any shares. As a result, this may have an adverse effect on the liquidity and market price of our common stock.

     2. "Classified" Board of Directors. Our articles of incorporation provide for a "classified" Board of Directors of between seven (7) and twenty-five (25) members, which number is fixed by the Board of Directors, divided into three classes, serving for terms currently expiring in 2004, 2005, and 2006, respectively, and after such terms, for successive terms of three years each. In the event of a Board vacancy, the articles of incorporation provide that the sole power to fill such vacancy is vested in the Board of Directors, and any such new director will serve out the full term of the former director. This provision is designed to assure experience, continuity, and stability in the Board's leadership and policies. The Board of Directors believes that this can best be accomplished by electing each director to a three-year term and electing only approximately one-third of the directors each year.

     The election of directors for staggered terms significantly extends the time required to make any change in control of the Board of Directors and may tend to discourage any surprise or nonnegotiated takeover bid for control of 1st Colonial. Under the articles of incorporation, it would take at least two annual meetings for holders of a majority of 1st Colonial's voting securities to make a change in control of the Board of Directors because only a minority (approximately one-third) of the directors will be elected at each meeting. In addition, because certain actions require more than majority approval of the Board, it may take as many as three annual meetings for a controlling block of shareholders to obtain complete control of the Board.

     This provision may tend to perpetuate present management because of the additional time required to change control of the Board. Because the provision will increase the amount of time required for a takeover bidder to obtain control without the cooperation of the Board even if the takeover bidder were to acquire a majority of our outstanding stock, it may tend to discourage certain tender offers, perhaps including some tender offers that the shareholders may believe would be in their best interests. The classified Board provision applies to all elections of directors and, accordingly, makes it more difficult for shareholders to change the composition of the Board if the shareholders believe such a change is desirable, even in the absence of any third party's acquisition of voting control. This is especially true in light of the denial of cumulative voting described below.

     3. No Cumulative Voting. Cumulative voting entitles a shareholder to multiply the number of votes to which the shareholder is entitled by the number of directors to be elected, with the shareholder being able to cast all such votes for a single nominee or distribute them among the nominees as such shareholder sees fit. The Pennsylvania Business Corporation Law provides that shareholders are entitled to cumulate their votes for the election of directors, unless a corporation's articles of incorporation provide otherwise.

     Cumulative voting is specifically prohibited in the articles of incorporation because we believe that each director should represent and act in the interest of all shareholders and not any special shareholder or group of shareholders. In light of current acquisition techniques and activity, minority representation could be disruptive and could impair efficient management of our company. In addition, the absence of cumulative voting will also tend to deter "greenmail," in which a substantial minority shareholder uses his holdings as leverage to demand that a corporation purchase such shareholder's shares at a significant premium over the market value of such stock to prevent such shareholder from obtaining or attempting to obtain a seat on the Board of Directors. In the absence of cumulative voting, a majority of the votes cast in any election of directors can elect all of the directors of the class in any given year.

     The absence of cumulative voting, coupled with a classified Board of Directors, may also deter a proxy contest designed either to win representation on the Board of Directors or to remove management because a group or entity owning less than a majority of the voting stock may be unable to elect a single director. Although this may tend to make removal of incumbent management more difficult, the Board of Directors believes that deterring proxy contests will avoid the significant cost, in terms of money and management's time, incurred in opposing such actions.

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     4. Preferred Stock.  Our articles of incorporation authorize the issuance of up to 1,000,000 shares of preferred stock and empower the Board of Directors to issue such shares as a class or in one or more series, with such voting, dividend, redemption, sinking fund, conversion, exchange, liquidation and other rights as shall be determined by the Board of Directors, without shareholder approval.

     We have no agreements, commitments or plans for the sale or other use of the shares of preferred stock. We believe that having preferred stock authorized provides flexibility in enabling us to respond promptly should opportunities arise involving the raising of capital, acquisitions, stock distributions, and other proper corporate purposes.

     Although we presently intends to use the preferred stock for the purposes set forth above, if there is a merger, proposal, tender offer or other attempt to gain control of 1st Colonial that our Board of Directors does not approve, it would be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede completion of the proposed transaction. This would tend to perpetuate incumbent management. Therefore, a possible effect of the provision would be to deter a future takeover attempt that the Board of Directors considers contrary to the best interests of all shareholders, but which some, or even a majority, of the shareholders might deem to be in their best interests.

     5. Nominations for Directors and Shareholder Proposals. Our bylaws require that nominations for the election of directors made by shareholders (as opposed to those made by the Board of Directors) and any shareholder proposals for the agenda at any annual meeting generally must be made by written notice delivered or mailed to the Secretary not less than 90 days (and in the case of proposals not more than 150 days) prior to the meeting of shareholders at which directors are to be elected or the proposal is to be considered. In the case of director nominations, such notice must set forth, among other things, the name, age, address, principal occupation or employment of each such nominee, the number of shares of common stock that are owned by such nominee and the length of time such nominee has been a shareholder. In the case of shareholder proposals, such notice must set forth a brief description of the business desired to be brought before the annual meeting. Nominations and proposals not made in accordance with this procedure will be disregarded.

     We believe that this procedure assures that shareholders will have an adequate opportunity to consider the qualifications of all nominees for directors and permit the shareholders' meetings to be conducted in an orderly manner. It may have the effect, however, of deterring nominations other than those made by the Board of Directors.

     6. Mergers, Sale of Assets, Liquidation Approval. Our articles of incorporation provide that any merger, consolidation, sale of assets or similar transaction involving 1st Colonial requires the affirmative vote of shareholders entitled to cast at least 80% of the votes which all shareholders are entitled to cast, unless the transaction is approved in advance by 66 2/3% of the members of the Board of Directors. If the transaction is approved in advance by 66 2/3% of the members of the Board of Directors, approval by the affirmative vote of a majority of the votes cast by holders of outstanding voting stock at a meeting at which a quorum was present is required. The Articles of Incorporation also provide that liquidation or dissolution of 1st Colonial requires the affirmative vote of shareholders entitled to cast at least 80% of the votes that all shareholders are entitled to cast, unless such transaction is approved by 66 2/3% of the members of the Board of Directors.

     We believe that in a merger or other business combination, the effects on our employees and the customers and communities we serve might not be considered by the tender offeror when merging us into an entity controlled by such offeror as the second part of a two-step acquisition. By requiring approval of a merger or similar transaction by the affirmative vote of shareholders holding 80% or more of the combined voting power of our outstanding stock in cases in which the transaction is not approved in advance by 66 2/3% of the members of the Board of Directors, it will be extremely difficult for a group or person owning a substantial block of our stock, after a successful tender or exchange offer, to accomplish a merger or similar transaction without negotiating an agreement acceptable to the Board of Directors. Accordingly, the Board of Directors will be able to protect the interests of the remaining shareholders as well as our employees and the customers and communities that we serve. If Board approval is not obtained, the proposed transaction must be on terms

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sufficiently attractive to obtain approval by a vote of shareholders holding 80%
or more of the combined voting power of our outstanding capital stock.

     The 80% approval requirement, applicable when 66 2/3% of the members of the Board of Directors have not approved the transaction in advance, could result in the Board and management being able to exercise a stronger influence over any proposed takeover by refusing to approve the proposed business combination and obtaining sufficient votes, including votes controlled directly or indirectly by management, to preclude the 80% approval requirement.

     Because this provision tends to discourage certain nonnegotiated takeover bids and encourages other takeover bidders to negotiate with the Board, it also tends to assist the Board and, therefore, management in retaining their present positions. In addition, if the Board does not grant its prior approval, a takeover bidder may still proceed with a tender offer or other purchases of our stock, although any resulting acquisition of 1st Colonial may be more difficult and more expensive. Because of the increased expense and the tendency of this provision to discourage competitive bidders, any price offered to shareholders may be lower than if this provision were not present in the Articles of Incorporation.

     7. Qualifications for Directors. Our articles of incorporation provide that, unless waived by the Board of Directors, a person must be a shareholder of 1st Colonial or the bank for at least three years before he or she can be elected to the Board of Directors. This provision is designed to discourage non-shareholders who are interested in buying a controlling interest in 1st Colonial for the purpose of having themselves elected to the Board, by requiring them to wait at least three years before being eligible for election. Our bylaws also provide that, unless waived by a majority of the Board of Directors, officers, directors, employees, agents and persons who own 5% or more of the voting securities of any other corporation or other entity that owns 66 2/3% or more of our outstanding voting stock cannot constitute a majority of the members of the Board of Directors. The effect of this provision is to prevent a corporation or other entity that has acquired 66 2/3% or more of our voting stock from electing a Board of Directors in which its representatives constitute a majority of the directors.

     8. Mandatory Tender Offer by 25% Shareholder. Our articles of incorporation require any person or entity that has acquired shares of our stock having a combined voting power of 25% or more of the total voting power of our outstanding capital stock, to offer to purchase, for cash, all outstanding shares of our voting stock at a price equal to the highest price paid within the preceding twelve months by such person or entity for shares of the same class or series of stock. In the event such person or entity did not purchase any shares of a particular class or series of stock within the preceding twelve months, the price per share for such class or series of stock would be the fair market value of such class or series of stock as of the date on which such person acquired 25% or more of the combined voting power of our outstanding stock. The provisions would not apply if 80% or more of the members of the Board of Directors approved in advance an acquisition of our stock with combined voting power of 25% or more.

     The Pennsylvania Business Corporation Law provides that, following any acquisition by a person or group of more than 20% of a publicly-held corporation's voting stock, the remaining shareholders have the right to receive payment, in cash, for their shares from the acquiror of an amount equal to the fair value of their shares, including a proportionate amount for any control premium. Our articles of incorporation provide that if provisions of the respective articles and the Pennsylvania Business Corporation Law both apply in a given instance, the price per share to be paid will be the higher of the price per share determined under the provision in the articles or under the Pennsylvania Business Corporation Law.

     Our Board of Directors believes that any person or entity who acquires control of 1st Colonial in a nonnegotiated manner should be required to offer to purchase all shares of voting stock remaining outstanding after the assumption of control, at a price not less than the amount paid to acquire the control position. Under Federal law, a person or entity is deemed to have acquired "control" of a bank or bank holding company when such person or entity owns 25% or more of the voting stock of such bank or bank holding company.

     A number of companies have been the subject of tender offers for, or other acquisitions of, 25% or more of their outstanding shares of common stock. In many cases, such purchases have been followed by mergers in which the tender offeror or other purchaser has paid a lower price for the remaining outstanding shares than

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the price it paid in acquiring its original interest in the company and has paid in a potentially less desirable form (often securities of the purchaser that do not have an established trading market at the time of issuance). The statutory right of the remaining shareholders of a company to dissent in connection with certain mergers and receive the "fair value" of their shares in cash may involve significant expense and uncertainty to dissenting shareholders and may not be meaningful because the appraisal standard to be applied under Pennsylvania law does not take into account any appreciation in the stock price due to the merger. This provision in the articles of incorporation is intended to prevent these potential inequities.

     In many situations, the provision would require that a purchaser pay shareholders a higher price for their shares and/or structure the transaction differently than might be the case without the provision. Accordingly, we believe that, to the extent a merger were involved as part of a plan to acquire control of 1st Colonial, adoption of the provision would increase the likelihood that a purchaser would negotiate directly with the Board. We further believe that we are in a better position than the individual shareholders to negotiate effectively on behalf of all shareholders and that the Board of Directors is likely to be more knowledgeable than any individual shareholder in assessing the business and prospects of 1st Colonial. Accordingly, we are of the view that negotiations between the Board and a would-be purchaser will increase the likelihood that shareholders, as a whole, will receive a higher average price for their shares.

     The provision will tend to discourage any purchaser whose objective is to seek control of 1st Colonial at a relatively low price by offering a lesser value for shares in a subsequent merger than it paid for shares acquired in a tender or exchange offer. The provision also should discourage the accumulation of large blocks of shares of our voting stock, which we believe to be disruptive to the stability of our vitally important relationships with our employees, customers and communities which we serve, and which could precipitate a change of control of 1st Colonial on terms unfavorable to the other shareholders.

     Tender offers or other private acquisitions of stock are usually made at prices above the prevailing market price of a company's stock. In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the stock to reach levels which are higher than otherwise would be the case. The provision may discourage any purchases of less than all of the outstanding shares of our voting stock and may thereby deprive shareholders of an opportunity to sell their stock at a higher market price. Because of having to pay a higher price to other shareholders in a merger, it may become more costly for a purchaser to acquire control of 1st Colonial. Open market acquisitions of stock may be discouraged by the requirement that any premium price paid in connection with such acquisitions would increase the price that must be paid in a subsequent merger. The provision may therefore decrease the likelihood that a tender offer will be made for less than all of our outstanding voting stock and, as a result, may adversely affect those shareholders who would desire to participate in such a tender offer.

     9. Prohibition of Shareholders' Action Without a Meeting and of Shareholders' Right To Call a Special Meeting. Our articles of incorporation prohibit shareholder action without a meeting (i.e., the written consent procedure is prohibited) and prohibit shareholders from calling a special meeting. Therefore, in order for shareholders to take any action, it will require prior notice, a shareholders' meeting and a vote of shareholders. Special meetings of shareholders can only be called by the Board of Directors. Therefore, without the cooperation of the Board, any shareholder will have to wait until the annual meeting of shareholders to have a proposal submitted to the shareholders for a vote.

     These provisions are intended to provide the Board of Directors and nonconsenting shareholders with the opportunity to review any proposed action, express their views and take any necessary action to protect the interests of such shareholders and 1st Colonial before the action is taken, and to avoid the costs of holding multiple shareholder meetings each year to consider proposals of shareholders. These provisions also will preclude a takeover bidder who acquires a majority of our outstanding stock from completing a merger or other business combination of 1st Colonial without granting the Board of Directors and the remaining shareholders an opportunity to make their views known and vote at an annual shareholders' meeting. The delay caused by the necessity for an annual shareholders' meeting would allow management to take preventive actions, even if such actions are not believed by shareholders to be in their best interests.

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     10. Amendment of Articles of Incorporation.  The Pennsylvania Business
Corporation Law provides that the articles of incorporation of a Pennsylvania business corporation (such as the 1st Colonial) may be amended by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon, except as otherwise provided by such corporation's articles of incorporation. Our articles of incorporation provide that the following provisions of the articles can only be amended by an affirmative vote of shareholders entitled to cast at least 80% of all votes which shareholders are entitled to cast, or by an affirmative vote of 80% of the directors and of shareholders entitled to cast at least a majority of all votes which shareholders are entitled to cast:

          (1) the provisions requiring 80% shareholder approval of certain actions;

          (2) the provisions establishing a classified board of directors;

          (3) the elimination of cumulative voting for directors;

          (4) the prohibition on acquiring or voting of more than 10% of the voting stock;

          (5) the prohibition on shareholder action without a meeting;

          (6) the prohibition on shareholders calling special meetings;

          (7) the requirement that a 25% shareholder purchase of all remaining shareholders' stock; and

          (8) the provisions that no shareholder shall have preemptive rights.

     On other matters, the articles of incorporation can be amended by an affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon at a meeting at which a quorum is present.

     11. Amendment of Bylaws. Generally, our articles of incorporation vest authority to make and amend the bylaws in the Board of Directors, acting by a vote of a majority of the entire Board. In addition, except as described below, shareholders may amend the bylaws by an affirmative vote of the holders 66 2/3% of the outstanding voting stock. However, the provision of the bylaws concerning directors' liabilities and indemnification of directors, officers and others may not be amended to increase the exposure of directors to liability or decrease the degree of indemnification except by the two-thirds vote of the entire Board of Directors or 80% of all votes of shareholders entitled to be cast.

     This provision is intended to provide for additional continuity and stability in our policies and governance so as to enable management to carry out its long range plans for the company. The provision is also intended to discourage certain nonnegotiated efforts to acquire 1st Colonial, since a greater percentage of outstanding voting stock will be needed before effective control over its affairs could be exercised. The Board of Directors will have relatively greater control over the bylaws than the shareholders because, except with respect to the director liability and indemnification provisions, the Board could adopt, alter, amend or repeal the bylaws upon a majority vote by the directors.

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                                  UNDERWRITING


     Subject to the terms and conditions stated in the underwriting agreement, Ryan Beck & Co., Inc has agreed to purchase, and the company has agreed to sell to the underwriter, 720,000 shares of common stock. The shares will be offered subject to receipt and acceptance by Ryan, Beck and to certain other conditions, including the right to reject orders in whole or in part.


     Under the terms and conditions of the underwriting agreement, the underwriter is committed to accept and pay for all of the shares if any are taken. The underwriting agreement provides that the obligations of the underwriter are subject to approval of certain legal matters by their counsel, including the authorization and the validity of the common stock and to other conditions contained in the underwriting agreement, such as the effectiveness with the SEC of the registration statement that contains this prospectus and the receipt by the underwriter of certificates from our officers, legal opinions from our lawyers and a letter from our independent public accountants regarding our financial statements and the statistical data contained in the prospectus and in our filings under the Securities Exchange Act of 1934.


     The underwriter proposes to offer the common stock directly to the public at the public offering price set forth on the cover page of this prospectus, and to certain securities dealers (who may include the underwriter) at this price, less a concession not in excess of $0.42 per share. The underwriter may allow, and the selected dealers may reallow, a concession not in excess of $0.25 per share to certain brokers and dealers. After the shares of common stock are released for sale to the public, the offering price and other selling terms may from time to time be changed by the underwriter.



     In addition, the company has granted to Ryan Beck an option to purchase, exercisable for a period of 30 days following the offering, additional shares of common stock, not to exceed 108,000 shares, on the same terms as other shares of common stock purchased by Ryan Beck. Ryan Beck may exercise the option to purchase additional shares of common stock solely for the purpose of covering over-allotments, if any, made in connection with the distribution of the common stock.


     Ryan Beck has informed us that it does not intend to confirm sales to any accounts over which it exercises discretionary authority.

     All of the executive officers and directors of the company, as well as the holders of warrants to purchase 97,024 shares of our common stock, have agreed that, for a period of 180 days after the closing of the offering, they will not, without Ryan Beck's prior written consent, directly or indirectly, offer for sale, sell, contract to sell, or grant any option to sell (including, without limitations, any short sale), pledge, transfer, assign or otherwise dispose of any shares of common stock or securities exchangeable for or convertible into shares of common stock of 1st Colonial.

     We have agreed to indemnify Ryan Beck and the persons who control it against certain liabilities, including liabilities under the Securities Exchange Act of 1934 and the Securities Act of 1933 and liabilities arising from breaches of the representations, warranties and covenants contained in the underwriting agreement, and, under certain conditions, to contribute to any payment that the underwriters may be required to make for those liabilities.

     During and after the offering, Ryan Beck may purchase and sell the common stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the common stock. Ryan Beck also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the common stock sold in the offering for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or short covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the common stock which may be higher than the price that might otherwise prevail in the open market, and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

     Certain officers and directors have indicated an intent to participate in the offering through the purchase of approximately 62,600 total shares of common stock. Under NASD interpretation IM 2110-1(d), such participation is permitted where a specific portion of the offering is directed for sale to officers and directors by the issuer. In addition, pursuant to NASD interpretation IM 2110-1(d), officers and directors who purchase shares of common stock will be prohibited from the sale, transfer, assignment, pledge or hypothecation of the common stock for a three month period following the closing date of the public offering. We are directing 62,600 shares of common stock for purchase by officers and directors in the offering. Ryan Beck has also agreed to accept a lower commission on these directed shares.


                                 LEGAL MATTERS

     The legality of the shares of common stock being offered pursuant to this prospectus will be passed upon for us by Stevens & Lee, a Pennsylvania Professional Corporation, Cherry Hill, New Jersey. Certain legal matters will be passed upon for the underwriter, Ryan Beck & Co., Inc., by the law firm of Windels Marx Lane & Mittendorf, LLP, New Brunswick, New Jersey.

                                    EXPERTS

     The consolidated statements of financial condition as of December 31, 2003 and 2002, and the consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2003, included in this prospectus, have been included herein in reliance on the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing.

                     WHERE YOU CAN OBTAIN MORE INFORMATION

     We have filed with the Securities and Exchange Commission in Washington, D.C., a Registration Statement on Form SB-2 under the Securities Act of 1933, with respect to the shares of common stock being offered by this prospectus. This prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement. You should review the Registration Statement and the exhibits thereto for further information with respect to 1st Colonial. and the shares being offered. Statements in this prospectus about the contents of any contract or other document are not necessarily complete, and those statements are qualified in all respects by such reference. The Registration Statement, together with exhibits, may be inspected without charge, and copied at prescribed rates at the principal or regional offices of the Commission at the addresses indicated above. Copies also may be obtained at prescribed rates from the public reference facilities maintained by the Commission, at 450 Fifth Street, N.W., Washington, D.C. and can be inspected without charge and copied at prescribed rates at the Commission's regional office at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Electronic copies of the Registration Statement can be viewed at the Commission's Website at http://www.sec.gov.

     1st Colonial is subject to the informational requirements of Section 15(d) of the Securities Exchange Act of 1934, and in accordance therewith, files reports and other information with the Commission. Such reports and other information can be inspected without charge and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024 Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549 and at its regional office located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such material can also be obtained at prescribed rates from the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, DC 20549 and its public reference facilities in Chicago, Illinois. Electronic copies can be viewed at the Commission's website at http://www.sec.gov.

     The bank is a wholly owned subsidiary of 1st Colonial. Prior to 1st Colonial's acquisition of the bank on June 30, 2002, the bank filed periodic and current reports on Forms 10-KSB, 10-QSB and 8-K with the Office of the Comptroller of the Currency under Section 13 of the Securities Exchange Act. Copies of such reports may be obtained promptly and without charge from the bank by contacting Gerard
M. Banmiller, President and Chief Executive Officer, 1st Colonial National Bank, 1040 Haddon Avenue, Collingswood, New Jersey 08108. Copies of such documents are also available for inspection or copying at prescribed rates at the offices of the Comptroller of the Currency, 250 E Street, S.W., Washington, D.C. 20219.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
AUDITED CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Auditors..............................  F-2
Consolidated Statements of Financial Condition as of
  December 31, 2003 and 2002................................  F-3
Consolidated Statements of Operations for the years ended
  December 31, 2003, 2002 and 2001..........................  F-4
Consolidated Statements of Shareholders' Equity and
  Comprehensive Income for the years ended
December 31, 2003, 2002 and 2001............................  F-5
Consolidated Statements of Cash Flows for the years ended
  December 31, 2003, 2002 and 2001..........................  F-6
Notes to Consolidated Financial Statements..................  F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
1st Colonial Bancorp, Inc.:

     We have audited the accompanying consolidated statements of financial condition of 1st Colonial Bancorp, Inc. and subsidiary (the Company) as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Philadelphia, PA
February 6, 2004

                           1ST COLONIAL BANCORP, INC.

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           DECEMBER 31, 2003 AND 2002


                                                                 2003        2002
                                                              ----------   ---------
                                                              (DOLLARS IN THOUSANDS)
                                       ASSETS
Cash and due from banks.....................................   $  6,281     $ 6,156
Federal funds sold..........................................      9,735       6,005
Interest-bearing deposits...................................        500          --
                                                               --------     -------
     Cash and cash equivalents..............................     16,516      12,161
                                                               --------     -------
Investments held to maturity (fair value of $5,796 at
  December 31, 2003 and $1,218 at December 31, 2002)........      5,808       1,220
Securities available for sale (amortized cost of $28,107 at
  December 31, 2003 and $29,776 at December 31, 2002).......     27,985      29,934
Mortgage loans held for sale................................        281          63
Loans.......................................................     66,550      54,198
  Less allowance for loan losses............................       (768)       (576)
                                                               --------     -------
     Net loans..............................................     65,782      53,622
Premises and equipment, net.................................        935         763
Accrued interest receivable.................................        373         341
Deferred tax assets.........................................        301         181
Other assets................................................         91          35
Total assets................................................   $118,072     $98,320
                                                               ========     =======

                        LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Deposits..................................................   $104,323     $82,948
  Short-term borrowings.....................................      4,087       6,033
  Accrued interest payable..................................          8          10
  Income taxes payable......................................         48          51
  Other liabilities.........................................         55          76
                                                               --------     -------
     Total liabilities......................................    108,521      89,118
                                                               --------     -------
Shareholders' equity:
  Common stock, $0 par value; authorized 5,000,000 shares;
     issued and outstanding 1,414,487 shares at December 31,
     2003 and 1,410,770 shares at December 31, 2002.........         --          --
  Preferred stock, 1,000,000 shares authorized, no shares
     issued.................................................         --          --
  Additional paid-in capital................................      9,238       8,935
  Retained earnings.........................................        386         166
  Accumulated other comprehensive (loss) income.............        (73)        101
                                                               --------     -------
     Total shareholders' equity.............................      9,551       9,202
                                                               --------     -------
Total liabilities and shareholders' equity..................   $118,072     $98,320
                                                               ========     =======


          See accompanying notes to consolidated financial statements.

                           1ST COLONIAL BANCORP, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001

                                                               2003            2002            2001
                                                           -------------   -------------   -------------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER-SHARE DATA)
Interest income:
  Loans..................................................   $    3,769      $    3,251      $    1,943
  Federal funds sold and interest-bearing deposits.......           78             176             418
  Investments:
     Taxable.............................................          870             647             810
     Nontaxable..........................................           47              11              17
                                                            ----------      ----------      ----------
       Total interest income.............................        4,764           4,085           3,188
                                                            ----------      ----------      ----------
Interest expense:
  Deposits...............................................        1,203           1,082           1,131
  Short-term borrowings..................................           41              83             133
                                                            ----------      ----------      ----------
       Total interest expense............................        1,244           1,165           1,264
                                                            ----------      ----------      ----------
       Net interest income...............................        3,520           2,920           1,924
Provision for loan losses................................          225             275             225
                                                            ----------      ----------      ----------
       Net interest income after provision for loan
          losses.........................................        3,295           2,645           1,699
                                                            ----------      ----------      ----------
Other income:
  Service charges on deposit accounts....................          139              85              47
  Gain on sales of mortgage loans held for sale..........          103              62              46
  Other income, service charges, and fees................           53              31              11
  Gain on sales of securities available for sale.........            4              24              65
                                                            ----------      ----------      ----------
       Total other income................................          299             202             169
                                                            ----------      ----------      ----------
Other expenses:
  Compensation and employee benefits.....................        1,175             842             770
  Occupancy and equipment expenses.......................          335             218             168
  Advertising expense....................................          145              75              58
  Data processing expense................................          275             223             144
  Professional services..................................          222             195             118
  Other operating expenses...............................          607             470             343
                                                            ----------      ----------      ----------
       Total other expenses..............................        2,759           2,023           1,601
                                                            ----------      ----------      ----------
       Income before income taxes........................          835             824             267
Income tax expense (benefit).............................          335             329             (94)
                                                            ----------      ----------      ----------
       Net income........................................   $      500      $      495      $      361
                                                            ==========      ==========      ==========
Earnings per share:
  Basic earnings per share...............................   $     0.35      $     0.44      $     0.35
  Diluted earnings per share.............................         0.35            0.43            0.35
Weighted average number of shares outstanding:
  Basic earnings per share...............................    1,411,529       1,139,076       1,030,334
  Diluted earnings per share.............................    1,446,334       1,143,212       1,033,484

          See accompanying notes to consolidated financial statements.

                           1ST COLONIAL BANCORP, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                            AND COMPREHENSIVE INCOME
                 YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001

                                                                      ACCUMULATED
                                                                         OTHER
                                            ADDITIONAL   RETAINED    COMPREHENSIVE       TOTAL
                                   COMMON    PAID-IN     EARNINGS       (LOSS)       SHAREHOLDERS'   COMPREHENSIVE
                                   STOCK     CAPITAL     (DEFICIT)      INCOME          EQUITY          INCOME
                                   ------   ----------   ---------   -------------   -------------   -------------
                                                               (DOLLARS IN THOUSANDS)
Balance at December 31, 2000.....  $  --      $5,785       $(597)        $ 114          $5,302
Proceeds from private placement
  of 145,482 common shares.......     --       1,122          --            --           1,122
Stock split effected in the form
  of a dividend, 10%.............     --          93         (93)           --              --
Net unrealized loss on securities
  available for sale, net of
  tax............................     --          --          --           (16)            (16)          $ (16)
Net income.......................     --          --         361            --             361             361
                                                                                                         -----
Total comprehensive income.......                                                                        $ 345
                                   -----      ------       -----         -----          ------           =====
Balance at December 31, 2001.....     --       7,000        (329)           98           6,769
Proceeds from sale of 280,475
  common shares in stock
  offering.......................     --       1,931          --            --           1,931
Exercise of director's options...     --           4          --            --               4
Net unrealized gain on securities
  available for sale, net of
  tax............................     --          --          --             3               3           $   3
Net income.......................     --          --         495            --             495             495
                                                                                                         -----
Total comprehensive income.......                                                                        $ 498
                                   -----      ------       -----         -----          ------           =====
Balance at December 31, 2002.....     --       8,935         166           101           9,202
Stock issuance expenses..........     --          (9)         --            --              (9)
Exercise of warrants.............     --          32          --            --              32
Stock dividend...................     --         280        (280)           --              --
Net unrealized loss on securities
  available for sale, net of
  tax............................     --          --          --          (174)           (174)          $(174)
Net income.......................     --          --         500            --             500             500
                                                                                                         -----
Total comprehensive income.......                                                                        $ 326
                                   -----      ------       -----         -----          ------           =====
Balance at December 31, 2003.....  $  --      $9,238       $ 386         $ (73)         $9,551
                                   =====      ======       =====         =====          ======

          See accompanying notes to consolidated financial statements.

                           1ST COLONIAL BANCORP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001

                                                                2003       2002       2001
                                                              --------   --------   --------
                                                                  (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
  Net income................................................  $    500   $    495   $    361
                                                              --------   --------   --------
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization...........................       113         90         74
    Amortization (accretion) of premium (discount) on
       securities, net......................................       173         19        (32)
    Amortization of deferred fees/cost, net.................        41         10          7
    Gain on sales of mortgage loans held for sale...........      (103)       (62)       (46)
    Gain on sales of securities available for sale..........        (4)       (24)       (65)
    Loss on fixed asset retirements.........................        19         --         --
    Provision for loan losses...............................       225        275        225
    Cash disbursed for mortgage banking activities..........   (21,771)   (12,784)    (9,840)
    Cash received for mortgage banking activities...........    21,656     12,965      9,704
    Increase in accrued interest receivable.................       (32)       (11)       (84)
    Deferred income tax benefit.............................       (14)       (19)      (219)
    (Increase) decrease in other assets.....................       (56)        26        (17)
    (Decrease) increase in accrued interest payable.........        (2)       (20)        21
    (Decrease) increase in income taxes payable.............        (3)       (74)       125
    Decrease in other liabilities...........................       (21)       (48)        (6)
                                                              --------   --------   --------
       Total adjustments....................................       221        343       (153)
                                                              --------   --------   --------
       Net cash provided by operating activities............       721        838        208
                                                              --------   --------   --------
Cash flows from investing activities:
  Proceeds from maturities and sales of securities available
    for sale................................................    28,129     21,714      9,525
  Proceeds from maturities of securities held to maturity...     1,220        931         --
  Purchases of securities held to maturity..................    (5,808)      (935)    (1,216)
  Purchases of securities available for sale................   (31,665)   (35,344)   (17,180)
  Repayment of principal of securities available for sale...     5,036        893        568
  Increase in loans receivable, net.........................   (12,426)   (17,646)   (22,310)
  Capital expenditures......................................      (304)      (411)       (80)
                                                              --------   --------   --------
       Net cash used in investing activities................   (15,818)   (30,798)   (30,693)
                                                              --------   --------   --------
Cash flows from financing activities:
  Net increase in deposits..................................    21,375     15,683     43,971
  Net (decrease) increase in short-term borrowings..........    (1,946)       573      3,467
  Issuance of common stock, net.............................        23      1,935      1,122
                                                              --------   --------   --------
       Net cash provided by financing activities............    19,452     18,191     48,560
                                                              --------   --------   --------
       Net increase (decrease) in cash and cash
         equivalents........................................     4,355    (11,769)    18,075
Cash and cash equivalents at beginning of year..............    12,161     23,930      5,855
                                                              --------   --------   --------
Cash and cash equivalents at end of year....................  $ 16,516   $ 12,161   $ 23,930
                                                              ========   ========   ========
Supplemental disclosures:
  Cash paid during the year for:
    Interest................................................  $  1,242   $  1,185   $  1,243
    Income taxes............................................       350        346        219
  Noncash items:
    Net change in unrealized gains on available for sale
       securities, net of taxes of $106 for 2003, $8 for
       2002 and ($65) for 2001..............................      (174)         3        (16)
    Issuance of stock dividend..............................       280         --         93

          See accompanying notes to consolidated financial statements.

                           1ST COLONIAL BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002

(1) NATURE OF OPERATIONS

     1st Colonial Bancorp, Inc. (the Company) is a Pennsylvania corporation headquartered in Collingswood, New Jersey, and the parent company of 1st Colonial National Bank (the Bank). The Bank opened for business on June 30, 2000, and provides a wide range of business and consumer financial services through its two New Jersey branch offices located in Collingswood and Westville.

     The Company was organized as the holding company for the Bank, in connection with the reorganization approved by the Bank's shareholders at the annual meeting on June 12, 2002. As a bank holding company registered under the Bank Holding Company Act of 1956, the Company is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System (the FRB). The Bank is a national bank whose deposits are insured by the Bank Insurance Fund (BIF) of the Federal Deposit Insurance Corporation (FDIC). The Company's operations and those of the Bank are subject to supervision and regulation by FRB, the FDIC, and the Office of the Comptroller of the Currency (OCC). The principal activity of the Bank is to provide its local communities with general commercial and retail banking services. The Bank is managed as one business segment.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of the parent company, 1st Colonial Bancorp, Inc., and its wholly owned subsidiary, 1st Colonial National Bank.

  (b) USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

  (c) CASH AND CASH EQUIVALENTS

     For purposes of reporting cash flows, cash and cash equivalents include cash and amounts due from banks, interest-bearing deposits (including certificates of deposit with original terms of three months or less), and federal funds sold. Generally, federal funds sold are repurchased the following day.

  (d) INVESTMENTS HELD TO MATURITY

     Debt securities that management has the positive intent and ability to hold until maturity are classified as held to maturity and are carried at their remaining unpaid principal balance, net of unamortized premiums or unaccreted discounts. Premiums are amortized and discounts are accreted using a method that produces results that approximate level yield over the estimated remaining term of the underlying security.

  (e) SECURITIES AVAILABLE FOR SALE

     Securities not classified as held to maturity are classified as available for sale and are stated at fair value. Unrealized gains and losses are excluded from earnings and are reported as accumulated other comprehensive (loss) income, net of tax, a separate component of shareholders' equity, until realized. Gains and losses are determined using the specific-identification method and are accounted for on a trade-date basis.

                           1ST COLONIAL BANCORP, INC.

  (f) MORTGAGE LOANS HELD FOR SALE

     The Bank originates and sells residential mortgage loans (without recourse) servicing released to the secondary market. This activity enables the Bank to fulfill the credit needs of the community while reducing its overall exposure to interest rate and credit risk. These loans are reported at the lower of their cost or fair market value.

  (g) LOANS

     Loans are stated at the principal amount outstanding, net of deferred loan fees and costs. Interest income is accrued on the principal amount outstanding. Loan origination fees and related direct costs are deferred and amortized to interest income over the term of the respective loan as a yield adjustment.

     Loans are reported as nonaccrual if they are past due as to principal or interest payments for a period of 90 days or more. Exceptions may be made if a loan is deemed by management to be well collateralized and in the process of collection. Loans that are on a current payment status may also be classified as nonaccrual if there is serious doubt as to the borrower's ability to continue interest or principal payments. When a loan is placed in the nonaccrual category, interest accruals cease and uncollected accrued interest receivable is reversed and charged against current interest income. Nonaccrual loans are generally not returned to accruing status until principal and interest payments have been brought current and full collectibility is reasonably assured. Impaired loans are measured based on the present value of expected future discounted cash flows, the market price of the loan, or the fair value of the underlying collateral if the loan is collateral dependent. For purposes of applying the measurement criteria for impaired loans, the Bank excludes large groups of smaller balance homogeneous loans, primarily consisting of residential real estate and consumer loans, as well as commercial loans with balances of less than $100,000. The recognition of interest income on impaired loans is the same as for nonaccrual loans discussed above.

  (h) ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses reflects management's best estimate of losses, both known and inherent, in the existing loan portfolio. Management uses significant estimates to determine the allowance for loan losses. Management's estimates consider such factors as changes in the nature and volume of the portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay. The provision for loan losses charged to operating expenses represents the amount necessary to maintain an appropriate allowance. Loan losses are charged directly against the allowance for loan losses when loans are determined to be uncollectible. Recoveries on previously charged-off loans are added to the allowance when received.

     In addition, regulatory authorities, as an integral part of their examinations, periodically review the allowance for loan losses. They may require additions to the allowance based upon their judgments about information available to them at the time of examination.

  (i) PREMISES AND EQUIPMENT

     Premises and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the expected useful lives of the assets. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the useful lives or the remaining lease term. Software costs, furniture, and equipment have depreciable lives of 3 to 10 years. Building and improvements have estimated useful lives of 30 years. The costs of maintenance and repairs are expensed as they are incurred, and renewals and betterments are capitalized.

                           1ST COLONIAL BANCORP, INC.

  (j) OTHER REAL ESTATE OWNED

     Other real estate owned would be comprised of properties acquired through foreclosure proceedings or acceptance of a deed in lieu of foreclosure. Other real estate owned is recorded at the lower of the carrying value of the loan or the fair value of the property, net of estimated selling costs. Costs relating to the development or improvement of properties are capitalized, while expenses related to the operation and maintenance of properties are expensed as incurred. Gains or losses upon dispositions are reflected in earnings as realized. The Bank had no real estate owned at December 31, 2003 and 2002.

  (k) EARNINGS PER SHARE

     Basic earnings per share is calculated as net income divided by the weighted average number of shares outstanding. Dilutive earnings per share includes dilutive common stock equivalents as computed under the treasury stock method using average common stock prices. Share and per-share data for all periods presented have been restated to reflect the 10% stock dividend paid on January 15, 2002 and the 5% stock dividend paid on April 15, 2003 and 5% stock dividend paid on April 15, 2004 to shareholders of record on April 1, 2004.

  (l) INCOME TAXES

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established against deferred tax assets when, in the judgment of management, it is more likely than not that such deferred tax assets will not become available.

                           1ST COLONIAL BANCORP, INC.

  (m) STOCK OPTIONS

     As of December 31, 2003, the Company had four stock-based compensation plans, which are described more fully in note 19. The Company accounts for those plans under the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation (dollars in thousands, except per-share amounts).

                                                                        BASIC     DILUTIVE
                                                                      EARNINGS    EARNINGS
                                                            NET          PER         PER
                                                           INCOME       SHARE       SHARE
                                                         ----------   ---------   ---------
2003:
  As reported..........................................    $ 500         0.35        0.35
  Compensation expense.................................     (102)       (0.07)      (0.07)
                                                           -----        -----       -----
  Pro forma............................................    $ 398         0.28        0.28
                                                           =====        =====       =====
2002:
  As reported..........................................    $ 495         0.44        0.43
  Compensation expense.................................      (44)       (0.04)      (0.04)
                                                           -----        -----       -----
  Pro forma............................................    $ 451         0.40        0.39
                                                           =====        =====       =====
2001:
  As reported..........................................    $ 361         0.35        0.35
  Compensation expense.................................      (29)       (0.03)      (0.03)
                                                           -----        -----       -----
  Pro forma............................................    $ 332         0.32        0.32
                                                           =====        =====       =====

  (n) RECENT ACCOUNTING PRONOUNCEMENTS

  Costs Associated with Exit or Disposal Activities

     In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring).

     The provisions of SFAS No. 146 are to be applied prospectively for exit or disposal activities that are initiated after December 31, 2003, with early application encouraged. The adoption of SFAS No. 146 did not have an impact on the Company's earnings, financial condition, or equity.

 Guarantor's Accounting and Disclosure Requirements for Guarantees

     During 2002, FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees Including Indirect Guarantees of Indebtedness of Others, was issued. Interpretation No. 45 requires a guarantor to include disclosure of certain obligations, and if applicable, at the inception of the guarantee, recognize a liability for the fair value of other certain obligations undertaken in issuing a guarantee.

                           1ST COLONIAL BANCORP, INC.

The recognition requirement is effective for guarantees issued or modified after December 31, 2003. Adoption of Interpretation No. 45 did not have an impact on the Company's earnings, financial condition, or equity.

 Consolidation of Variable Interest Entities

     In December 2003, the Financial Accounting Standards Board (FASB) issued a revised FASB Interpretation No. 46, Consolidated of Variable Interest Entities (FIN 46R). This interpretation addresses how a business should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaced FASB interpretation No. 46, Consolidated of Variable Interest Entities, which was originally issued in January 2003. FIN 46R will be applied to variable interest entities created after December 13, 2003.

  Derivative Instruments and Hedging Activities

     In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. With some exceptions, SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 did not have an impact on the Company's earnings, financial condition, or equity.

 Financial Instruments with Debt and Equity Characteristics

     In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. The adoption of SFAS No. 150 did not have an impact on the Company's earnings, financial condition, or equity.

 Accounting for Temporary Impairment and Its Application to Certain Investments

     In November 2003, the Emerging Issues Task Force (EITF) issued EITF Issue No. 03-1, The Meaning of Other-Than-Temporary and Its Application to Certain Investments. The requirements apply to investments in debt and marketable equity securities that are accounted under SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, and to investments by not-for-profit entities accounted for under SFAS No. 124, Accounting for Certain Investments Held by Not-for-Profit Organizations, and the requirements apply only to annual financial statements. The additional disclosures required by EITF Issue No. 03-1 include the following items: the amount of unrealized losses and related fair market values of investment securities, the nature of the investment securities, the number of investment securities that are in an unrealized position, the severity and during of the impairments, the cause of impairments, and a conclusion as to whether any of the unrealized losses represent an other-than-temporary impairment. As a result of the implementation of EITF Issue No. 03-1, the Company's disclosures related to investment securities have been modified.

                           1ST COLONIAL BANCORP, INC.

(3) COMMON STOCK OFFERING

     On December 20, 2002, the Company completed its public offering of units of common stock and warrants. In the offering, the Company sold 254,399 units at an offering price of $8.50 per unit. Each unit consisted of one share of common stock and a warrant to purchase an additional share of common stock during the next three years at a purchase price of $9.60 per share. After giving effect to the 5% stock dividend paid in April 2003 and the 5% stock dividend paid in April 2004, the Company issued in this offering 280,475 shares of common stock and warrants to acquire 280,475 shares of common stock at an exercise price of $8.71 per share. The Company raised net proceeds of $1.93 million in the offering. These proceeds are being used to fund, among other things, the continued growth of the Bank, including the establishment of additional branches.

(4) COMMON STOCK DIVIDENDS

     On November 19, 2003, the Company declared a 5% stock dividend to all shareholders of record as of April 1, 2004 payable on April 15, 2004.

     On April 15, 2003, the Company paid a 5% stock dividend to all shareholders of record as of April 1, 2003. On January 15, 2002 the Company paid a 10% stock dividend to all shareholders of record as of January 2, 2002. The number of shares and earnings per share amounts were restated to reflect the stock dividends paid on January 15, 2002, April 15, 2003 and April 15, 2004 as of the earliest date presented herein.

(5) CASH AND DUE FROM BANKS

     The Bank is required to maintain certain daily average reserve balances in accordance with FRB requirements. At December 31, 2003 and 2002, the FRB reserve requirement was $1,444,000 and $533,000, respectively.

     In addition, the Bank was required to maintain $200,000 in cash reserves at its correspondent banks at both December 31, 2003 and 2002.

(6) INVESTMENT SECURITIES

     A comparison of amortized cost and approximate fair value of investment securities held to maturity and securities available for sale at December 31, 2003 and 2002 is as follows (in thousands):

                                                                   2003
                                             ------------------------------------------------
                                                           GROSS        GROSS
                                             AMORTIZED   UNREALIZED   UNREALIZED
                                               COST        GAINS        LOSSES     FAIR VALUE
                                             ---------   ----------   ----------   ----------
Investments held to maturity:
  Municipal securities.....................   $ 5,808        --           (12)        5,796
                                              -------       ---          ----        ------
Total......................................   $ 5,808        --           (12)        5,796
                                              =======       ===          ====        ======
Securities available for sale:
  U.S. government securities...............   $18,536        54          (111)       18,479
  Mortgage-backed securities...............     9,265        13           (78)        9,200
  Equity securities........................       306        --            --           306
                                              -------       ---          ----        ------
Total......................................   $28,107        67          (189)       27,985
                                              =======       ===          ====        ======

                           1ST COLONIAL BANCORP, INC.

                                                                   2002
                                             ------------------------------------------------
                                                           GROSS        GROSS
                                             AMORTIZED   UNREALIZED   UNREALIZED
                                               COST        GAINS        LOSSES     FAIR VALUE
                                             ---------   ----------   ----------   ----------
Investments held to maturity:
  Municipal securities.....................   $ 1,220        --            (2)        1,218
                                              -------       ---          ----        ------
Total......................................   $ 1,220        --            (2)        1,218
                                              =======       ===          ====        ======
Securities available for sale:
  U.S. government securities...............   $19,196       121            --        19,317
  Mortgage-backed securities...............    10,376        44            (7)       10,413
  Equity securities........................       204        --            --           204
                                              -------       ---          ----        ------
Total......................................   $29,776       165            (7)       29,934
                                              =======       ===          ====        ======

     The scheduled maturities of investments held to maturity and securities available for sale at December 31, 2003 is as follows (in thousands):

                                                 INVESTMENTS HELD       SECURITIES AVAILABLE
                                                   TO MATURITY                FOR SALE
                                              ----------------------   ----------------------
                                              AMORTIZED                AMORTIZED
                                                COST      FAIR VALUE     COST      FAIR VALUE
                                              ---------   ----------   ---------   ----------
Due in one year or less.....................   $5,808       5,796           --           --
Due after one year up to five years.........       --          --       18,657       18,603
Due after five years up to ten years........       --          --        1,738        1,736
Due after ten years.........................       --          --        7,406        7,340
Equity securities...........................       --          --          306          306
                                               ------       -----       ------       ------
Total.......................................   $5,808       5,796       28,107       27,985
                                               ======       =====       ======       ======

     Proceeds from sales of securities available for sale totaled $2,203,000 and $2,019,000 during 2003 and 2002, respectively. Gross gains realized from the sale of securities available for sale totaled $4,000 and $24,000 for the year ended December 31, 2003 and 2002, respectively. There were no losses realized on sales of securities in 2003 and 2002.

     At December 31, 2003, the Company pledged $26,062,000 in investment securities as collateral for uninsured municipal deposits and uninsured deposits underlying retail repurchase agreements.

     The Bank is required to maintain an investment in Federal Reserve Bank stock. The amount of this stock requirement is based on Bank capital. The Bank had $266,000 and $204,000 in Federal Reserve Bank stock at December 31, 2003 and 2002, respectively.

                           1ST COLONIAL BANCORP, INC.

     The following table presents investments with unrealized losses at December 31, 2003. All of these investments have been in an unrealized loss position for less than 12 months.

                                                                           UNREALIZED
                                                              FAIR VALUE     LOSSES
                                                              ----------   ----------
Investments held to maturity:
  Municipal securities......................................   $ 5,126         (12)
                                                               -------        ----
     Total..................................................     5,126         (12)
                                                               -------        ----
Securities available for sale:
  U.S. government securities................................     9,911        (111)
  Mortgage-backed securities................................     8,399         (78)
                                                               -------        ----
     Total..................................................    18,310        (189)
                                                               -------        ----
Total temporarily impaired investments......................   $23,436        (201)
                                                               =======        ====

     There are eleven fixed-rate municipal securities with an aggregate unrealized loss position of $12,000 at December 31, 2003. These securities were issued by local New Jersey municipalities and mature within 12 months. Repayment of municipal securities is expected from tax revenues.

     There are seven fixed-rate U.S. government agency securities with an aggregate unrealized loss position of $111,000 at December 31, 2003. These securities mature within five years. The repayment of these securities, if held to maturity, is guaranteed by the issuing U.S. government agency.

     There are six mortgage-backed securities with an aggregate unrealized loss position of $78,000 at December 31, 2003. The weighted average life of these mortgage backed securities is 4.2 years. Approximately $68,000 of the unrealized loss on mortgage backed securities relates to four GNMA securities with an aggregate fair value of $5,859,000. The repayment of mortgage-backed securities, if held to maturity, is guaranteed by the U.S. government in the case of GNMA securities, and issuing U.S. government agencies.

     The temporary impairment of the aforementioned investments relates to the difference between the yield on the securities and the current market rate for similar securities. Fixed-rate securities are generally exposed to greater market value adjustment than their variable-rate counterparts. The fair value and unrealized loss for fixed-rate investments was $16,773,000 and $124,000, respectively, at December 31, 2003. The temporary impairment of fixed-rate investments is likely to continue in a rising interest rate environment.

     All temporarily impaired investments are bank qualified investments. There has been no significant change in the credit quality of issuers since the securities were purchased.

                           1ST COLONIAL BANCORP, INC.

(7) LOANS RECEIVABLE

     Loans receivable consist of the following at December 31, 2003 and 2002 (in thousands):

                                                               2003      2002
                                                              -------   -------
Commercial..................................................  $16,953   $17,565
Real estate -- commercial...................................   27,227    18,895
Real estate -- residential..................................   16,512    12,147
Construction................................................    2,884     3,213
Consumer....................................................    2,853     2,348
                                                              -------   -------
                                                               66,429    54,168
Less allowance for loan losses..............................     (768)     (576)
Deferred loan costs.........................................      121        30
                                                              -------   -------
Loans receivable, net.......................................  $65,782   $53,622
                                                              =======   =======

     The Bank is subject to a loans-to-one-borrower limitation of 15% of capital funds. At December 31, 2003, the loans-to-one-borrower limitation was $1,444,000; this excludes an additional 10% of adjusted capital funds or $962,000, which may be loaned if collateralized by readily marketable securities as defined by regulations. At December 31, 2003, there are no loans outstanding or committed to any one borrower that individually or in the aggregate exceed that limit.

     The Bank lends primarily to customers in its local market area. Most loans are mortgage loans. Mortgage loans include loans secured by commercial and residential real estate and construction loans. Accordingly, lending activities could be affected by changes in the general economy, the regional economy, or real estate values. At December 31, 2003 and 2002, mortgage loans totaled $46,623,000 and $34,255,000, respectively. Mortgage loans represent 70.1% and 63.2% of total gross loans at December 31, 2003 and 2002, respectively.

     The Bank did not have any nonaccrual or impaired loans at or during the year ended December 31, 2003 and 2002.

     The following is a summary of the activity of the allowance for loan losses (in thousands):

                                                              2003   2002   2001
                                                              ----   ----   ----
Balance, beginning of year..................................  $576   $335   $110
Provision for loan losses...................................   225    275    225
Charge-offs, net............................................   (33)   (34)    --
                                                              ----   ----   ----
Balance, end of year........................................  $768   $576   $335
                                                              ====   ====   ====

                           1ST COLONIAL BANCORP, INC.

(8) PREMISES AND EQUIPMENT, NET

     Premises and equipment at December 31, 2003 and 2002 are summarized as follows (in thousands):

                                                               2003    2002
                                                              ------   -----
Furniture and equipment.....................................  $  505   $ 317
Building and land...........................................     374      --
Construction in progress....................................      --     312
Leasehold improvements......................................     335     332
                                                              ------   -----
                                                               1,214     961
Accumulated depreciation and amortization...................    (279)   (198)
                                                              ------   -----
Premises and equipment, net.................................  $  935   $ 763
                                                              ======   =====

     Depreciation expense was $113,000, $90,000, and $74,000 for the years ended December 31, 2003, 2002, and 2001, respectively.

     The Company leases its main office and operations center, both of which are located in Collingswood, New Jersey. The Company owns its branch located in Westville, New Jersey. The Westville branch opened in January 2003.

(9) DEPOSITS

     Deposits consist of the following major classifications at December 31, 2003 and 2002 (dollars in thousands):

                                           2003                            2002
                              ------------------------------   -----------------------------
                              WEIGHTED                % OF     WEIGHTED               % OF
                              AVERAGE                TOTAL     AVERAGE               TOTAL
                                RATE      AMOUNT    DEPOSITS     RATE     AMOUNT    DEPOSITS
                              --------   --------   --------   --------   -------   --------
Interest checking...........    1.70%    $ 37,311     35.8%      2.24%    $29,722     35.8%
Noninterest checking........      --       20,406     19.6         --      16,649     20.1
Money market................    0.50       15,121     14.5       1.43      15,268     18.4
Savings.....................    0.38        5,253      5.0       1.00       4,403      5.3
Certificates of deposit.....    2.35       26,232     25.1       3.14      16,906     20.4
                                ----     --------    -----       ----     -------    -----
Total.......................    1.29%    $104,323    100.0%      1.76%    $82,948    100.0%
                                ====     ========    =====       ====     =======    =====

     The Bank has a concentration of deposits from local municipalities. Municipal deposits, which are mostly interest checking accounts, were $29,453,000 or 28.2% of total deposits at December 31, 2003 and $18,750,000 or
22.6% of total deposits at December 31, 2002. Municipal deposit accounts in excess of $100,000 are collateralized by investment securities with a carrying value of $18,810,000 at December 31, 2003.

     Certificates of deposit accounts of $100,000 and over totaled $16,884,000 and $10,498,000 at December 31, 2003 and 2002, respectively.

                           1ST COLONIAL BANCORP, INC.

     Interest expense on deposits consisted of the following for the year ended December 31, 2003, 2002, and 2001 (dollars in thousands):

                                                              2003     2002     2001
                                                             ------   ------   ------
Interest checking..........................................  $  531   $  427   $  278
Money market...............................................      97      192      403
Savings....................................................      31       38       27
Certificates of deposit....................................     544      425      423
                                                             ------   ------   ------
Interest expense on deposits...............................  $1,203   $1,082   $1,131
                                                             ======   ======   ======

     The following is a schedule of certificates of deposit by maturities as of December 31, 2003 (in thousands):

Year ended December 31:
  2004......................................................  $20,577
  2005......................................................    1,532
  2006......................................................      719
  2007......................................................    3,336
  2008......................................................       68
                                                              -------
  Total.....................................................  $26,232
                                                              =======

(10) BORROWING AVAILABILITY

     At December 31, 2003, the Bank had a secured line of credit with First Tennessee Bank in the aggregate amount of $1.8 million, and an unsecured line of credit with Atlantic Central Bankers Bank in the aggregate amount of $4 million. At December 31, 2003, the Bank had no balances outstanding against its lines of credit. The Bank had borrowed funds outstanding for 12 days in 2003. The amounts outstanding ranged from $140,000 to $2,823,000. Total outstanding loans averaged $35,000 for the year ended December 31, 2003. The Bank borrowed $110,000 for a period of two days during 2002.

                           1ST COLONIAL BANCORP, INC.

(11) EARNINGS PER SHARE

     The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share calculation for the years ended December 31, 2003, 2002, and 2001 (dollars in thousands, except per-share data):

                                                                  WEIGHTED AVG.
                                                                  NO. OF SHARES   PER-SHARE
                                                     NET INCOME    OUTSTANDING     AMOUNT
                                                     ----------   -------------   ---------
2003:
  Basic earnings per share.........................     $500        1,411,529      $ 0.35
  Effect of dilutive stock equivalents.............       --           34,805           0
                                                        ----        ---------      ------
  Diluted earnings per share.......................     $500        1,446,334      $ 0.35
                                                        ====        =========      ======
2002:
  Basic earnings per share.........................     $495        1,139,076      $ 0.44
  Effect of dilutive stock equivalents.............       --            4,136       (0.01)
                                                        ----        ---------      ------
  Diluted earnings per share.......................     $495        1,143,212      $ 0.43
                                                        ====        =========      ======
2001:
  Basic earnings per share.........................     $361        1,030,334      $ 0.35
  Effect of dilutive stock equivalents.............       --            3,150           0
                                                        ----        ---------      ------
  Diluted earnings per share.......................     $361        1,033,484      $ 0.35
                                                        ====        =========      ======

     Earnings per share is calculated on the basis of weighted average number of shares outstanding. Options to purchase 79,614, 52,440, and 34,050 shares of common stock were outstanding at December 31, 2003, 2002, and 2001, respectively. Warrants to purchase 373,805, 377,499, and 97,024 shares of common stock were outstanding at December 31, 2003, 2002, and 2001, respectively. Options and warrants, to the extent dilutive, were included in the denominator in the computation of earnings per diluted share. Options to purchase 0, 30,602, and 10,687 shares were antidilutive for 2003, 2002, and 2001, respectively, and, therefore, excluded from the calculation of earnings per diluted common share. Warrants to purchase 97,024, 377,499, and 97,024 shares were antidilutive for 2003, 2002, and 2001, respectively.

(12) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following required disclosure of the estimated fair value of financial instruments has been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

     The methods and assumptions used to estimate the fair values of each class of financial instrument are as follows:

 (a) CASH AND CASH EQUIVALENTS, ACCRUED INTEREST RECEIVABLE, AND ACCRUED INTEREST PAYABLE

          The items are generally short term in nature, and accordingly, the carrying amounts reported in the statements of financial condition are reasonable approximations of their fair values.

                           1ST COLONIAL BANCORP, INC.

 (b) INVESTMENT SECURITIES

          Fair values for investment securities are based on quoted market prices, if available. If quoted market prices are not available, then fair values are based on quoted market prices of comparable instruments.

  (c) LOANS AND MORTGAGE LOANS HELD FOR SALE

          For variable-rate loans that reprice frequently and with no significant change in credit risk, fair value is based on carrying value. The fair value for other loans receivable was estimated using a discounted cash flow analysis, which uses interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Consideration was given to prepayment speeds, economic conditions, risk characteristics, and other factors considered appropriate.

  (d) DEPOSITS

          The fair values of deposits subject to immediate withdrawal, such as interest and noninterest checking, statement savings, and money market demand deposit accounts, are equal to their carrying amounts in the accompanying statements of financial condition. Fair values for certificates of deposit are estimated by discounting future cash flows using interest rates currently offered on certificates of deposit with similar remaining maturities.

  (e) OFF-BALANCE-SHEET INSTRUMENTS

          Off-balance-sheet instruments are primarily comprised of loan commitments and unfunded lines of credit that are generally priced at market rate at the time of funding. Therefore, these instruments have nominal value prior to funding.

                           1ST COLONIAL BANCORP, INC.

     The estimated fair value of the Company's financial instruments at December 31, 2003 and 2002 was as follows (in thousands):

                                                      2003                    2002
                                              ---------------------   ---------------------
                                              CARRYING   ESTIMATED    CARRYING   ESTIMATED
                                               AMOUNT    FAIR VALUE    AMOUNT    FAIR VALUE
                                              --------   ----------   --------   ----------
  Financial assets:
    Cash and cash equivalents...............  $ 16,516    $ 16,516    $12,161     $12,161
    Investments held to maturity............     5,808       5,796      1,220       1,218
    Investments available for sale..........    27,985      27,985     29,934      29,934
    Mortgages held for sale.................       281         281         63          63
    Loans receivable, net...................    65,782      65,638     53,622      54,798
    Accrued interest receivable.............       373         373        341         341
                                              --------    --------    -------     -------
  Total financial assets....................  $116,745    $116,589    $97,341     $98,515
                                              ========    ========    =======     =======
  Financial liabilities:
    Demand deposits.........................  $ 57,717    $ 57,717    $46,371     $46,371
    Money market deposits...................    15,121      15,121     15,268      15,268
    Savings deposits........................     5,253       5,253      4,403       4,403
    Certificates of deposit.................    26,232      26,609     16,906      17,164
    Short-term borrowings...................     4,087       4,087      6,033       6,033
    Accrued interest payable................         8           8         10          10
                                              --------    --------    -------     -------
  Total financial liabilities...............  $108,418    $108,795    $88,991     $89,249
                                              ========    ========    =======     =======
                                              NOTIONAL                NOTIONAL
                                               AMOUNT                  AMOUNT
                                              --------                --------
  Off-balance-sheet instruments:
    Commitments to extend credit............  $  8,319    $     --    $ 7,202     $    --
                                              ========    ========    =======     =======

(13) INCOME TAXES

     Total income tax expense (benefit) was allocated for the years ended December 31, 2003, 2002, and 2001, as follows (in thousands):

                                                              2003    2002   2001
                                                              -----   ----   ----
Income before income taxes..................................  $ 335   $329   $(94)
Shareholders' equity for unrealized gain (loss) on
  securities available for sale.............................   (106)    (8)    65
                                                              -----   ----   ----
                                                              $ 229   $321   $(29)
                                                              =====   ====   ====

                           1ST COLONIAL BANCORP, INC.

     Income tax expense (benefit) consisted of the following for the years ended December 31, 2003, 2002, and 2001 (in thousands):

                                                              2003   2002   2001
                                                              ----   ----   -----
Federal:
  Current...................................................  $267   $268   $ 105
  Deferred..................................................   (13)   (16)   (220)
                                                              ----   ----   -----
                                                               254    252    (115)
                                                              ----   ----   -----
State:
  Current...................................................    83     80      20
  Deferred..................................................    (2)    (3)      1
                                                              ----   ----   -----
                                                                81     77      21
Total.......................................................  $335   $329   $ (94)
                                                              ====   ====   =====

     The following is a reconciliation between expected tax expense (benefit) at the statutory rate of 34% and actual tax expense (in thousands):

                                                              2003   2002   2001
                                                              ----   ----   -----
At federal statutory rate...................................  $284   $280   $  91
Adjustments resulting from:
  State tax, net of federal benefit.........................    55     52      14
  Tax-exempt interest income................................   (13)    (3)     (5)
  Decrease in valuation allowance...........................    --     --    (194)
  Other.....................................................     9     --      --
                                                              ----   ----   -----
Total.......................................................  $335   $329   $ (94)
                                                              ====   ====   =====

                           1ST COLONIAL BANCORP, INC.

     Significant deferred tax assets and liabilities of the Bank at December 31, 2003 and 2002 are as follows (dollars in thousands):

                                                              2003   2002    2001
                                                              ----   -----   ----
Deferred tax assets:
  Depreciation..............................................  $ --   $  --   $  2
  Organization costs........................................    42      70     93
  Book bad debt reserves -- loans...........................   296     223    134
  Unrealized losses on securities available for sale........    49      --     --
                                                              ----   -----   ----
     Total gross deferred tax assets........................   387     293    229
  Less valuation allowance..................................    --      --     --
                                                              ----   -----   ----
     Net deferred tax assets................................   387     293    229
                                                              ----   -----   ----
Deferred tax liabilities:
  Depreciation..............................................    (4)     (4)    --
  Deferred loan costs.......................................   (77)    (45)    (1)
  Unrealized gains on securities available for sale.........    --     (57)   (65)
  Prepaid expenses..........................................    (5)     (6)    (9)
                                                              ----   -----   ----
     Total gross deferred tax liabilities...................   (86)   (112)   (75)
                                                              ----   -----   ----
Net deferred tax asset......................................  $301   $ 181   $154
                                                              ====   =====   ====

     The realizability of deferred tax assets is dependent upon various factors, including the generation of future taxable income, the existence of taxes paid and recoverable, the reversal of deferred tax liabilities, and tax planning strategies. Based upon these and other factors, management determined during the fourth quarter of 2001 that it is more likely than not that the Bank will realize the benefits of these deferred tax assets and, as a result, reversed the valuation allowance.

     Management has determined that it is more likely than not that the Bank will realize the benefits of deferred tax assets that exist at December 31, 2003.

(14) PROPERTIES

     The Bank operates from its main office in Collingswood, New Jersey, and its Westville, New Jersey branch office. In addition, the Bank maintains an operations center in Collingswood, New Jersey.

     The Westville branch location was purchased on August 30, 2002. Subsequent to regulatory approval and renovation, this new branch opened in January 2003.

     The main office and operations center are leased. The main office lease expires in December 2009 with options to renew for two additional five-year terms. The operations center lease expires in January 2006.

                           1ST COLONIAL BANCORP, INC.

     Future minimum payments under leases are summarized as follows (dollars in thousands):

2004........................................................  $ 78
2005........................................................    83
2006........................................................    52
2007........................................................    50
2008........................................................    50
Thereafter..................................................    50
                                                              ----
                                                              $363
                                                              ====

     Total rent expense was $76,000, $62,000, and $45,000 for the years ended December 31, 2003, 2002, and 2001, respectively.

(15) CAPITAL LEASES

     At December 31, 2002, the Bank was obligated, under noncancelable capital leases, for a portion of its computer equipment. The Bank repaid these leases in full in July 2003.

(16) COMMITMENTS AND CONTINGENCIES

  (A) FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business. These financial instruments include commitments to extend credit to meet the financing needs of its customers. Such commitments have been made in the normal course of business and at current prevailing market terms. The commitments, once funded, are principally to originate commercial loans and other loans secured by real estate. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

     Commitments issued to potential borrowers of the Bank at December 31, 2003 and 2002 were as follows (dollars in thousands):

                                                               2003     2002
                                                              ------   ------
Fixed-rate commitments......................................  $  444   $1,216
Variable/adjustable-rate commitments........................   7,875    5,986
                                                              ------   ------
Total.......................................................  $8,319   $7,202
                                                              ======   ======

  (B) LEGAL PROCEEDINGS

     At December 31, 2003, the Company was neither engaged in any existing nor aware of any pending legal proceedings. From time to time, the Bank is a party to legal proceedings within the normal course of business wherein it enforces its security interest in loans made by it, and other matters of a similar nature.

(17) RELATED-PARTY TRANSACTIONS

     The Bank routinely enters into transactions with its directors and officers. Such transactions are made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and do not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans to such related parties was $1,443,000 and $406,000 at December 31, 2003 and 2002, respectively. During 2003 and 2002, new loans and credit line advances to such related parties amounted

                           1ST COLONIAL BANCORP, INC.

to $1,436,000 and $517,000, respectively, and repayments amounted to $399,000 and $983,000, respectively. The aggregate amount of deposits from related parties was $7,216,000 and $10,515,000 at December 31, 2003 and 2002,
respectively.

     The Bank engaged in certain property inspection services and branch renovations with an entity that is affiliated with a director of the Bank. Such aggregate services amounted to fees of $86,000, $110,000, and $1,000 for the years ended December 31, 2003, 2002, and 2001, respectively. Such fees were capitalized as premises and equipment. The Bank engages a law firm that is affiliated with a director of the Bank for certain debt collection services. Total fees for such services amounted to $9,000, $7,000, and $0 for the years ended December 31, 2003, 2002, and 2001, respectively. In management's opinion, the terms of the services provided were substantially equivalent to that which would have been obtained from unaffiliated parties.

(18) DIVIDEND POLICY

  (A) COMPANY

     The Company has not paid a cash dividend since its inception in June 2000. Any payment of cash dividends to our shareholders would be dependent on the payment of a cash dividend from the Bank to the Company. The payment of cash dividends by the Bank to the Company is limited under federal banking law. The Company's future dividend policy is subject to the discretion of its board of directors and will depend upon a number of factors, including future earnings, financial conditions, cash needs, and general business conditions. Holders of common stock will be entitled to receive dividends as and when declared by the board of directors out of funds legally available for that purpose.

  (B) BANK

     The amount of dividends that may be paid by the Bank depends upon the Bank's earnings and capital position, and is limited by federal law, regulations, and policies. As a national bank subject to the regulations of the OCC, the Bank must obtain approval for any dividend if the total of all dividends declared in any calendar year would exceed the total of its net profits, as defined by applicable regulations, for that year, combined with its retained net profits for the preceding two years, less any required transfers to surplus. In addition, the Bank may not pay a dividend in an amount greater than its undivided profits then on hand after deducting its losses and bad debts.

     In addition, the OCC is authorized to determine under certain circumstances relating to the financial condition of a national bank that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. The payment of dividends that deplete a bank's capital base could be deemed to constitute such an unsafe or unsound practice.

(19) STOCK OPTION PLANS AND STOCK WARRANTS

     Common stock options and warrants for all periods presented herein were adjusted to reflect the 10% stock dividend paid on January 15, 2002 and the 5% stock dividend paid on April 15, 2003 and the 5% stock dividend paid on April 15, 2004 to shareholders of record as of April 1, 2004.

  (A) STOCK OPTIONS

     Two new stock option programs were adopted in April 2003.

     The 2003 Employee Stock Option Plan provides up to 78,750 options for key employees. The exercise price of options granted under this program will be equal to at least the fair market value of common stock as of the grant date. Options vest over a period of time no less than 12 months as designated by the board of

                           1ST COLONIAL BANCORP, INC.

directors. Options expire 10 years from the grant date. There were no options granted under this plan during 2003.

     The 2003 Outside Director Plan provides up to 52,500 options for nonemployee directors. The exercise price of options granted under this program will be equal to at least the fair market value of common stock as of the grant date. Options become fully vested 11 months after the grant date. Options expire 10 years from the grant date. In April 2003, 7,875 options were granted at an exercise price of $8.71 per share.

     The Company adopted the Bank's Employee and Outside Director Stock Option Plans as part of the reorganization and formation of the holding company in 2002. The discussion that follows refers to these two stock option plans as the Original Employee Stock Option Plan and the Original Outside Director Stock Option Plan.

     A total of 49,117 options were granted under the Original Employee Stock Option Plan. In February 2002, 11,026 options were granted at an exercise price of $9.30 per share. In January 2003, 11,025 options were granted at an exercise price of $7.82 per share. The exercise price of all options granted under the Original Employee Plan was equal to the fair market value of the common stock at grant date. Options vest in five equal annual installments commencing on the first anniversary of the grant and expire 10 years after the grant date. No options are available for future grants under the Original Employee Stock Option Plan. At December 31, 2003, 43,589 options were outstanding under this plan.

     A total of 29,676 options were granted under the Original Outside Director Stock Option Plan. In June 2002, 8,889 options were granted at an exercise price of $8.69 per share. In January 2003, 8,274 options were granted at an exercise price of $7.82 per share. The exercise price of all options granted under the Original Outside Director Plan was equal to the fair market value of the common stock at grant date. All options outstanding under the Original Outside Director Plan are fully vested. Options expire 10 years after the grant date. No options are available for future grants under the Original Outside Director Stock Option Plan. At December 31, 2003, 28,151 options were outstanding under this plan.

     A summary status of the Company's stock option plans as of December 31, 2003 and 2002, and the changes during the years then ended, is as follows:

                                                     2003                      2002
                                            -----------------------   -----------------------
                                                        WEIGHTED                  WEIGHTED
                                                        AVERAGE                   AVERAGE
                                            SHARES   EXERCISE PRICE   SHARES   EXERCISE PRICE
                                            ------   --------------   ------   --------------
Outstanding, beginning of year............  52,440       $7.86        34,051       $7.16
Granted...................................  27,174        8.09        19,915        9.03
Exercised and forfeited...................      --          --        (1,526)       7.58
                                            ------       -----        ------       -----
Outstanding, end of year..................  79,614       $7.93        52,440       $7.86
                                            ======       =====        ======       =====
Options exercisable at December 31........  42,416                    18,730
                                            ======                    ======
Weighted average fair value of options
  granted during the year.................               $4.81                     $6.41
                                                         =====                     =====

                           1ST COLONIAL BANCORP, INC.

     The following table summarizes all stock options outstanding and exercisable for option plans as of December 31, 2003 segmented by range of exercise prices:

                                                 OUTSTANDING                EXERCISABLE
                                       -------------------------------   -----------------
                                                            WEIGHTED
                                                WEIGHTED     AVERAGE              WEIGHTED
                                                AVERAGE     REMAINING             AVERAGE
                                                EXERCISE   CONTRACTUAL            EXERCISE
                                       NUMBER    PRICE        LIFE       NUMBER    PRICE
                                       ------   --------   -----------   ------   --------
Stock options:
  $6.19 - $7.62......................  21,838    $6.60      6.5 years    14,949    $6.60
  $7.63 - $8.57......................  29,986     7.97      8.4 years    16,373     8.03
  $8.58 - $9.52......................  27,790     8.93      8.5 years    11,094     8.81
                                       ------    -----      ---------    ------    -----
Total................................  79,614    $7.93      7.9 years    42,416    $7.73
                                       ======    =====      =========    ======    =====

     The following table summarizes the fair value of each option grant in 2003 and 2002 using the Black-Scholes pricing model and the significant assumptions used therein.

 GRANT     OPTION    EXERCISE   FAIR VALUE   RISK-FREE     CASH      EXPECTED    EXPECTED
  DATE      PLAN      PRICE     PER OPTION     RATE      DIVIDENDS     LIFE     VOLATILITY
--------  --------   --------   ----------   ---------   ---------   --------   ----------
Apr 2003  Director    $8.71       $5.36        4.01%      none       10 years       45
Jan 2003  Employee     7.82        4.59        4.15       none       10 years       41
Jan 2003  Director     7.82        4.59        4.15       none       10 years       41
Jun 2002  Director     8.69        6.22        4.98       none       10 years       57
Feb 2002  Employee     9.30        6.56        4.98       none       10 years       55

  (B) STOCK WARRANTS

     Stock warrants were issued on two separate occasions.

     In connection with the Bank's initial stock offering in 2000, the Bank issued warrants to purchase 97,024 shares of the Bank's common stock at $9.56 per share. These warrants expire in June 2005. All 97,024 of these warrants are outstanding at December 31, 2003.

     In connection with the Company's public stock offering in December 2002, the Company issued 254,399 units. Each unit consisted of one share of common stock, no par value, and one warrant to purchase one share of common stock at an exercise price of $9.60. After giving effect to the 5% stock dividend paid in April 2003 and the 5% stock dividend paid in April 2004, the total number of shares of common stock issuable upon exercise of the warrants issued in that offering was 280,475. The warrants expire in December 2005. During 2003, 3,694 of these warrants were exercised. The remaining 276,781 warrants are outstanding at December 31, 2003.

(20) REGULATORY MATTERS

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

                           1ST COLONIAL BANCORP, INC.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2003 and 2002, the Bank meets all capital adequacy requirements to which it is subject.

     As of December 31, 2003, the most recent notification from the FDIC categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

     The Bank's actual capital amounts and ratios at December 31, 2003 and 2002 are presented in the following table (dollars in thousands):

                                                                                TO BE
                                                                           WELL-CAPITALIZED
                                                          FOR CAPITAL        UNDER PROMPT
                                                            ADEQUACY      CORRECTIVE ACTION
                                           ACTUAL           PURPOSES          PROVISIONS
                                       ---------------   --------------   ------------------
                                       AMOUNT    RATIO   AMOUNT   RATIO    AMOUNT     RATIO
                                       -------   -----   ------   -----   --------   -------
At December 31, 2003:
  Total capital (to risk-weighted
     assets).........................  $10,332   14.60%  $5,660     8%     $7,075     10%
  Tier I capital (to risk-weighted
     assets).........................    9,564   13.52    2,830     4       4,245       6
  Tier I capital (to average
     assets).........................    9,564    8.73    4,383     4       5,479       5
At December 31, 2002:
  Total capital (to risk-weighted
     assets).........................  $ 9,623   16.38%  $4,693     8%     $5,866     10%
  Tier I capital (to risk-weighted
     assets).........................    9,047   15.40    2,346     4       3,520       6
  Tier I capital (to average
     assets).........................    9,047   10.18    3,555     4       4,444       5

     As a DeNovo bank, the OCC requires the Bank to maintain a level of equity capital equal to at least 8% of total assets for the first three years of operation. As of July 1, 2003, this restriction was lifted. The Bank's required leverage ratio is currently 4%.

(21) PARENT COMPANY FINANCIAL INFORMATION

     A summary of the balance sheets at December 31, 2003 and 2002 follows (dollars in thousands):

                                                               2003     2002
                                                              ------   ------
                                   ASSETS
Cash in subsidiary..........................................  $   43   $   50
Investment in subsidiary....................................   9,490    9,148
Deferred tax asset..........................................      14        4
Other assets................................................       5       --
                                                              ------   ------
Total assets................................................  $9,552    9,202
                                                              ======   ======
                    LIABILITIES AND SHAREHOLDERS' EQUITY
Payable to subsidiary.......................................  $    1   $   --
Shareholders' equity........................................   9,551    9,202
                                                              ------   ------
Total liabilities and stockholders' equity..................  $9,552   $9,202
                                                              ======   ======

                           1ST COLONIAL BANCORP, INC.

     A summary of the statements of operations for the year ended December 31, 2003 and the period from June 30, 2002 (inception) to December 31, 2002 follows (dollars in thousands):

                                                              2003   2002
                                                              ----   ----
Equity income from subsidiary...............................  $515   $256
                                                              ----   ----
Other expenses:
  Organizing expense........................................    --      9
  Other operating expenses..................................    24      3
                                                              ----   ----
     Total other expenses...................................    24     12
                                                              ----   ----
     Income before income tax benefit.......................   491    244
Income tax benefit..........................................    (9)    (4)
                                                              ----   ----
Net income..................................................  $500   $248
                                                              ====   ====

     A summary of the statements of cash flows for the year ended December 31, 2003 and the period from June 30, 2002 (inception) to December 31, 2002 follows (dollars in thousands):

                                                              2003     2002
                                                              -----   -------
Cash flows from operating activities:
  Net income................................................  $ 500   $   248
                                                              -----   -------
  Adjustments to reconcile net income to net cash used in
     operating activities:
       Equity in income from subsidiary.....................   (516)     (256)
       Increase in deferred tax assets......................    (10)       (4)
       Increase in payable to subsidiary....................      1        --
       Increase in other assets.............................     (5)       --
                                                              -----   -------
          Total adjustments.................................   (530)     (260)
                                                              -----   -------
          Net cash used in operating activities.............    (30)      (12)
                                                              -----   -------
Cash flows from investing activities:
  Investment in subsidiary..................................     --    (1,873)
                                                              -----   -------
          Net cash used in investing activities.............     --    (1,873)
                                                              -----   -------
Cash flows from financing activities:
  Issuance of common stock, net.............................     23     1,935
                                                              -----   -------
          Net cash provided by financing activities.........     23     1,935
                                                              -----   -------
          Net (decrease) increase in cash and cash
            equivalents.....................................     (7)       50
Cash and cash equivalents at beginning of period............     50        --
                                                              -----   -------
Cash and cash equivalents at end of period..................  $  43   $    50
                                                              =====   =======
Noncash items:
  Net change in unrealized gains on available for sale
     securities, net of taxes of $106 for 2003 and $8 for
     2002...................................................  $(174)  $     3
  Issuance of stock dividend................................    280        --

                           1ST COLONIAL BANCORP, INC.

(22) OTHER COMPREHENSIVE INCOME (LOSS)

     Other comprehensive income (loss) components and related tax benefits are as follows for the years ended December 31, 2003, 2002, and 2001 (in thousands):

                                                                              2003
                                                              -------------------------------------
                                                              BEFORE-TAX   TAX BENEFIT   NET-OF-TAX
                                                                AMOUNT      (EXPENSE)      AMOUNT
                                                              ----------   -----------   ----------
Unrealized losses on securities available for sale:
  Unrealized holding losses arising during the year.........    $(276)        $104         $(172)
  Less reclassification adjustment for gains included in net
     income.................................................       (4)           2            (2)
                                                                -----         ----         -----
Other comprehensive loss....................................    $(280)        $106         $(174)
                                                                =====         ====         =====

                                                                              2002
                                                              -------------------------------------
                                                              BEFORE-TAX   TAX BENEFIT   NET-OF-TAX
                                                                AMOUNT      (EXPENSE)      AMOUNT
                                                              ----------   -----------   ----------
Unrealized gains on securities available for sale:
  Unrealized holding gains arising during the year..........     $ 19         $ (2)         $ 17
  Less reclassification adjustment for gains included in net
     income.................................................      (24)          10           (14)
                                                                 ----         ----          ----
Other comprehensive income..................................     $ (5)        $  8          $  3
                                                                 ====         ====          ====

                                                                              2001
                                                              -------------------------------------
                                                              BEFORE-TAX   TAX BENEFIT   NET-OF-TAX
                                                                AMOUNT      (EXPENSE)      AMOUNT
                                                              ----------   -----------   ----------
Unrealized losses on securities available for sale:
  Unrealized holding losses arising during the year.........     $114         $(91)         $ 23
  Less reclassification adjustment for gains included in net
     income.................................................      (65)          26           (39)
                                                                 ----         ----          ----
Other comprehensive income..................................     $ 49         $(65)         $(16)
                                                                 ====         ====          ====

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     WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE YOU
WRITTEN INFORMATION OTHER THAN THIS PROSPECTUS OR TO MAKE REPRESENTATIONS AS TO MATTERS NOT STATED IN THIS PROSPECTUS. YOU MUST NOT RELY ON UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL THOSE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER AFTER THE DATE OF THIS PROSPECTUS SHALL CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THE AFFAIRS OF 1ST COLONIAL HAVE NOT CHANGED SINCE THE DATE HEREOF.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Summary...............................    1
Summary Financial and Other Data......    4
Risk Factors..........................    7
Use of Proceeds.......................   13
Market for Our Common Stock...........   13
Dividend Policy.......................   14
Capitalization........................   15
Special Note Regarding Forward-Looking
  Statements..........................   15
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   17
Business..............................   32
Supervision and Regulation............   44
Management............................   51
Description of Our Securities.........   60
Underwriting..........................   69
Legal Matters.........................   70
Experts...............................   70
Where You Can Obtain More
  Information.........................   70
Index to Consolidated Financial
  Statements..........................  F-1


     UNTIL MAY 31, 2004, ALL DEALERS EFFECTING TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS.


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                              [1ST COLONIAL LOGO]

                                 720,000 SHARES

                                OF COMMON STOCK
                           -------------------------

                                   PROSPECTUS
                           -------------------------

                               (RYAN BECK & CO.)

                                 APRIL 20, 2004

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